    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1997

                                                      REGISTRATION NO. 333-33295
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             SONIC AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                            5511                     56-2010790
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)     Identification No.)

                        5401 EAST INDEPENDENCE BOULEVARD
                                 P.O. BOX 18747
                        CHARLOTTE, NORTH CAROLINA 28218
                            TELEPHONE (704) 532-3301
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              MR. O. BRUTON SMITH
                            CHIEF EXECUTIVE OFFICER
                             SONIC AUTOMOTIVE, INC.
                        5401 EAST INDEPENDENCE BOULEVARD
                                 P.O. BOX 18747
                        CHARLOTTE, NORTH CAROLINA 28218
                            TELEPHONE (704) 532-3301
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                      GARY C. IVEY, ESQ.                                           STUART H. GELFOND, ESQ.
            PARKER, POE, ADAMS & BERNSTEIN L.L.P.                          FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                     2500 CHARLOTTE PLAZA                                             ONE NEW YORK PLAZA
               CHARLOTTE, NORTH CAROLINA 28244                                     NEW YORK, NEW YORK 10004
                   TELEPHONE (704) 372-9000                                        TELEPHONE (212) 859-8000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ]    .
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   .
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

                             SONIC AUTOMOTIVE, INC.

                             CROSS-REFERENCE SHEET
        PURSUANT TO SECTION 501(B)(4) OF REGULATION S-K SHOWING LOCATION
                  IN THE PROSPECTUS OF INFORMATION REQUIRED BY
                          ITEMS OF PART I OF FORM S-1

REGISTRATION STATEMENT ITEM AND CAPTION                 PROSPECTUS HEADING OR LOCATION

 1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus..........  Facing Page; Outside Front Cover Page

 2.   Inside Front and Outside Back Cover Pages of
      Prospectus......................................  Inside Front and Outside Back Cover Pages; Additional Information

 3.   Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges.......................  Prospectus Summary; Risk Factors

 4.   Use of Proceeds.................................  Prospectus Summary; Use of Proceeds

 5.   Determination of Offering Price.................  Outside Front Cover Page; Underwriting

 6.   Dilution........................................  Dilution

 7.   Selling Security Holders........................  Not Applicable

 8.   Plan of Distribution............................  Outside Front Cover Page; Underwriting

 9.   Description of Capital Stock to be Registered...  Outside Front Cover Page; Dividend Policy; Description of Capital
                                                        Stock

10.   Interests of Named Experts and Counsel..........  Not Applicable

11.   Information with Respect to the Registrant......  Outside Front Cover Page; Prospectus Summary; Risk Factors; The
                                                        Reorganization; The Acquisitions; Use of Proceeds; Dividend Policy;
                                                        Capitalization; Selected Combined and Consolidated Financial Data;
                                                        Pro Forma Combined and Consolidated Financial Data; Management's
                                                        Discussion and Analysis of Financial Condition and Results of
                                                        Operations; Business; Management; Certain Transactions; Principal
                                                        Stockholders; Description of Capital Stock; Shares Eligible for
                                                        Future Sale; Financial Statements

12.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities..  Not Applicable

(Red Herring language appears flush left of this page rotated 90 degrees and reads as follows:)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED         , 1997
PROSPECTUS
                                        SHARES
(Sonic Logo appears here)        SONIC AUTOMOTIVE, INC.
                               CLASS A COMMON STOCK

     All of the        shares of Class A Common Stock, par value $.01 per share
(the "Class A Common Stock"), offered hereby are being sold by Sonic Automotive, Inc. ("Sonic" or the "Company").
     Each share of Class A Common Stock entitles its holder to one vote per share. Each share of Class B Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), entitles the holder to ten votes per share, except in certain limited circumstances. All of the shares of Class B Common Stock are held by the members of the Smith Group (as defined herein), who are all of the stockholders of the Company prior to the consummation of the Offering. After consummation of the Offering, the Smith Group will beneficially own shares representing
approximately    % of the combined voting power of the Company's Common Stock
(approximately    % if the underwriters' over-allotment option is exercised in full). See "Description of Capital Stock -- Common Stock."
     Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
will be between $     and $       per share. For a discussion of factors to be
considered in determining the initial public offering price, see "Underwriting."
     The Company intends to apply for listing of the Class A Common Stock on the New York Stock Exchange under the symbol "DLR."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                      OFFENSE.

[CAPTION]

                                                                PRICE TO                UNDERWRITING              PROCEEDS TO
                                                                 PUBLIC                 DISCOUNT (1)              COMPANY (2)
Per Share...........................................               $                         $                         $
Total (3)...........................................               $                         $                         $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $      .
(3) The Company has granted to the Underwriters an option, exercisable within 30
    days of the date hereof, to purchase up to an aggregate of     additional
    shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $      , $      and $      ,
    respectively. See "Underwriting."

     The shares of Class A Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made
in New York, New York on or about        , 1997.

MERRILL LYNCH & CO.
                                   MONTGOMERY SECURITIES
                                                      WHEAT FIRST BUTCHER SINGER

                 The date of this Prospectus is        , 1997.

[Photographs of various of the Company's dealerships and a map of the United States showing locations of the Company's operations]

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and will make available copies of its quarterly reports for the first three quarters of each year.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     This Prospectus includes statistical data regarding the retail automotive industry. Unless otherwise indicated herein, such data is taken or derived from information published by a division of Intertec Publishing Corp. in its "Ward's Dealer Business", Crain's Communications, Inc. in its "Automotive News" and "1997 Market Data Book" and by the Industry Analysis Division of the National Automobile Dealers Association ("NADA") in its "Industry Analysis and Outlook" and "Automotive Executive Magazine" publications.

     No Manufacturer (as defined in this Prospectus) has been involved, directly or indirectly, in the preparation of this Prospectus or in the Offering being made hereby. Although, as described in this Prospectus, Manufacturers will have granted consents for various of the Acquisitions (as defined herein) and for this Offering, no Manufacturer has made any statements or representations for the purpose of such statements or representations being included in this Prospectus, and no Manufacturer has any responsibility for the accuracy or completeness of this Prospectus.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO "SONIC" OR THE "COMPANY" (I) ARE TO SONIC AUTOMOTIVE, INC. AND, UNLESS THE CONTEXT INDICATES OTHERWISE, ITS CONSOLIDATED SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS, (II) GIVE EFFECT TO A RECENTLY COMPLETED REORGANIZATION (AS DEFINED BELOW) OF THE COMPANY AND (III) ASSUME THAT THE COMPANY HAS CONSUMMATED THE ACQUISITION OF THE ASSETS OR ALL THE CAPITAL STOCK OF SIX ADDITIONAL DEALERSHIPS OR DEALERSHIP GROUPS, AS DESCRIBED HEREIN, IN NORTH CAROLINA, TENNESSEE, FLORIDA, GEORGIA AND SOUTH CAROLINA (THE "ACQUISITIONS"). SEE "THE ACQUISITIONS." REFERENCES TO THE "OFFERING" ARE TO THE OFFERING OF CLASS A COMMON STOCK MADE HEREBY. UNLESS OTHERWISE INDICATED, ALL
INFORMATION IN THIS PROSPECTUS GIVES RETROACTIVE EFFECT TO A       -FOR-1 STOCK
SPLIT TO BE CONSUMMATED IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFERING (THE "STOCK SPLIT") AND ASSUMES THAT THE UNDERWRITERS'OVER-ALLOTMENT OPTION IS NOT EXERCISED. THE ACQUISITIONS WILL BE CONSUMMATED ON OR BEFORE THE CLOSING OF THE OFFERING.

                                  THE COMPANY


     Sonic Automotive, Inc. is one of the leading automotive retailers in the United States, operating 19 dealerships, four standalone used vehicle facilities and seven collision repair centers in the southeastern and southwestern United States. Sonic sells new and used cars and light trucks, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance ("F&I") for its automotive customers. The Company's business is geographically diverse, with dealership operations in the Charlotte, Chattanooga, Nashville, Tampa-Clearwater, Houston and Atlanta markets, each of which the Company believes are experiencing favorable demographic trends. Sonic sells 16 domestic and foreign brands, which consist of BMW, Cadillac, Chrysler, Dodge, Eagle, Ford, Honda, Infiniti, Jaguar, Jeep, KIA, Oldsmobile, Plymouth, Toyota, Volkswagen and Volvo. In several of its markets, the Company has a significant market share for new cars and light trucks, including 13.7% in Charlotte and 9.1% in Chattanooga in 1996. Pro forma for the Acquisitions, the Company had revenues of $899.6 million and retail unit sales of 24,206 new and 13,475 used vehicles in 1996. The Company believes that in 1996, based on pro forma retail unit sales it would have been one of the ten largest dealer groups out of a total of more than 15,000 dealer groups in the United States.



     The Company's founder and Chief Executive Officer, O. Bruton Smith, has over 30 years of automotive retailing experience. In addition, the Company's other executive officers, regional vice presidents and executive managers have on average 18 years of automotive retailing experience. The Company's dealerships have won the highest attainable awards from various manufacturers measuring quality and customer satisfaction. These awards include the Five Star Award from Chrysler, the Chairman's Award from Ford, the President's Award from BMW and the President's Circle Award from Infiniti. In addition, the Company was named to Ford's Top 100 Club, which consists of Ford's top 100 retailers based on retail volume and consumer satisfaction.



     The Company intends to pursue an acquisition growth strategy led by a management team that has experience in the consolidation of both automotive retailing as well as motor sports businesses. Bruton Smith, who is also the Chief Executive Officer of Speedway Motorsports, Inc., the owner and operator of several motor sports facilities, first entered the automotive retailing business in the mid-1960's. Mr. Smith will devote approximately 50% of his business time to the Company. Since 1990, Mr. Smith has successfully acquired three dealerships and increased revenues from his dealerships from $199.4 million in 1992 to $376.6 million in 1996, without giving effect to the Acquisitions. In the Tennessee market, Nelson E. Bowers, II, the Company's Executive Vice President, has acquired or opened eight dealerships since 1992 and increased revenues of the dealerships to be acquired by the Company from $13.2 million in 1992 to $101.5 million in 1996. No assurance can be given that Messrs. Smith and Bowers will be successful in acquiring or opening new dealerships for the Company or increasing the Company's revenues.


     The Company believes the competitive advantages which differentiate it from its local competitors include the reputation of the Company's management in the automotive retailing industry, regional and national economies of scale, brand and geographic diversity, and the established customer base and local name recognition of the Company's dealerships. The Company has developed and implemented several growth strategies to capitalize on these competitive advantages. One of these is to continue to expand its operations in the Southeast and Southwest by acquiring additional dealerships both within its current markets and in new markets. The Company also is seeking additional growth from the increased sale of higher margin products and services such as wholesale parts, after-market products, collision repair services and F&I.

     The Company believes that an opportunity exists for dealership groups with significant equity capital and experience in identifying, acquiring and professionally managing dealerships, to acquire additional dealerships and capitalize on changes in the automotive retailing industry. With approximately $640 billion in 1996 sales, automotive retailing is the largest consumer retail market in the United States. The industry today is highly fragmented, with the largest 100 dealer groups generating less than 10% of total sales revenues and controlling less than 5% of all new vehicle dealerships. The Company believes that these factors, together with increasing capital costs of operating automobile dealerships, the lack of alternative exit strategies (especially for larger dealerships) and the aging of many dealership owners provide attractive consolidation opportunities.


     Automobile retailing is highly competitive. The Company's competition includes franchised automobile dealerships, some with greater resources than the Company, selling the same or similar makes of vehicles offered by the Company. Other competitors include other franchised dealers, private market buyers and sellers of used vehicles, used vehicle dealers, service center chains and independent service and repair shops. Gross profit margins on new vehicle sales have been declining since 1986. The Company also experienced gross profit margin pressure on used vehicle sales over the last 18 months. For further discussion of competition affecting the Company's business, see "Risk
Factors -- Competition" and "Business -- Competition."


GROWTH STRATEGY

(Bullet) ACQUIRE DEALERSHIPS. The Company plans to implement a "hub and spoke" acquisition program primarily by pursuing (i) well-managed dealerships in new metropolitan and growing suburban geographic markets, and (ii) dealerships that will allow the Company to capitalize on regional economies of scale, offer a greater breadth of products and services in any of its markets or increase brand diversity.


          NEW MARKETS. The Company looks to acquire well-managed dealerships in geographic markets it does not currently serve, principally in the Southeast and Southwest regions of the United States. Generally, the Company will seek to retain the acquired dealerships' operational and financial management, and thereby benefit from their market knowledge, name recognition and local reputation.


          EXISTING MARKETS. The Company seeks growth in its operations within existing markets by acquiring dealerships that increase the brands, products and services offered in those markets. These acquisitions should produce opportunities for additional operating efficiencies, promote increased name recognition and provide the Company with better opportunities for repeat and referral business.

(Bullet) PURSUE OPPORTUNITIES IN ANCILLARY PRODUCTS AND SERVICES. The Company intends to pursue opportunities to increase its sales of higher-margin products and services by expanding its collision repair centers and its wholesale parts and after-market products businesses, which, other than after market products, are not directly related to the new vehicle cycle.


          COLLISION REPAIR CENTERS. The Company's collision repair business provides favorable margins and is not significantly affected by economic cycles or consumer spending habits. The Company believes that, because of the high capital investment required for collision repair shops, and the cost of complying with environmental and worker safety regulations, large volume body shops will be more successful in the future than smaller volume shops. The Company believes that this industry will consolidate and that it will be able to expand its collision repair business. The Company currently has seven collision repair centers accounting for approximately $8.9 million in pro forma revenue for the year ended 1996.


          WHOLESALE PARTS. Over time, the Company plans to capitalize on its growing representation of numerous manufacturers in order to increase its sales of factory authorized parts to wholesale buyers such as independent mechanical and body repair garages and rental and commercial fleet operators.

          AFTER-MARKET PRODUCTS. The Company intends to expand its offerings of after-market products in many of its dealership locations. After-market products, such as custom wheels, performance parts, telephones and other accessories, enable the dealership to capture incremental revenue on new and used vehicle sales.

(Bullet) ENHANCE PROFIT OPPORTUNITIES IN FINANCE AND INSURANCE. The Company offers its customers a wide range of financing and leasing alternatives for the purchase of vehicles, as well as credit life, accident and health and disability insurance and extended service contracts. As a result of its size and scale, the Company believes it will be able to negotiate with the lending institutions that purchase its financing contracts to increase the Company's revenues. Likewise, the Company expects to negotiate to increase the commissions it earns on extended service and insurance products.

(Bullet) INCREASE USED VEHICLE SALES. The Company believes that there will be opportunities to improve the used vehicle departments at several of its dealerships. The Company currently operates four standalone used vehicle facilities. In 1998, the Company intends to convert part of an existing facility in Nashville to a used vehicle facility. It also intends to develop facilities in other markets where management believes an opportunity exists.

OPERATING STRATEGY


(Bullet) OPERATE MULTIPLE DEALERSHIPS IN GEOGRAPHICALLY DIVERSE MARKETS. The
         Company operates dealerships in Charlotte, Chattanooga, Nashville, Tampa-Clearwater, Houston and Atlanta. By operating in several locations throughout the United States, the Company believes it will be better able to insulate its earnings from local economic downturns. In addition, the Company believes that by establishing a significant market presence in its operating regions, it will be able to provide superior customer service through a market-specific sales, service, marketing and inventory strategy.



(Bullet) ACHIEVE HIGH LEVELS OF CUSTOMER SATISFACTION. Customer satisfaction has been and will continue to be a focus of the Company. The Company's personalized sales process is intended to satisfy customers by providing high-quality vehicles in a positive, "consumer friendly" buying environment. Some Manufacturers offer specific performance incentives, on a per vehicle basis, if certain customer satisfaction index ("CSI") levels (which vary by Manufacturer) are achieved by a dealer. Manufacturers can withhold approval of acquisitions if a dealer fails to maintain a minimum CSI score. Historically, the Company has not been denied Manufacturer approval of acquisitions based on CSI scores. To keep management focused on customer satisfaction, the Company includes CSI results as a component of its incentive compensation program.



(Bullet) TRAIN AND DEVELOP QUALIFIED MANAGEMENT. Sonic requires all of its employees, from service technicians to regional vice presidents, to participate in in-house training programs. The Company leverages the experience of senior management, along with third party trainers from manufacturers, industry affiliates and vendors, to formally train all employees. This training has also become a convenient and effective way to share best practices among the Company's employees at all levels of the various dealerships. The Company believes that its comprehensive training of all employees at every level of their career path offers the Company a competitive advantage over other dealership groups in the development and retention of its workforce.


(Bullet) OFFER A DIVERSE RANGE OF AUTOMOTIVE PRODUCTS AND SERVICES. Sonic offers a broad range of automotive products and services, including a wide selection of new and used vehicles, vehicle financing and insurance programs, replacement parts and maintenance and repair programs. Offering numerous new vehicle brands enables the Company to satisfy a variety of customers, reduces dependence on any one Manufacturer and reduces exposure to supply problems and product cycles.

(Bullet) CAPITALIZE ON EFFICIENCIES IN OPERATIONS. Because management compensation is based primarily on dealership performance, expense reduction and operating efficiencies are a significant management focus. As the Company pursues its acquisition strategy, the Company's size and market presence should provide it with an opportunity to negotiate favorable contracts on such expense items as advertising, purchasing, bank financings, employee benefit plans and other vendor contracts.

(Bullet) UTILIZE PROFESSIONAL MANAGEMENT PRACTICES AND INCENTIVE BASED
         COMPENSATION PROGRAMS. As a result of Sonic's size and geographic dispersion, the Company's senior management has instituted a multi-tiered management structure to supervise effectively its dealership operations. In an effort to align management's interest with that of stockholders, a portion of the incentive compensation program for each officer, vice president and executive manager is provided in the form of Company stock options, with additional incentives based on the performance of individual profit centers. Sonic believes that this organizational structure, with room for advancement and the opportunity for equity participation, serves as a strong motivation for its employees.

(Bullet) APPLY TECHNOLOGY THROUGHOUT OPERATIONS. The Company believes that, with the customized technology it has introduced in certain markets, it has been able to improve its operations over time by integrating its systems into all aspects of its business. In these markets the Company uses computer-based technology to monitor its dealerships' operating performance and quickly adjust to market changes, and to integrate computer systems into its sales, F&I and parts and service operations. The Company intends to expand this computer system into more of its dealerships and markets as the existing contracts for computer systems expire.

                               THE REORGANIZATION


     The Company was recently incorporated and capitalized with the stock of the existing automobile dealerships that have been under the control of Bruton Smith comprised of Town & Country Ford, Town & Country Toyota, Lone Star Ford, Fort Mill Ford and Frontier Oldsmobile-Cadillac (the "Sonic Dealerships"). As of June 30, 1997, the Company effected a reorganization (the "Reorganization") pursuant to which: (i) the Company acquired all of the capital stock or limited liability company interests of the Sonic Dealerships (the "Dealership Securities"); and
(ii) the Company issued Class B Common Stock in exchange for the Dealership Securities. In connection with the Reorganization and the Offering, the Company intends to convert from the last-in-first-out method (the "LIFO Method") of inventory accounting to the first-in-first-out method (the "FIFO Method") of inventory accounting (the "FIFO Conversion"), conditioned upon the closing of the Offering. The FIFO Conversion will increase retained earnings by approximately $8.1 million and will result in a tax liability of approximately $5.5 million as of June 30, 1997 in connection with a restatement of the Company's financial statements. See "The Reorganization."

                                THE ACQUISITIONS


     In the past four months, the Company has consummated or signed definitive agreements to purchase six dealerships or dealership groups for an aggregate purchase price of approximately $100.7 million. (The aggregate purchase price for these acquisitions is subject to downward adjustment because one manufacturer has failed to consent to the Company's acquisition of a dealership from one of the sellers, and the Company, the manufacturer and the seller are currently negotiating the purchase price to be paid by the manufacturer for that dealership under a right of first refusal it has exercised concerning the dealership. Throughout this Prospectus, all references the aggregate purchase price are subject to this downward adjustment.) These acquisitions consist of Ken Marks Ford located in Clearwater, Florida (the "Ken Marks Acquisition"), the Bowers Transportation Group, which consists of seven dealerships in Chattanooga, Tennessee and one dealership in Nashville, Tennessee (the "Bowers Acquisition"), Lake Norman Dodge and Lake Norman Chrysler-Plymouth-Jeep Eagle located in Cornelius, North Carolina (the "Lake Norman Acquisition"), Dyer & Dyer Volvo located in Atlanta, Georgia (the "Dyer Acquisition"), Jeff Boyd Chrysler-Plymouth-Dodge, located in Fort Mill, South Carolina (the "Fort Mill Acquisition"), and Williams Motors located in Rock Hill, South Carolina (the "Williams Acquisition") (collectively, the "Acquisitions"). The dealerships underlying the Acquisitions had aggregate total revenues of approximately $490.1 million in 1996 and enhance the Company's market presence in the Southeast. See "The Acquisitions."


     The Company's principal executive office is located at 5401 East Independence Boulevard, Charlotte, North Carolina. Its mailing address is P.O. Box 18747, Charlotte, North Carolina 28218, and its telephone number is (704) 532-3301.

                                  THE OFFERING

Class A Common Stock Offered by the Company...........  shares (1)
Common Stock to be outstanding after the Offering:
  Class A Common Stock................................  shares (2)
  Class B Common Stock................................  shares
       Total..........................................  shares
Voting Rights.........................................  The Class A Common Stock and Class B Common Stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A Common Stock entitling its holders to one vote and each share of Class B Common Stock entitling its holder to ten votes except with respect to certain limited matters. See "Description of
                                                        Capital Stock."
Use of proceeds.......................................  The net proceeds of the Offering will be used to fund the
                                                        Acquisitions, including repaying indebtedness incurred by the Company in connection with the Acquisitions. See "The Acquisitions" and "Use of Proceeds."
Listing...............................................  The Company intends to apply for listing of the Class A Common Stock on the New York Stock Exchange (the "NYSE"), under the symbol "DLR."

(1) Does not include up to an aggregate of    shares of Class A Common Stock
    that may be sold by the Company upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting."
(2) Excludes        shares of Class A Common Stock reserved for future issuance to Company employees under the Company's stock option plan (including up to shares of Class A Common Stock reserved for issuance upon exercise of options to be granted on or before the consummation of the Offering pursuant to the Company's Stock Option Plan (as defined herein)) and excludes
    shares of Class A Common Stock (       shares if the Underwriters'
    over-allotment option is exercised) reserved for issuance under the Dyer Warrant (defined herein). See "The Acquisitions -- The Dyer Acquisition" and "Management -- Stock Option Plan."


                                  RISK FACTORS



     The Company's ability to make acquisitions in the future may be limited to some extent by the Manufacturers. Under the limitations currently imposed by, and without the prior consent of, the applicable Manufacturers, the Company could acquire no additional Chrysler dealerships, no Saturn dealerships and no more than: 15 Ford and 15 Lincoln Mercury dealerships or that number of Ford and Lincoln Mercury dealerships accounting for 2% of the preceding year's retail sales of those brands in the United States; six additional Toyota dealerships; three Lexus dealerships; six additional Honda dealerships; three Acura dealerships; and five additional GM dealerships (within the next two years, subject to being increased). The Manufacturers without limitations on future acquisitions are Volvo and Volkswagen. Other Manufacturers have not imposed limitations but may do so. See "Risk Factors -- Risks Associated with Acquisitions," " -- Manufacturers' Restrictions on Acquisitions".



     See "Risk Factors" beginning on page 9 for a discussion of other factors that should be considered by prospective purchasers of the Class A Common Stock offered hereby.

   SUMMARY HISTORICAL AND PRO FORMA COMBINED AND CONSOLIDATED FINANCIAL DATA

     The following summary historical and pro forma combined and consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Combined and Consolidated Financial Statements of the Company and the related notes and "Pro Forma Combined and Consolidated Financial Data" included elsewhere in this Prospectus. The Company acquired Fort Mill Ford, Inc. and Fort Mill Chrysler-Plymouth-Dodge in February 1996 and in June 1997, respectively. Both of these acquisitions were accounted for using the purchase method of accounting. As a result the Summary Historical Combined and Consolidated Financial Data below does not include the results of operations of these dealerships prior to the date they were acquired by the Company. Accordingly, the actual historical data for the periods after the acquisition may not be comparable to data presented for periods prior to the acquisitions of Fort Mill Ford and Fort Mill Chrysler-Plymouth-Dodge. Additionally, the Summary Historical and Pro Forma Combined and Consolidated Financial Data below is not necessarily indicative of the results of operations or financial position which would have resulted had the Reorganization, the FIFO Conversion, the Acquisitions and the Offering occurred during the periods presented.

                                                                                                          SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                            JUNE 30,
                                                                                                PRO
                                                              ACTUAL                           FORMA           ACTUAL
                                         1992       1993       1994       1995     1996(2)    1996(1)    1996(2)    1997(3)
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND VEHICLES UNIT DATA)
COMBINED AND CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenues:
  Vehicle sales......................  $171,065   $203,630   $227,960   $267,308   $326,842   $788,255   $164,333   $185,077
  Parts, service and collision
    repair...........................    24,543     30,337     33,984     35,860     42,644     94,912     21,005     22,907
  Finance and insurance..............     3,743      3,711      5,181      7,813      7,118     16,471      4,277      4,763
    Total revenues...................   199,351    237,678    267,125    310,981    376,604    899,638    189,615    212,747
Cost of sales........................   174,503    210,046    234,461    272,179    332,407    786,129    167,191    188,368
Gross profit (4).....................    24,848     27,632     32,664     38,802     44,197    113,509     22,424     24,379
Selling, general and administrative
  expenses...........................    20,251     22,738     24,632     29,343     33,677     85,804     16,590     18,413
Depreciation and amortization........       682        788        838        832      1,076      3,625        360        396
Operating income.....................     3,915      4,106      7,194      8,627      9,444     24,080      5,474      5,570
Interest expense floor plan..........     2,215      2,743      3,001      4,505      5,968      9,342      2,801      3,018
Interest expense, other..............       290        263        443        436        433        974        184        269
Other income.........................     1,360        613        609        449        618      2,222        369        274
Income before income taxes and
  minority interest (4)..............     2,770      1,713      4,359      4,135      3,661     15,986      2,858      2,557
Provision for income taxes...........       108        107      1,560      1,675      1,400      6,372      1,093        937
Income before minority interest......     2,662      1,606      2,799      2,460      2,261      9,614      1,765      1,620
Minority interest in earnings (loss)
  of subsidiary......................       (31)       (22)        15         22        114         --         41         47
Net income...........................  $  2,693   $  1,628   $  2,784   $  2,438   $  2,147   $  9,614   $  1,724   $  1,573
Net income per share (5).............                                                         $     --

                                         PRO
                                        FORMA
                                       1997(1)
COMBINED AND CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenues:
  Vehicle sales......................  $418,624
  Parts, service and collision
    repair...........................    49,881
  Finance and insurance..............     9,410
    Total revenues...................   477,915
Cost of sales........................   419,493
Gross profit (4).....................    58,422
Selling, general and administrative
  expenses...........................    43,553
Depreciation and amortization........     1,720
Operating income.....................    13,149
Interest expense floor plan..........     5,241
Interest expense, other..............       575
Other income.........................     1,247
Income before income taxes and
  minority interest (4)..............     8,580
Provision for income taxes...........     3,212
Income before minority interest......     5,368
Minority interest in earnings (loss)
  of subsidiary......................        --
Net income...........................  $  5,368
Net income per share (5).............  $     --


OTHER COMBINED AND
CONSOLIDATED OPERATING DATA:

New vehicle units sold...............     8,060      9,429      9,686     10,273     11,693     24,206      6,027      6,553
Used vehicle units sold -- retail
  (6)................................     3,892      4,104      4,374      5,172      5,488     13,475      2,836      2,638
New vehicle sales revenues...........  $126,230   $152,525   $164,361   $186,517   $233,146   $540,505   $115,721   $137,069
Used vehicle sales revenues -- retail
  (6)................................    33,636     37,742     47,537     60,766     68,054    181,780     35,200     32,666
Parts, service and collision repair
  sales revenues.....................    24,543     30,337     33,984     35,860     42,644     94,908     21,005     22,906
Gross profit margin (FIFO) (7).......     12.4%      12.3%      12.8%      12.9%      12.1%      12.6%      11.8%      11.5%
New vehicle gross margin (FIFO)
  (7)................................      6.7%       6.9%       7.0%       7.3%       7.4%       7.4%       6.6%       6.5%
Used vehicle gross margin (retail)
  (FIFO) (7)(6)......................     10.7%      10.5%      10.9%       9.5%       8.4%       9.2%       8.4%       8.5%
Parts, service and collision repair
  gross margin (FIFO) (7)(6).........     36.3%      36.4%      35.9%      36.1%      36.5%      42.3%      35.8%      35.4%

New vehicle units sold...............    12,596
Used vehicle units sold -- retail
  (6)................................     7,043
New vehicle sales revenues...........  $285,143
Used vehicle sales revenues -- retail
  (6)................................    96,249
Parts, service and collision repair
  sales revenues.....................    49,881
Gross profit margin (FIFO) (7).......     12.2%
New vehicle gross margin (FIFO)
  (7)................................      7.3%
Used vehicle gross margin (retail)
  (FIFO) (7)(6)......................      8.9%
Parts, service and collision repair
  gross margin (FIFO) (7)(6).........     42.3%



                                                                                    AS OF                       AS OF
                                                                                 DECEMBER 31,               JUNE 30, 1997
                                                                                     1996             ACTUAL        PRO FORMA
COMBINED AND CONSOLIDATED BALANCE SHEET DATA:
Working capital..............................................................      $  6,201          $  4,287        $ 51,233
Total assets.................................................................        94,930           106,859         312,692
Long-term debt...............................................................         5,286             5,137          11,130
Total liabilities............................................................        78,867            86,499         185,913
Minority interest............................................................           314                --              --
Stockholders' equity (4).....................................................        15,749            20,360         126,779


                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) For information regarding the pro forma adjustments made to the Company's historical financial data, which give effect to the Reorganization, the FIFO Conversion, the Acquisitions, and the Offering, see "Pro Forma Combined and Consolidated Financial Data."
(2) The actual statement of operations data for the year ended December 31, 1996 includes the results of Fort Mill Ford, Inc. from the date of acquisition, February 1, 1996.
(3) The actual statement of operations data for the six months ended June 30, 1997 include the results of Fort Mill Chrysler-Plymouth-Dodge, Inc. from the date of acquisition June 6, 1997.
(4) The Company currently utilizes the LIFO Method of inventory accounting. See
    Note 3 to the Company's Combined and Consolidated Financial Statements. The Company intends to file an election with the Internal Revenue Service to convert, upon the closing of the Offering, to the FIFO Method of inventory accounting and report its earnings for tax purposes and in its financial statements on the FIFO Method. If the Company had previously utilized the FIFO Method, gross profit and income before income taxes and minority interest for the periods shown in the table, and stockholders' equity as of December 31, 1996 and June 30, 1997, would have been as follows:

                                                                                                        SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                          JUNE 30,
                                            1992        1993        1994        1995        1996        1996        1997
                                                                           (IN THOUSANDS)
Gross profit............................   $24,638     $29,233     $34,114     $40,103     $45,557     $22,424     $24,379
Income before income taxes and minority
  interest..............................     2,560       3,314       5,809       5,436       5,021       2,858       2,557

                                                                                                  AS OF                AS OF
                                                                                            DECEMBER 31, 1996      JUNE 30, 1997
                                                                                                       (IN THOUSANDS)
Stockholders' equity.....................................................................        $23,829              $28,440

(5) Historical net income per share is not presented, as the historical capital structure of the Company prior to the Offering is not comparable with the capital structure that will exist after the Offering.
(6) The term "retail" describes sales to consumers as compared to sales to wholesalers.
(7) Data is presented on the FIFO Method of inventory accounting. The Company has historically used the LIFO Method of inventory accounting and intends to convert to the FIFO Method conditioned and effective upon the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

                                  RISK FACTORS


     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER AND EVALUATE ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE PRINCIPAL RISK FACTORS SET FORTH BELOW.


DEPENDENCE ON AUTOMOBILE MANUFACTURERS

     Each of the Company's dealerships operates pursuant to a franchise agreement between the applicable automobile manufacturer (or authorized distributor thereof) (the "Manufacturer") and the subsidiary of the Company that operates such dealership. The Company is dependent to a significant extent on its relationship with such Manufacturers.


     After giving effect to the Reorganization and the Acquisitions, vehicles manufactured by Ford Motor Company ("Ford"), Chrysler Corporation ("Chrysler"), Volvo Motors ("Volvo") and Toyota Motor Sales (U.S.A.) ("Toyota") accounted for approximately 64.5%, 17.9%, 6.0% and 5.8%, respectively, of the Company's 1996 pro forma unit sales of new vehicles. No other Manufacturer accounted for more than 5% of the new vehicle sales of the Company during 1996. See
"Business -- New Vehicle Sales," and " -- Relationships with Manufacturers." Accordingly, a significant decline in the sale of Ford, Chrysler, Toyota, or Volvo new cars could have a material adverse effect on the Company. Manufacturers exercise a great degree of control over dealerships, and the franchise agreement provides for termination or non-renewal for a variety of causes. The Company believes that it is in compliance in all material respects with all its franchise agreements except that Lake Norman Dodge (one of the dealerships whose assets are being purchased in the Lake Norman Acquisition) is in violation of its franchise agreement with Chrysler. The Company does not have any reason to believe that this will have an effect on its ability to consummate the Lake Norman Acquisition. The Company's franchise agreements generally expire at various times between 1997 and 2000, although some franchise agreements have no specific expiration date and continue in effect unless terminated pursuant to certain limited circumstances. The Company has no reason to believe that it will not be able to renew all of its franchise agreements upon expiration, but there can be no assurance that any of such agreements will be renewed or that the terms and conditions of such renewals will be favorable to the Company. If a Manufacturer terminates or declines to renew one or more of the Company's significant franchise agreements, such action could have a material adverse effect on the Company and its business. Actions taken by Manufacturers to exploit their superior bargaining position in negotiating the terms of such renewals or otherwise could also have a material adverse effect on the Company. See "Business -- Relationships with Manufacturers."


     The Company also depends on the Manufacturers to provide it with a desirable mix of popular new vehicles that produce the highest profit margins and which may be the most difficult to obtain from the Manufacturers. If the Company is unable to obtain a sufficient allocation of the most popular vehicles, its profitability may be materially adversely affected. In some instances, in order to obtain additional allocations of these vehicles, the Company purchases a larger number of less desirable models than it would otherwise purchase and its profitability may be materially adversely affected thereby. The Company's dealerships depend on the Manufacturers for certain sales incentives and other programs that are intended to promote dealership sales or support dealership profitability. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of a Manufacturer's incentive programs may materially adversely affect the profitability of the Company.


     The success of each of the Company's dealerships depends to a great extent on the financial condition, marketing, vehicle design, production capabilities and management of the Manufacturers which the Company represents. Events such as strikes and other labor actions by unions, or negative publicity concerning a particular Manufacturer or vehicle model, may materially and adversely affect the Company. Although, the Company has attempted to lessen its dependence on any one Manufacturer by establishing dealer relationships with a number of different domestic and foreign automobile Manufacturers, adverse conditions affecting Ford, Chrysler, Toyota and Volvo in particular, could have a material adverse affect on the Company. For instance, workers at a Chrysler engine plant went on strike in April 1997 for 29 days. The strike by the United Auto Workers caused Chrysler's vehicle production to drop during the Spring of 1997, especially for production of its most popular truck and van models. This strike materially affected the Company due to Chrysler's inability to provide the Company with a sufficient supply of new vehicles and parts during such period. In the event of another such strike, the Company may need to purchase inventory from other automobile dealers at prices higher than it would be required to pay to the Manufacturers, in order to carry an adequate level and mix of inventory. Consequently, such events could materially adversely affect the financial results of the Company. See "Business -- New Vehicle Sales" and
" -- Relationship with Manufacturers."

     Many Manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems, which vary from Manufacturer to Manufacturer but which are generally known as CSI. These Manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions and other matters such as vehicle inventory allocations. The components of CSI have been modified from time to time in the past, and there is no assurance that such components will not be further modified or replaced by different systems in the future. To date, the Company has not been adversely affected by these standards and has not been denied approval of any acquisition. However, there can be no assurance that the Company will be able to comply with such standards in the future. Failure of the Company's dealerships to comply with the standards imposed by Manufacturers at any given time may have a material adverse effect on the Company.

     The Company must also obtain approvals by the applicable Manufacturer for any of its acquisitions. See " -- Risks Associated with Acquisitions."

COMPETITION

     Automobile retailing is a highly competitive business with over 22,000 franchised automobile dealerships in the United States at the beginning of 1996. The Company's competition includes franchised automobile dealerships selling the same or similar makes of new and used vehicles offered by the Company in the same markets as the Company and sometimes at lower prices than those of the Company. These dealer competitors may be larger and have greater financial and marketing resources than the Company. Other competitors include other franchised dealers, private market buyers and sellers of used vehicles, used vehicle dealers, service center chains and independent service and repair shops. Gross profit margins on sales of new vehicles have been declining since 1986. The Company has also had margin pressure on its used vehicle sales over the last 18 months. The used car market faces increasing competition from non-traditional outlets such as used-car "superstores," which use sales techniques such as one price shopping and the Internet. Several groups have begun to establish nationwide networks of used vehicle superstores. In Charlotte and Atlanta, where the Company has significant operations, CarMax Superstores operate in competition with the Company. In addition, car superstores operate in many of the Company's other markets. "No negotiation" sales methods are also being tried for new cars by at least one of these superstores and by dealers for Saturn and other dealerships. Some recent market entrants may be capable of operating on smaller gross margins compared to the Company. In addition, certain Manufacturers have publicly announced that they may directly enter the retail market in the future which could have a material adverse effect on the Company. The increased popularity of short-term vehicle leasing also has resulted, as these leases expire, in a large increase in the number of late model vehicles available in the market, which puts added pressure on margins. As the Company seeks to acquire dealerships in new markets, it may face increasingly significant competition (including from other large dealer groups and dealer groups that have publicly-traded equity) as it strives to gain market share through acquisitions or otherwise.


     The Company's franchise agreements do not give the Company the exclusive right to sell a Manufacturer's product within a given geographic area. The Company could be materially adversely affected if any of its Manufacturers award franchises to others in the same markets where the Company is operating. A similar adverse affect could occur if existing competing franchised dealers increase their market share in the Company's markets. The Company's gross margins may decline over time as it expands into markets where it does not have a leading position. These and other competitive pressures could materially adversely affect the Company's results of operations. See
"Business -- Competition."


OPERATING CONDITION OF ACQUIRED BUSINESSES

     Although the Company has conducted what it believes to be a prudent level of investigation regarding the operating condition of the assets to be purchased in the Acquisitions in light of the circumstances of each transaction, certain unavoidable levels of risk remain regarding the actual operating condition of these assets. Until the Company actually assumes operating control of such assets, it will not be able to ascertain their actual value and, therefore, will be unable to ascertain whether the price paid for the Acquisitions represented a fair valuation. The same risk regarding the actual operating condition of businesses to be acquired will also apply to future acquisitions by the Company.

RISKS OF CONSOLIDATING OPERATIONS AS A RESULT OF THE ACQUISITIONS

     In connection with the Acquisitions, Sonic acquired six dealerships or dealership groups. Each of these dealerships or groups has been operated and managed as a separate independent entity to date, and the Company's future operating results will depend on its ability to integrate the operations of these businesses and manage the combined enterprise. The Company's management group has been expanded in connection with these Acquisitions. There can be no assurance that the management group will be able effectively and profitably integrate in a timely manner each of the dealerships included in the

Acquisitions or any future acquisitions, or to manage the combined entity. The inability of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS

     The retail automobile industry is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. Accordingly, the Company's future growth will depend in large part on its ability to acquire additional dealerships as well as on its ability to manage expansion, control costs in its operations and consolidate dealership acquisitions, including the Acquisitions, into existing operations. In pursuing a strategy of acquiring other dealerships, including the Acquisitions, the Company faces risks commonly encountered with growth through acquisitions. These risks include, but are not limited to, incurring significantly higher capital expenditures and operating expenses, failing to assimilate the operations and personnel of the acquired dealerships, disrupting the Company's ongoing business, dissipating the Company's limited management resources, failing to maintain uniform standards, controls and policies, impairing relationships with employees and customers as a result of changes in management and causing increased expenses for accounting and computer systems, as well as integration difficulties. Installing new computer systems has in the past disrupted existing operations as management and salespersons adjust to new technologies. In addition, as contracts with existing suppliers of the Company's computer systems expire, the Company's strategy may be to install new systems at its existing dealerships. The Company expects that it will take one to two years to fully integrate an acquired dealership into the Company's operations and realize the full benefit of the Company's strategies and systems. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered with such acquisitions, including in connection with the Acquisitions. Acquisitions may also result in significant goodwill and other intangible assets that are amortized in future years and reduce future stated earnings. See "The Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Growth Strategy."

     Although there are many potential acquisition candidates that fit the Company's acquisition criteria, there can be no assurance that the Company will be able to consummate any such transactions in the future or identify those candidates that would result in the most successful combinations or that future acquisitions will be able to be consummated at acceptable prices and terms. The magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, competition with other dealer groups for suitable acquisitions, the negotiation of acceptable terms, the Company's financial capabilities, the availability of skilled employees to manage the acquired companies and general economic and business conditions.


     In addition, the Company's future growth as a result of its acquisition of automobile dealerships will depend on its ability to obtain the requisite Manufacturer approvals. There can be no assurance that Manufacturers will grant such approvals. It is also possible that one or more Manufacturers might object to ownership by one company of many of its franchises. For example, it is currently the policy of Toyota to restrict any company from holding more than seven Toyota or more than three Lexus franchises and to impose restrictions based on the number of franchises held within certain geographic areas. Chrysler also recently announced its policy to restrict any company from holding more than ten Chrysler and Chrysler division dealerships and to impose restrictions based on the number of franchises held within certain geographic areas. Although the Company has been to date able to obtain Manufacturer approvals (except from Saturn with regards to the Company's attempted acquisition of a Saturn dealership from Nelson Bowers as to which Saturn exercised its right of first refusal) for its acquisitions on acceptable terms, there can be no assurance that it will be able to do so in the future. See " -- Manufacturers' Restrictions on Acquisitions" and "Business -- Relationships with Manufacturers."



     As a condition to granting their consent to the Acquisitions, a number of Manufacturers have imposed restrictions on the Company. In addition to the restrictions under " -- Stock Ownership/Issuance Limits" below, these restrictions include restrictions on (i) certain material changes in the Company or extraordinary corporate transactions such as a merger, sale of a material amount of assets or change in the Board of Directors or management of the Company which could have a material adverse effect on the Manufacturer's image or reputation or could be materially incompatible with the Manufacturer's interests; (iii) the removal of a dealership general manager without the consent of the Manufacturer; and (iv) the use of dealership facilities to sell or service new vehicles of other Manufacturers. If the Company is unable to comply with these restrictions, the Company generally must (i) sell the assets of the dealerships to the Manufacturer or to a third party acceptable to the Manufacturer, or (ii) terminate the dealership agreements with the Manufacturer.


     In certain cases, the Company may be required to file applications and obtain clearances, under applicable federal antitrust laws before consummation of an acquisition. These regulatory requirements may restrict or delay the Company's acquisitions, and may increase the cost of completing such transactions.

LIMITATIONS ON FINANCIAL RESOURCES AVAILABLE FOR ACQUISITIONS


     The Company intends to finance acquisitions with cash on hand, through issuances of equity or debt securities and through borrowings under credit arrangements. The Company is currently negotiating new credit arrangements, although none has been consummated and no assurance can be given that any lending or credit arrangement will be consummated or that such arrangements will adequately meet the Company's financing needs on acceptable terms. Similarly, there is no assurance that the Company will be able to obtain additional debt or equity securities financing. Using cash to complete acquisitions could substantially limit the Company's operating or financial flexibility. Using stock to consummate acquisitions may result in significant dilution of stockholders' percentage interest in the Company, which dilution may be prohibited by the Company's franchise agreements with Manufacturers. See
" -- Stock Ownership/Issuance Limits." If the Company is unable to obtain financing on acceptable terms, the Company may be required to reduce significantly the scope of its presently anticipated expansion, which could materially adversely affect the Company's business. See "The Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" and "Business -- Growth Strategy."


     In addition, the Company is dependent to a significant extent on its ability to finance the purchase of inventory, which in the automotive retail industry involves significant sums of money in the form of floor plan financing. As of June 30, 1997 on a pro forma basis for the Acquisitions, the Company had approximately $142.2 million of floor plan indebtedness. Substantially all the assets of the Company's dealerships are pledged to secure such indebtedness, which may impede the Company's ability to borrow from other sources. Many floor plan lenders are associated with Manufacturers with whom the Company has franchise agreements. Consequently, deterioration of the Company's relationship with a Manufacturer could adversely affect its relationship with the affiliated floor plan lender and vice-versa. In addition, the Company must obtain new floor plan financing or obtain consents to assume such financing in connection with its acquisition of dealerships. See " -- Dependence on Automobile Manufacturers."


STOCK OWNERSHIP/ISSUANCE LIMITS


     Standard automobile franchise agreements prohibit transfers of any ownership interests of a dealership and its parent, such as Sonic, and, therefore, often do not by their terms accommodate public trading of the capital stock of a dealership or its parent. While, prior to the Offering and as a condition thereto, all of the Manufacturers of which Company subsidiaries are franchisees will have agreed to permit the Offering and trading in the Class A Common Stock, a number of Manufacturers will continue to impose restrictions upon the transferability of the Common Stock. For instance, Ford may cause the Company to sell or resign from its Ford franchises if any person or entity acquires 15% or more of the Company's voting securities. Likewise, General Motors and Toyota may force the sale of their respective franchises if 20% of more of the Company's voting securities are so acquired. Volkswagen has approved of the public sale of only 25% of the voting control of the Company and requires prior approval of any change in control or management of the Company that would affect the Company's control or management of its Volkswagen franchise subsidiaries. See "Business -- Relationships with Manufacturers." In a similar manner, the lending arrangements the Company is currently negotiating will require that voting control over the Company be held by the Smith Group. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Any transfer of shares of the Company's Common Stock, including a transfer by members of the Smith Group, will be outside the control of the Company and, if such transfer results in a change in control of the Company, could result in the termination or non-renewal of one or more of its franchise agreements and in a default under its credit arrangements. Moreover, these issuance limitations may impede the Company's ability to raise capital through additional equity offerings or to issue Common Stock as consideration for, and therefore, to consummate, future acquisitions. Such restrictions also may prevent or deter prospective acquirors from acquiring control of the Company and, therefore, may adversely impact the Company's equity value. See " -- Limitations on Financial Resources Available for Acquisitions."


     Upon consummation of the Offering,   % of the Common Stock (on a fully
diluted basis) will be publicly owned (assuming full exercise of the Underwriters' over-allotment option). The Company has contractual obligations to provide "piggyback" registration rights to holders of Class B Common Stock to register their shares under the Securities Act under certain circumstances. Additionally, such shares will become in the future, eligible for sale pursuant to the terms of Rule 144 under the Securities Act ("Rule 144"). See "Certain Transactions -- Registration Rights Agreement" and "Shares Eligible for Future Sale."

MANUFACTURERS' RESTRICTIONS ON ACQUISITIONS



     The Company is required to obtain the consent to the applicable Manufacturer prior to the acquisition of any additional dealership franchises. Obtaining the consent of the Manufacturers for acquisitions of dealerships could take a significant amount of time. Obtaining the approvals of the Manufacturers for the Acquisitions has taken almost five months, although the Company believes that subsequent acquisitions by the Company will take significantly less time since the Company has current completed applications and agreements with all Manufacturers except BMW, Honda, Infiniti, Jaguar and KIA. Nevertheless, if the Company experiences delays in obtaining, or fails to obtain, approvals of the Manufacturers for acquisitions of dealerships, the Company's growth strategy could be materially adversely affected. In determining whether to approve an acquisition, the Manufacturers may consider many factors, including the moral character, business experience, financial condition, ownership structure and CSI scores of the Company.



     In addition, Manufacturers may limit the number of such Manufacturers' dealerships that may be owned by the Company or the number that may be owned in a particular geographic area. For example, Ford currently limits the Company to no more than 15 Ford and 15 Lincoln Mercury dealerships or that number of Ford and Lincoln Mercury dealerships accounting for 2% of the preceding year's retail sales of those brands in the United States and limits the Company to owning only one Ford dealership in any market area, as defined by Ford, having three or less Ford dealerships in it and no more than 25% of the Ford dealerships in market area having four or more Ford. Chrysler have asked the Company to defer any further acquisitions of Chrysler or Chrysler division dealerships until it has established a proven performance record with the Chrysler dealerships it owns or is acquiring in the Acquisitions. Moreover, Chrysler has recently announced its general policy of limiting ownership to ten Chrysler dealerships in the United States, six Chrysler dealerships in the same sales zone, as determined by Chrysler and two dealerships in the same market (but no more than one like vehicle line brand in the same market). Toyota currently limits the number of dealerships which my be owned by any one group to seven Toyota and three Lexus dealerships nationally and restricts the number of dealerships that may be owned to (i) the greater of one dealership, or 20% of the Toyota dealer count in a "Metro" market (as defined by Toyota), (ii) the lesser of the five dealerships of 5% of the Toyota dealerships in any Toyota region (currently 12 geographic regions), and (iii) two Lexus dealerships in any one of the four Lexus geographic areas. Toyota further requires that at least nine months elapse between acquisitions. Similarly, it is currently the policy of American Honda Motor Co., Inc. ("Honda") to restrict any company from holding more than seven Honda or more than three Acura franchises nationally and to restrict the number of franchises to (i) one Honda dealership in a "Metro" market (a metropolitan market represented by two or more Honda dealers) with two to 10 Honda dealership points, (b) two Honda dealerships in a Metro market with 11 to 20 Honda dealership points, (iii) three Honda dealerships in a Metro market with 21 or more Honda dealership points, (iv) no more than 4% of the Honda dealerships in any one of the 10 Honda geographic zones, (v) one Acura dealership in a Metro market (a metropolitan market with two or more Acura dealership points), and
(vi) two Acura dealerships in any one of the six Acura geographic zones. Toyota and Honda also prohibit ownership of contiguous dealerships and the dualing of a franchise with any other brand without their consent. General Motors Corporation ("GM" or "General Motors") has limited the number of GM dealerships that the Company may acquire during the next two years to up to five additional GM dealership locations, which number may be increased on a case-by-case basis. In addition, GM limits the maximum number of GM dealerships that the Company may acquire to 50% of the GM dealership, by franchise line, in a GM-defined geographic market area having multiple GM dealers.



     The Company owns, after giving effect to the Reorganization and the Acquisitions, five Ford dealerships, six Chrysler dealerships, two BMW dealerships, two Volvo dealerships, two Volkswagen dealerships and one dealership each of GM, Toyota, Honda, Jaguar, Infiniti and KIA.


POTENTIAL CONFLICTS OF INTEREST

     Bruton Smith, the Chairman and Chief Executive Officer of the Company, will continue to serve as the Chairman and Chief Executive Officer of Speedway Motorsports. Accordingly, the Company will compete with Speedway Motorsports for the management time of Mr. Smith. Under his employment agreement with the Company, Mr. Smith is required to devote approximately 50% of his business time to the affairs of the Company. The remainder of his business time may be devoted to other entities including Speedway Motorsports.

     The Company has in the past and will likely in the future enter into transactions with entities controlled by either Mr. Smith, Nelson Bowers or Ken Marks or other affiliates of the Company. The Company believes that all of these arrangements are favorable to the Company and were entered into on terms that, taken as a whole, reflect arms'-length negotiations, although certain lease provisions included in such transactions may be at below-market rates. Since no independent appraisals evaluating these business transactions were obtained, there can be no assurance that such transactions are on terms no less favorable than could have been obtained from unaffiliated third parties. Certain of the existing arrangements will continue after the Offering. Potential conflicts of interest could also arise in the future between the Company and these affiliated parties in connection with the enforcement, amendment or termination of these arrangements. See "Certain Transactions." The Company anticipates renegotiating its leases with all related parties at lease expiration at fair market rentals, which may be higher than current rents. For further discussion of these related party leases, see "Certain
Transactions -- Certain Dealership Leases."

     In addition to his interest and responsibilities with the Company, Nelson Bowers has ownership interests in several non-Company entities, including a Toyota dealership in Cleveland, Tennessee, an auto body shop in Chattanooga, Tennessee and a used-car auction house. These enterprises are involved in businesses that are related to, and that compete with, the businesses of the Company. Pursuant to his employment agreement, Mr. Bowers is not permitted to participate actively in the operation of those businesses and is only permitted to maintain a passive investment in these enterprises.

     Under the General Corporation Law of Delaware ("Delaware Law") generally, a corporate insider is precluded from acting on a business opportunity in his individual capacity if that opportunity is one which the corporation is financially able to undertake, is in the line of the corporation's business, is of practical advantage to the corporation and is one in which the corporation has an interest or reasonable expectancy. Accordingly, corporate insiders are generally required to engage in new business opportunities of the Company only through the Company unless a majority of the Company's disinterested directors decide under the standards discussed above that it is not in the best interest of the Company to pursue such opportunities.

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") contains provisions providing that transactions between the Company and its affiliates must be no less favorable to the Company than would be available in corporate transactions in arms'-length dealing with an unrelated third party. Moreover, any such transactions involving aggregate payments in excess of $500,000 must be approved by a majority of the Company's directors and a majority of the Company's independent directors. Otherwise, the Company must obtain an opinion as to the financial fairness of the transaction to be issued by an investment banking or appraisal firm of national standing.

LACK OF INDEPENDENT DIRECTORS

     As of the date hereof, all of the members of the Company's Board of Directors are employees and/or majority shareholders of the Company or affiliates thereof. Although the Company intends to appoint at least two independent directors following completion of the Offering, such directors will not constitute a majority of the Board, and the Company's Board may not have a majority of independent directors in the future. In the absence of a majority of independent directors, the Company's executive officers, who also are principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof, subject to certain restrictions under the Certificate. In addition, although the Company intends to establish audit and compensation committees which will consist entirely of outside directors, until those committees are established, audit and compensation policies could be approved without independent review. These and other transactions could present the potential for a conflict of interest between the Company and its stockholders generally and the controlling officers, stockholders or directors. See "Management."

DEPENDENCE ON KEY PERSONNEL AND LIMITED MANAGEMENT AND PERSONNEL RESOURCES

     The Company's success depends to a significant degree upon the continued contributions of its management team (particularly its senior management) and service and sales personnel. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. Although the Company has employment agreements with Bruton Smith, Bryan Scott Smith, Nelson Bowers, Theodore M. Wright, O. Ken Marks, Jr. and Jeffrey C. Rachor, the Company will not have employment agreements in place with other key personnel. In addition, as the Company expands it may need to hire additional managers. The market for qualified employees in the industry and in the regions in which the Company operates, particularly for general managers and sales and service personnel, is highly competitive and may subject the Company to increased labor costs in periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on the Company. In addition, the lack of qualified management or employees employed by the Company's potential acquisition candidates may limit the Company's ability to consummate future acquisitions. See "Business -- Growth Strategy," "Business -- Competition" and "Management."

MATURE INDUSTRY; CYCLICAL AND LOCAL NATURE OF AUTOMOBILE SALES

     The United States automobile dealership industry generally is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. As a consequence, growth in the Company's revenues and earnings are likely to be significantly affected by the Company's success in acquiring and integrating dealerships and the pace and size of such acquisitions. See " -- Risks Associated with Acquisitions" and "Business -- Growth Strategy."

     The automobile industry is cyclical and historically has experienced periodic downturns, characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and credit availability. For the six months ended June 30, 1997, industry retail sales were down 2% as a result of retail car sales declines of 5.3% and retail truck sales gains of 2.4% from the same period in 1996. Future recessions may have a material adverse effect on the Company's business.

     Local economic, competitive and other conditions also affect the performance of dealerships. The Sonic Dealerships are located in the Charlotte and Houston markets. Pursuant to the Acquisitions, the Company is acquiring dealerships in the metropolitan areas of Charlotte, Chattanooga, Nashville, Tampa-Clearwater and Atlanta. While the Company intends to pursue acquisitions outside of these markets, the Company expects that the majority of its operations will continue to be concentrated in these areas for the foreseeable future. As a result, the Company's results of operations will depend substantially on general economic conditions and consumer spending habits in the Southeast and, to a lesser extent, in the Houston market, as well as various other factors, such as tax rates and state and local regulations, specific to North Carolina, Tennessee, Florida, Texas, Georgia and South Carolina. There can be no assurance that the Company will be able to expand geographically, or that any such expansion will adequately insulate it from the adverse effects of local or regional economic conditions. See "Business -- Growth Strategy."

SEASONALITY

     The Company's business is seasonal, with a disproportionate amount of revenues occurring in the second, third and fourth fiscal quarters. See "Managements's Discussion and Analysis of Financial Condition and Results of Operations."


IMPORTED PRODUCT RESTRICTIONS AND FOREIGN TRADE RISKS


     Certain motor vehicles retailed by the Company, as well as certain major components of vehicles retailed by the Company, are of foreign origin. Accordingly, the Company is subject to the import and export restrictions of various jurisdictions and is dependent to some extent upon general economic conditions in and political relations with a number of foreign countries, particularly Japan. Additionally, fluctuations in currency exchange rates may adversely affect the Company's sales of vehicles produced by foreign manufacturers. Imports into the United States may also be adversely affected by increased transportation costs.


ADVERSE EFFECT OF GOVERNMENTAL REGULATION; UNKNOWN ENVIRONMENTAL REGULATION COMPLIANCE COSTS


     The Company is subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, consumer protection laws and regulations relating to gasoline storage, waste treatment and other environmental matters. Future acquisitions by the Company may also be subject to regulation, including antitrust reviews. The Company believes that it complies in all material respects with all laws and regulations applicable to its business, but future regulations may be more stringent and require the Company to incur significant additional costs.

     The Company's facilities and operations are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and the remediation of contamination associated with such disposal. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property.

     Past and present business operations of the Company subject to such laws and regulations include the use, storage handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. The Company is subject to other laws and regulations as a result of the past or present existence of underground storage tanks at many of the Company's properties. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations. In addition, soil and groundwater contamination exist at certain of the

Company's properties, and there can be no assurance that other properties have not been contaminated by any leakage from underground storage tanks or by any spillage or other releases of hazardous or toxic substances or wastes.

     Certain laws and regulations, including those governing air emissions and underground storage tanks, have been amended so as to require compliance with new or more stringent standards as of future dates. The Company cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental conditions may require additional expenditures by the Company, some of which may be material. See "Business -- Governmental Regulations and Environmental Matters."

CONCENTRATION OF VOTING POWER AND ANTI-TAKEOVER PROVISIONS

     The Common Stock is divided into two classes with different voting rights, which allows for the maintenance of control of the Company by the holders of the Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters, except that the Class B Common Stock is entitled to only one vote per share with respect to any transaction proposed or approved by the Company's Board of Directors, proposed by or on behalf of the holders of the Class B Common Stock or their affiliates or as to which any members of the Smith Group or any affiliate thereof has a material financial interest (other than as a then existing stockholder of the Company) constituting a (a) "going private" transaction (as defined herein), (b) disposition of substantially all of the Company's assets, (c) transfer resulting in a change in the nature of the Company's business, or (d) merger or consolidation in which current holders of Common Stock would own less than 50% of the Common Stock following such transaction. The two classes vote together as a single class on all matters, except where class voting is required by Delaware Law, which exception would apply, among other situations, to a vote on any proposal to modify the voting rights of the Class B Common Stock. See "Description of Capital Stock." Upon completion of this Offering (assuming the Underwriters' over-allotment option is not exercised), the existing holders of Class B Common Stock will have
approximately   % of the combined voting power of the Common Stock (in those
circumstances in which the Class B Common Stock has ten votes per share) and   %
of the outstanding Common Stock. Accordingly such holders of Class B Common Stock will effectively have the ability to elect all of the directors of the Company and to control all other matters requiring the approval of the Company's stockholders. In addition, the Company may issue additional shares of Class B Common Stock to members of the Smith Group in the future for fair market value. See "Principal Stockholders."

     The disproportionate voting rights of the Class B Common Stock under the above-mentioned circumstances could have a material adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of the Class A Common Stock.


     Certain provisions of the Certificate and the Company's Bylaws make it more difficult for stockholders of the Company to effect certain corporate actions. See "Description of Capital Stock -- Delaware Law, Certain Charter and Bylaw Provisions and Certain Franchise Agreement Provisions." Under the Company's Stock Option Plan, options outstanding thereunder become immediately exercisable upon a change in control of the Company. See "Management -- Employment Agreements" and " -- Stock Option Plan." The agreements, corporate documents and laws described above, as well as provisions of the Company's franchise agreements described in " -- Dependence on Automobile Manufacturers" and " -- Stock Ownership/Issuance Limits" above permitting Manufacturers to terminate such agreements upon a change of control and provisions of lending arrangements currently under negotiation described in " -- Stock Ownership/Issuance Limits" above creating an event of default thereunder upon a change in control, may have the effect of delaying or preventing a change in control of the Company or preventing stockholders from realizing a premium on the sale of their shares of Class A Common Stock upon an acquisition of the Company.


     The Certificate authorizes the Board of Directors of the Company to issue three million shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights or preferences that could adversely affect the voting power or other rights of the holders of the Class A Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. The issuance of preferred stock could also prevent stockholders from realizing a premium upon the sale of their shares of Class A Common Stock upon an acquisition of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock."

     Additionally, the Company's Bylaws provide: (i) for a Board of Directors divided into three classes serving staggered terms; (ii) that special meetings of stockholders may be called only by the Chairman or by the Company's Secretary or Assistant Secretary at the request in writing of a majority of the Board of Directors; (iii) that no stockholder action may be taken by written consent; and
(iv) that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders must provide timely notice thereof in writing. These provisions will impair the stockholders' ability to influence or control the Company or to effect a change in control of the Company, and may prevent stockholders from realizing a premium on the sale of their shares of Class A Common Stock upon an acquisition of the Company. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET FOR CLASS A COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Class A Common Stock. The Company intends to apply for a listing of the Class A Common Stock on the NYSE. The initial public offering price of the Class A Common Stock will be determined by negotiations among the Company and representatives of the Underwriters. See "Underwriting." There can be no assurance that the market price of the Class A Common Stock prevailing at any time after this Offering will equal or exceed the initial public offering price. Quarterly and annual operating results of the Company, variations between such results and the results expected by investors and analysts, changes in local or general economic conditions or developments affecting the automobile industry, the Company or its competitors could cause the market price of the Class A Common Stock to fluctuate substantially. As a result of these factors, as well as other factors common to initial public offerings, the market price could fluctuate substantially from the initial offering price. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations, which could adversely effect the market price for the Class A Common Stock without regard to the financial performance of the Company.

DILUTION

     Purchasers of Class A Common Stock in the Offering will experience
immediate and substantial dilution in the amount of $     per share in net
tangible book value per share from the initial offering price. See "Dilution."


POTENTIAL ADVERSE MARKET PRICE EFFECT OF ADDITIONAL SHARES ELIGIBLE FOR FUTURE SALE


     The    shares of Class B Common Stock owned beneficially by existing
stockholders of the Company and the    shares of Class A Common Stock underlying
options to be granted by the Company under the Stock Option Plan and underlying the Dyer Warrant (as defined herein), are "restricted securities" as defined in Rule 144 under the Securities Act, and may in the future be resold in compliance with Rule 144. See "Management -- Stock Option Plan" and "The Acquisitions --
The Dyer Acquisition." In addition,        shares of Common Stock constituting
restricted securities are subject to certain piggyback registration rights. See "Certain Transactions -- Registration Rights Agreements." No prediction can be made as to the effect that resale of shares of Common Stock, or the availability of shares of Common Stock for resale, will have on the market price of the Class A Common Stock prevailing from time to time. The resale of substantial amounts of Common Stock, or the perception that such resales may occur, could materially and adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future. The Company has agreed not to issue, and all executive officers of the Company and all owners of the Class B Common Stock have agreed not to resell, any shares of Common Stock or other equity securities of the Company for 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. See "Management -- Stock Option Plan," "Shares Eligible for Future Sale" and "Underwriting."

                               THE REORGANIZATION


     The Company was recently incorporated and capitalized with the stock of the Sonic Dealerships, which have been under the control of Bruton Smith and which are comprised of Town & Country Ford, Town & Country Toyota, Lone Star Ford, Fort Mill Ford and Frontier Oldsmobile-Cadillac. As of June 30, 1997, the Company effected the Reorganization pursuant to which: (i) the Company acquired all of the Dealership Securities; and (ii) the Company issued Class B Common Stock in exchange for the Dealership Securities. See "Certain
Transactions -- Other Transactions." Subsequent to the Reorganization, the Company intends to convert from the LIFO Method of inventory accounting to the industry standard FIFO Method of inventory accounting, conditioned upon the closing of the Offering. As a result of the Reorganization and the FIFO Conversion, the historical combined financial information included in this Prospectus is not necessarily indicative of the results of operations, financial position and cash flows of the Company in the future or of those which would have resulted had the Reorganization and FIFO Conversion been in effect during the periods presented in the Company's Combined and Consolidated Financial Statements included elsewhere in this Prospectus. Upon election of the FIFO Method, the Company will be required under generally accepted accounting principles to restate its historical financial statements. The FIFO Conversion will increase retained earnings by $8.1 million and will result in a tax liability of approximately $5.5 million as of June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview."


                                THE ACQUISITIONS


     In the last four months, the Company consummated or signed definitive agreements to purchase six additional dealerships or dealership groups for an aggregate purchase price of approximately $100.7 million. (The aggregate purchase price for the Acquisitions is subject to downward adjustment pending the conclusion of negotiations among the Company, Nelson Bowers and Saturn regarding the purchase price for Mr. Bowers' Saturn dealership, previously a part of the Bowers Acquisition, over which Saturn has exercised its right of first refusal. Until such negotiations are concluded, all references in this Prospectus to the aggregate purchase price for the Acquisitions and to the purchase price for the Bowers Acquisition are subject to this downward adjustment.) These acquisitions consist of the Ken Marks Acquisition, the Bowers Acquisition, the Lake Norman Acquisition, the Dyer Acquisition, the Fort Mill Acquisition and the Williams Acquisition.


     The closing of the Offering is contingent upon the Company consummating the Acquisitions. The Company intends to use the proceeds from the Offering to pay the purchase prices of the Acquisitions and to repay indebtedness, if any, incurred in connection with the Acquisitions. See "Use of Proceeds." In addition, the Company intends to refinance all of the floor plan indebtedness of the dealerships constituting the Acquisitions.

     THE KEN MARKS ACQUISITION. Ken Marks Ford is located in Clearwater, Florida. Ken Marks, Jr., together with the other stockholders of Ken Marks Ford, and the Company entered into a definitive stock purchase agreement in July 1997, providing for the acquisition by the Company of all of the outstanding stock of Ken Marks Ford. Ken Marks Ford had retail sales of approximately 4,369 new and 1,764 used vehicles, had aggregate revenues of approximately $148.4 million in 1996, and, based on revenues, is one of the 20 largest Ford dealerships in the United States. This acquisition further implements the Company's growth strategy by adding a well-managed dealership with significant presence in a new market. Ken Marks, Jr., with over 13 years of automotive retailing experience in central Florida, will continue to serve as the Executive Manager of Ken Marks Ford and will join the senior management team of the Company as the Regional Vice President for Florida.

     In the Ken Marks Acquisition, the Company has agreed to purchase all of the outstanding capital stock of Ken Marks Ford for a total of approximately $25.0 million. At closing, the Company will pay the stockholders of Ken Marks Ford the sum of approximately $25.0 million, less $0.5 million which will be deposited into escrow for certain contingencies. The $25.0 million sum will be adjusted downward to the extent that the net book value of Ken Marks Ford as of the closing is less than approximately $5.1 million. At the closing, Ken Marks Ford will lease its facilities from an affiliate of the original stockholders of Ken Marks Ford. See "Business -- Facilities" and "Certain Transactions -- Certain Dealership Leases." If the Company fails to perform its obligation to close the Ken Marks Acquisition by October 15, 1997, it has agreed to pay a termination fee.


     THE BOWERS ACQUISITION. European Motors of Nashville (a BMW and Volkswagen dealership), European Motors (a BMW and Volvo dealership), Jaguar of Chattanooga (a Jaguar and Infiniti dealership), Cleveland Chrysler-Plymouth-Jeep-Eagle, Nelson Bowers Dodge, Cleveland Village Imports (a Honda dealership), Nelson Bowers Ford, L.P. and KIA of Chattanooga (a KIA and Volkswagen dealership), (collectively, the "Bowers Dealerships") and the Company, as well as the persons and entities controlling the Bowers Dealerships, have entered into a definitive asset purchase agreement dated as of June 24, 1997. The Bowers Dealerships are located in the Chattanooga, Tennessee metropolitan area, with the exception of

European Motors of Nashville, which is located in Nashville, Tennessee. The Bowers Dealerships had retail sales of approximately 2,331 new and 1,777 used vehicles, and had aggregate revenues of approximately $101.5 million in 1996. The Bowers Dealerships estimate that their combined market share of total new vehicle unit sales in the Chattanooga metropolitan market was approximately 9.1% for 1996. This acquisition serves the Company's growth strategy by adding a group of well-managed dealerships with a substantial portion of its sales in luxury vehicles. Nelson Bowers, the Bowers Dealerships' chief executive, and Jeffrey Rachor, their chief operating officer, have over 20 and 10 years of experience in the automotive industry, respectively. Mr. Bowers will join the Company's senior management team as Executive Vice President. Mr. Rachor will be the Company's Regional Vice President for Tennessee, Georgia, Kentucky and Alabama.


     The Company will acquire substantially all the Bowers Dealerships' assets, excluding real property, and assume substantially all the liabilities associated with the purchased assets. For the Bowers Acquisition, the Company agreed to pay up to $33.5 million. At closing, the Company will pay $27.5 million in cash to the sellers and will deposit $1.0 million into an escrow account, all subject to certain potential downward adjustments based on the net book value of the purchased assets and assumed liabilities as of the closing. The balance (up to $5.0 million) of the purchase price will be evidenced by the Company's promissory notes that will be payable in 28 equal quarterly installments and will bear interest at NationsBank's prime rate less 0.5%. The sellers or their affiliates will retain ownership of certain real property underlying some of the dealerships and will lease such property to the Company. See
"Business -- Facilities" and "Certain Transactions -- Certain Dealership Leases." In the event the Company fails to close the Bowers Acquisition by October 31, 1997, it has agreed to pay a termination fee.


     Volvo's consent to the Company's acquisition of the European Motors' Volvo franchise assets requires that Mr. Bowers maintain a 20% interest in, and serve as the manager of, the Company's Volvo franchisee subsidiary operating the European Motors' Volvo assets. See "Certain Transactions -- The Bowers Note."


     THE LAKE NORMAN ACQUISITION. Lake Norman Chrysler-Plymouth-Jeep-Eagle and Lake Norman Dodge (collectively, the "Lake Norman Dealerships") are both located in Cornelius, North Carolina approximately 20 miles north of Charlotte. The Lake Norman Dealerships had retail sales of approximately 3,572 new and 2,320 used vehicles, and had aggregate revenues of approximately $137.7 million in 1996. The existing management of the Lake Norman Dealerships will continue with the Company.


     In September 1997, the Company acquired substantially all the Lake Norman Dealerships' assets, excluding real property, and assume substantially all of the sellers' liabilities. For the Lake Norman Acquisition, the Company agreed to pay up to $18.2 million. At closing, the Company paid $17.7 million in cash to the sellers and deposit $0.5 million into an escrow account. The purchase price will be adjusted downward based on the net book value of the purchased assets and assumed liabilities as of the closing date, to be determined after the closing. The sellers of the assets retained ownership of the three tracts of real property underlying the dealerships and lease such property to the Company. See "Business -- Facilities."


     THE DYER ACQUISITION. Dyer & Dyer, Inc. ("Dyer Volvo"), which is located in Atlanta, Georgia, is the largest Volvo dealership in the United States in terms of retail unit sales. For 1996, Dyer Volvo had retail sales of approximately 1,284 new and 1,493 used vehicles, and had aggregate revenues of approximately $72.6 million. This acquisition is a significant step in the Company's growth strategy in that it adds a large, well-managed dealership in a new geographic market and increases the Company's presence in the luxury car market. Richard Dyer, who has over 25 years in the automotive retailing industry, will continue as the Company's Executive Manager of Dyer Volvo.


     The Company will acquire all of the operating assets of Dyer Volvo for $18.0 million plus assumption of substantially all of Dyer Volvo's existing recorded liabilities and obligations. The $18.0 million purchase price is subject to adjustment in the event that net book value of the purchased assets, less assumed liabilities, is more or less than $10.5 million as of the date of the closing. At the closing, the Company will pay $17.0 million in cash to the seller and deposit $1.0 million into an escrow account. In addition, the Company will issue a warrant to Richard Dyer to purchase 0.375% of the Company's outstanding shares of Common Stock (in the form of Class A Common Stock) after
consummation of the Offering (       shares if the Underwriters' over-allotment
option is exercised in full) pursuant to his employment agreement with the Company at a per share exercise price equal to the initial public offering per share price (the "Dyer Warrant"). The Dyer Warrant is exercisable immediately and will expire five years after the consummation of the Dyer Acquisition. The Dyer Warrant is in addition to stock options that are to be granted to Richard Dyer pursuant to the Company's Stock Option Plan. Dyer Volvo leases its dealership premises and the Company will assume Dyer Volvo's obligations under the leases at the closing. See "Business -- Facilities." The closing of the Dyer acquisition will occur no later than November 1, 1997. If the Company fails to perform its obligation to close by that date, it has agreed to pay a termination fee.

     Volvo's consent to the Dyer Acquisition requires that Richard Dyer maintain a 20% interest in, and serve as the manager of, the Company's Volvo franchisee subsidiary operating the Dyer Volvo assets.


     THE FORT MILL ACQUISITION. Fort Mill Chrysler-Plymouth-Dodge is located in Fort Mill, South Carolina, which is a part of the Charlotte market. In 1996, Jeff Boyd Chrysler-Plymouth-Dodge (the predecessor to Fort Mill
Chrysler-Plymouth-Dodge) had retail sales of approximately 632 new and 842 used vehicles, and had total revenues of $20.3 million.

     The Company purchased in June 1997 certain dealership assets, excluding real property, of Jeff Boyd Chrysler-
Plymouth-Dodge for a total purchase price of approximately $3.7 million in cash and assumed the floor plan liabilities of the sellers. Of the $3.7 million purchase price paid, $3.5 million was advanced to the Company by Bruton Smith and is to be repaid with proceeds from the Offering. See "Certain
Transactions -- The Smith Advance." An affiliate of Jeff Boyd Chrysler-Plymouth-Dodge retained ownership of the real property underlying the dealership and leased the property to the Company. See "Business -- Facilities."

     THE WILLIAMS ACQUISITION. Williams Motors, Inc.
(Chrysler-Plymouth-Jeep-Eagle dealerships) is located in Rock Hill, South Carolina, approximately 35 miles south of Charlotte. In 1996, Williams Motors had retail sales of approximately 248 new and 280 used vehicles, and had total revenues of $9.6 million.

     The Company has entered into a definitive asset purchase agreement to acquire substantially all of the operating assets of Williams Motors (excluding primarily used car inventory and real estate) for up to $1.8 million plus assumption of floor plan indebtedness to Chrysler Credit Corporation. The exact price will depend upon the net book value of the purchased assets, less assumed liabilities, as of the closing. The Company will also lease the dealership premises from the sellers for one to five years, at the Company's option. See "Business -- Facilities."


     FUTURE ACQUISITIONS. The Company intends to pursue acquisitions in the future that will be financed with cash or debt or equity financing or a combination thereof. Although the Company has identified and has held preliminary discussions with several potential acquisition candidates, at this time, the Company has no agreements to effect any such acquisitions other than the Acquisitions. There is no assurance that the Company will consummate any future acquisition, that they will be on favorable terms to the Company or that financing for such acquisitions will be available. All future acquisitions by the Company will be contingent upon the consent of the applicable manufacturer. Although no assurance can be given that any such consents will be obtained, the Company historically has not been denied manufacturer approval of acquisitions with the exception of Saturn. The Company is currently negotiating with several lending institutions for credit arrangements to finance acquisitions and general corporate purposes, although there can be no assurance that the Company will obtain any such financing. See "Risk Factors -- Risks Associated with Acquisitions" and " -- Limitations on Financial Resources Available for Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of   shares of Class A Common
Stock offered hereby are estimated to be approximately $       million ($
million if the Underwriters' over-allotment option is exercised in full),
assuming an initial public offering price of $     per share (the midpoint of
the range of the initial public offering price set forth on the cover page of this Prospectus) and after deducting the underwriting discount and estimated expenses of the Offering. The net proceeds will be used to pay a portion of the purchase price for the Acquisitions or repay short-term borrowings incurred to finance any of the Acquisitions that close before the consummation of the Offering, including approximately $3.5 million to repay a loan advanced by Bruton Smith in connection with the Acquisitions, which bears interest at 3.83% per annum. See "The Acquisitions" and "Certain Transactions -- The Smith Advance."



     The Company also anticipates obtaining from Ford Motor Credit Company ("Ford Motor Credit") a secured revolving credit facility (the "Revolving Facility") with a borrowing limit of $75.0 million. The Revolving Facility is intended to provide, among other things, a portion of the funds necessary for consummation of the Acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY


     The Company intends to retain all of its earnings to finance the growth and development of its business, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. Any future change in the Company's dividend policy will be made at the discretion of the Board of Directors of the Company and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. Furthermore, the Revolving Facility will include covenants which preclude the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1997, the capitalization of the Company (a) on an actual basis, including the Reorganization which is effective as of June 30, 1997, (b) on a pro forma basis, as adjusted to reflect the FIFO Conversion and the Acquisitions, and (c) on a pro forma basis, additionally adjusted to reflect the Offering and the application of the estimated net proceeds to be received by the Company. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited Pro Forma Combined and Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.


                                                                                                     JUNE 30, 1997
                                                                                                     PRO FORMA
                                                                                                      FOR THE
                                                                                                  FIFO CONVERSION         PRO FORMA
                                                                                                      AND THE              FOR THE
                                                                                    ACTUAL        ACQUISITIONS(1)        OFFERING(2)
                                                                                                 (DOLLARS IN THOUSANDS)
Short-term debt:
  Notes payable -- floor plan....................................................   $67,856           $142,191            $ 142,191
  Current maturities of long-term debt...........................................       487              1,343                1,343
     Total short-term debt.......................................................   $68,343           $143,534            $ 143,534
Long-term debt...................................................................   $ 5,137           $ 11,130            $  11,130
Stockholders' equity:
  Preferred Stock, $.10 par value, 3,000,000 shares authorized; no shares issued
     and outstanding.............................................................        --                 --                   --
  Class A Common Stock, $.01 par value, 50,000,000 shares authorized; no shares
     issued and outstanding, actual;      shares issued and outstanding, as
     adjusted (3)(4).............................................................        --                 --
  Class B Common Stock, $.01 par value, 15,000,000 shares authorized; 10,000
     shares issued and outstanding, actual;      shares issued and outstanding,
     as adjusted (5).............................................................        --                 --
  Additional paid-in capital.....................................................    16,604             16,604              116,604
  Retained earnings and members' and partners' equity............................     6,486             12,905               12,905
  Due from Affiliates............................................................    (2,633)            (2,633)              (2,633)
     Unrealized loss on marketable equity securities.............................       (97)               (97)                 (97)
     Total stockholders' equity..................................................    20,360             26,779              126,779
       Total capitalization......................................................   $25,497           $ 37,909            $ 137,909


(1) Adjusted to give pro forma effect to the FIFO Conversion and the Acquisitions. See "Pro Forma Combined and Consolidated Financial Data."

(2) Adjusted to give pro forma effect to the FIFO Conversion, the Acquisitions and the Offering.

(3)            shares if the Underwriters' overallotment option is exercised in
    full. Excludes   shares of Class A Common Stock reserved for future issuance
    under the Company's Stock Option Plan (including up to        shares of
    Class A Common Stock reserved for issuance upon exercise of options to be granted on or before the consummation of the Offering pursuant to the Stock
    Option Plan) and excludes        shares of Class A Common Stock (
    shares if the Underwriters' over-allotment option is exercised in full) reserved for issuance under the Dyer Warrant. See "The Acquisitions -- The Dyer Acquisition" and "Management -- Stock Option Plan."

(4) The number of shares of Class A Common Stock offered hereby, may be reduced to the extent the Company elects to finance a portion of the purchase price of the Acquisitions through borrowings under a revolving credit facility or other form of indebtedness. In such event, pro forma debt will increase by the amount of such borrowings.

(5) Actual shares of Class B Common Stock do not include the effect of the Stock Split (which will be effected in the form of a stock dividend).

                                    DILUTION

     The pro forma net tangible book value of the Company (after giving effect
to the FIFO Conversion and the Acquisitions) as of June 30, 1997 was $     per
share of Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma tangible net worth of the Company (pro forma total assets less goodwill less pro forma total liabilities) by the total number of outstanding shares of Common Stock. After giving effect to the sale of the shares of Class A Common Stock offered hereby and the receipt of an assumed
$     million of net proceeds from the Offering (based on an assumed initial
public offering price of $     per share and net of the underwriting discounts
and estimated offering expenses), pro forma net tangible book value of the
Company at June 30, 1997 would have been $     per share. This represents an
immediate increase in pro forma net tangible book value of $     per share to
existing stockholders and an immediate dilution of $     per share to the new
investors purchasing Class A Common Stock in the Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.................................................   $
  Pro forma net tangible book value per share before giving effect to the Offering..............
  Increase in pro forma net tangible book value per share attributable to the Offering..........
Pro forma net tangible book value per share after giving effect to the Offering.................
Dilution per share to new investors.............................................................   $

     The following table sets forth, on a pro forma basis as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid to the Company by existing stockholders and new investors purchasing shares from the Company in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):

                                                                                                                         AVERAGE
                                                                            SHARES PURCHASED     TOTAL CONSIDERATION    PRICE PER
                                                                           NUMBER     PERCENT     AMOUNT     PERCENT      SHARE
Existing stockholders (1)...............................................                     %   $                  %    $
New investors (2).......................................................
     Total..............................................................                100.0%   $             100.0%

(1) Does not reflect the possible exercise of options to purchase shares of Class A Common Stock reserved for issuance under the Company's
    Stock Option Plan including options to purchase        shares of Class A
    Common Stock that will be granted immediately before the completion of the Offering with an exercise price equal to the initial public offering price
    and the possible exercise of the Dyer Warrant to purchase        shares of
    Class A Common Stock. See "Management -- Stock Option Plan" and "Certain Transactions."

(2) Assumes that the Underwriters' over-allotment option is not exercised. Sales pursuant to the exercise by the Underwriters of the over-allotment option will cause the total number of shares purchased by new investors, total consideration paid by new investors, percent of total consideration paid by new investors and average price per share for all investors to increase to
              , $       ,      % and $          , respectively.

               SELECTED COMBINED AND CONSOLIDATED FINANCIAL DATA

     The selected combined and consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the selected combined balance sheet data as of December 31, 1995 and 1996 are derived from the Company's audited financial statements, which are included elsewhere in this Prospectus. The selected combined and consolidated statement of operations data for the years ended December 31, 1992 and 1993 and the selected combined and consolidated balance sheet data as of December 31, 1992, 1993 and 1994 are derived from the Company's unaudited financial statements, which are not included in this Prospectus. The selected combined and consolidated results of operations data for the six months ended June 30, 1996 and 1997, and the selected combined and consolidated balance sheet data at June 30, 1997, are derived from the unaudited financial statements of the Company, which are included elsewhere in this Prospectus. In the opinion of management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of its results of operations and financial condition. All such adjustments are of a normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period. This selected combined and consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined and Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

                                                                                                         SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                           JUNE 30,
                                             1992        1993        1994        1995      1996(1)(5)  1996(1)(5)  1997(2)(5)
                                                                            (IN THOUSANDS)
COMBINED AND CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Vehicle sales.........................   $171,065    $203,630    $227,960    $267,308    $326,842    $164,333    $185,077
  Parts, service and collision repair...     24,543      30,337      33,984      35,860      42,644      21,005      22,907
  Finance and insurance.................      3,743       3,711       5,181       7,813       7,118       4,277       4,763
     Total revenues.....................    199,351     237,678     267,125     310,981     376,604     189,615     212,747
Cost of sales...........................    174,503     210,046     234,461     272,179     332,407     167,191     188,368
Gross profit(3).........................     24,848      27,632      32,664      38,802      44,197      22,424      24,379
Selling, general and administrative
  expenses..............................     20,251      22,738      24,632      29,343      33,677      16,590      18,413
Depreciation and amortization...........        682         788         838         832       1,076         360         396
Operating income........................      3,915       4,106       7,194       8,627       9,444       5,474       5,570
Interest expense, floor plan............      2,215       2,743       3,001       4,505       5,968       2,801       3,018
Interest expense, other.................        290         263         443         436         433         184         269
Other income............................      1,360         613         609         449         618         369         274
Income before income taxes and minority
  interest(3)...........................      2,770       1,713       4,359       4,135       3,661       2,858       2,557
Provision for income taxes..............        108         107       1,560       1,675       1,400       1,093         937
Income before minority interest.........      2,662       1,606       2,799       2,460       2,261       1,765       1,620
Minority interest in earnings (loss) of
  subsidiary............................        (31)        (22)         15          22         114          41          47
Net income(4)...........................   $  2,693    $  1,628    $  2,784    $  2,438    $  2,147    $  1,724    $  1,573

COMBINED AND CONSOLIDATED BALANCE SHEET
  DATA:
Working capital (deficit)...............   $ (1,985)   $    160    $  2,327    $  5,920    $  6,201    $  8,405    $  4,287
Total assets............................     40,656      45,448      58,142      67,242      94,930      87,236     106,859
Long-term debt..........................      3,904       4,142       3,773       3,561       5,286       4,825       5,137
Total liabilities.......................     40,035      42,905      52,602      57,980      78,867      68,719      86,499
Minority interest.......................        139         161         177         200         314         240          --
Stockholders' equity(3).................        482       2,382       5,166       9,062      15,749      18,517      20,360

(1) The statement of operations data includes the results of Fort Mill Ford, Inc. from the date of acquisition, February 1, 1996.

(2) The statement of operations data for the six months ended June 30, 1997 includes the results of Fort Mill Chrysler-Plymouth-Dodge, Inc. from the date of acquisition, June 3, 1997.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

     (3) The Company currently utilizes the LIFO Method of inventory accounting. See Note 3 to the Company's Combined and Consolidated Financial Statements. The Company intends to file an election with the IRS to convert, effective January 1, 1997, to the FIFO Method of inventory accounting and report its earnings for tax purposes and in its financial statements on the FIFO Method. If the Company had previously utilized the FIFO Method, gross profit and income before income taxes and minority interest for the periods shown in the table, and stockholders' equity as of December 31, 1996 and June 30, 1997, would have been as follows:

                                                                                                   SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                       JUNE 30,
                                            1992       1993       1994       1995       1996       1996       1997
                                                                        (IN THOUSANDS)
Gross profit............................   $24,638    $29,233    $34,114    $40,103    $45,557    $22,424    $24,379
Income before income taxes and minority
  interest..............................     2,560      3,314      5,809      5,436      5,021      2,858      2,557

                                                                                            AS OF              AS OF
                                                                                      DECEMBER 31, 1996    JUNE 30, 1997
                                                                                                (IN THOUSANDS)
Stockholders' equity...............................................................        $23,829            $28,440

     (4) Historical net income per share is not presented, as the historical capital structure of the Company prior to the Offering is not comparable with the capital structure that will exist after the Offering.

     (5) The Company acquired Fort Mill Ford, Inc. and Fort Mill Chrysler-Plymouth-Dodge in February 1996 and in June 1997, respectively. Both of these acquisitions were accounted for using the purchase method of accounting. As a result, the Selected Combined and Consolidated Financial Data below does not include the results of operations of these dealerships prior to the date they were acquired by the Company. Accordingly, the actual historical data for periods after the acquisition may not be comparable to data presented for periods prior to the acquisition of Fort Mill Ford and Fort Mill Chrysler-Plymouth-Dodge.

               PRO FORMA COMBINED AND CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma combined and consolidated statements of operations for the year ended December 31, 1996 and for the six months ended June 30, 1997 reflect the historical accounts of the Company for those periods, adjusted to give pro forma effect to the Reorganization, the FIFO Conversion, the Acquisitions and the Offering, as if these events had occurred at January 1, 1996. The following unaudited pro forma consolidated balance sheet as of June 30, 1997 reflects the historical accounts of the Company as of that date adjusted to give pro forma effect to the FIFO Conversion, the Acquisitions and the Offering as if these events had occurred on June 30, 1997. The Acquisitions will be consummated on or before the closing of the Offering and are conditions precedent to the closing of the Offering. The Company intends to convert to the FIFO Method of inventory accounting conditioned and effective upon the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     The pro forma combined and consolidated financial data and accompanying notes should be read in conjunction with the Combined and Consolidated Financial Statements and related notes of the Company as well as the financial statements and related notes of the Bowers Dealerships, the Lake Norman Dealerships, Ken Marks Ford and Dyer Volvo, all of which are included elsewhere in this Prospectus. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma combined financial data is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed, and are not intended to project the Company's financial condition on any future date or its results of operation for any future period.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                       COMPANY
                                             PRO FORMA
                                            ADJUSTMENTS                            THE ACQUISITIONS
                                              FOR THE                                                            PRO FORMA
                                             REORGANI-                                                        ADJUSTMENTS FOR
                                            ZATION AND       BOWERS                                                 THE
                                             THE FIFO      DEALERSHIPS    LAKE NORMAN   KEN MARKS    DYER      ACQUISITIONS
                               ACTUAL (1)   CONVERSION    PRO FORMA (2)   DEALERSHIPS   FORD (3)     VOLVO        (4)(5)
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Vehicle sales...............  $ 326,842     $             $ 144,177      $ 124,539    $ 131,826   $60,871       $
  Parts, service and collision
    repair....................     42,644                      17,338          9,543       14,224    11,163
  Finance and insurance.......      7,118                       2,877          3,617        2,317       542
    Total revenues............    376,604                     164,392        137,699      148,367    72,576
Cost of sales.................    332,407      (1,360)(8)     142,424        121,806      128,850    62,547          (545)(12)
Gross profit..................     44,197       1,360          21,968         15,893       19,517    10,029           545
Selling, general and
  administrative expenses.....     33,677                      18,977         14,215       16,190     6,997        (1,351)(13)
                                                                                                                   (3,351)(14)
                                                                                                                      249(15)
Depreciation and
  amortization................      1,076       75(9)             733             89           94       126          (193)(16)
                                                                                                                    1,654(17)
                                                                                                                      (29)(15)
Operating income..............      9,444       1,285           2,258          1,589        3,233     2,906         3,566
Interest expense, floor
  plan(6).....................      5,968                       1,522          1,552        2,054       373        (2,127)(11)
Interest expense, other.......        433                         199             50                                  400(18)
                                                                                                                     (108)(15)
Other income..................        618                         797            258           97       452
Income before income taxes and
  minority interest...........      3,661       1,285           1,334            245        1,276     2,985         5,401
Provision for income taxes....      1,400         513(10)          61                         546       955         2,244(19)
                                                                                                                    1,627(20)
                                                                                                                       61(21)
                                                                                                                     (955)(22)
Income before minority
  interest....................      2,261         772           1,273            245          730     2,030         2,424
Minority interest in earnings
  of subsidiary...............        114        (114)(9)
Net income....................  $   2,147     $   886       $   1,273      $     245    $     730   $ 2,030       $ 2,424
Pro forma net income per
  share(7)....................
Weighted average shares
  outstanding.................

                                                 PRO FORMA
                                                  FOR THE
                                                 REORGANI-
                                                ZATION, FIFO
                                                CONVERSION,
                                 PRO FORMA          THE
                                ADJUSTMENTS     ACQUISITIONS
                                  FOR THE         AND THE
                                 OFFERING         OFFERING
Revenues:
  Vehicle sales...............    $               $788,255
  Parts, service and collision
    repair....................                      94,912
  Finance and insurance.......                      16,471
    Total revenues............                     899,638
Cost of sales.................                     786,129
Gross profit..................                     113,509
Selling, general and
  administrative expenses.....        201(23)       85,804
Depreciation and
  amortization................                       3,625
Operating income..............       (201)          24,080
Interest expense, floor
  plan(6).....................                       9,342
Interest expense, other.......                         974
Other income..................                       2,222
Income before income taxes and
  minority interest...........       (201)          15,986
Provision for income taxes....        (80)(24)       6,372
Income before minority
  interest....................       (121)           9,614
Minority interest in earnings
  of subsidiary...............
Net income....................    $  (121)        $  9,614
Pro forma net income per
  share(7)....................                    $
Weighted average shares
  outstanding.................

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997


                                       COMPANY
                                            PRO FORMA
                                           ADJUSTMENTS                            THE ACQUISITIONS
                                             FOR THE                                                              PRO FORMA
                                            REORGANI-                                                            ADJUSTMENTS
                                           ZATION AND        BOWERS                                                FOR THE
                                            THE FIFO      DEALERSHIPS     LAKE NORMAN   KEN MARKS                ACQUISITIONS
                               ACTUAL(1)   CONVERSION    PRO FORMA (2)    DEALERSHIPS   FORD (3)    DYER VOLVO     (4)(5)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Vehicle sales..............  $ 185,077     $               $67,219        $69,798      $ 65,157     $31,373      $
  Parts, service and
    collision repair.........     22,907                      9,694           5,321         5,999      5,960
  Finance and insurance......      4,763                      1,539           1,950         1,029        129
    Total revenues...........    212,747                     78,452          77,069        72,185     37,462
Cost of sales................    188,368          55(8)      67,390          68,272        63,402     32,377          (371)(12)
Gross profit.................     24,379         (55)        11,062           8,797         8,783      5,085           371
Selling, general and
  administrative expenses....     18,413                      8,744           6,937         7,547      3,498          (944)(13)
                                                                                                                    (1,004)(14)
                                                                                                                       191(15)
Depreciation and
  amortization...............        396          36(9)         338              47            47        151          (100)(16)
                                                                                                                       827(17)
                                                                                                                       (22)(15)
Operating income.............      5,570         (91)         1,980           1,813         1,189      1,436         1,423
Interest expense, floor plan
  (6)........................      3,018                        885           1,185           925        276         (1048)(11)
Interest expense, other......        269                        118              68                                    200(18)
                                                                                                                       (80)(15)
Other income.................        274                        459             176            91        247
Income before income taxes
  and minority interest......      2,557         (91)         1,436             736           355      1,407         2,351
Provision for income taxes...        937         (36)(10)         31                          147                      833(19)
                                                                                                                     1,285(20)
                                                                                                                        83(21)
Income before minority
  interest...................      1,620         (55)         1,405             736           208      1,407           150
Minority interest in earnings
  of subsidiary..............         47         (47)(9)
Net income...................  $   1,573     $    (8)        $1,405         $   736      $    208     $1,407       $   150
Pro forma net income per
  share (7)..................
Weighted average shares
  outstanding................

                                              PRO FORMA FOR THE
                                                  REORGANI-
                                PRO FORMA        ZATION, FIFO
                               ADJUSTMENTS     CONVERSION, THE
                                 FOR THE     ACQUISITIONS AND THE
                                OFFERING           OFFERING
Revenues:
  Vehicle sales..............    $                 $418,624
  Parts, service and
    collision repair.........                        49,881
  Finance and insurance......                         9,410
    Total revenues...........                       477,915
Cost of sales................                       419,493
Gross profit.................                        58,422
Selling, general and
  administrative expenses....                        43,553
                                     171(23)
Depreciation and
  amortization...............                         1,720
Operating income.............       (171)            13,149
Interest expense, floor plan
  (6)........................                         5,241
Interest expense, other......                           575
Other income.................                         1,247
Income before income taxes
  and minority interest......       (171)             8,580
Provision for income taxes...        (68) (24)          3,212
Income before minority
  interest...................       (103)             5,368
Minority interest in earnings
  of subsidiary..............
Net income...................    $  (103)          $  5,368
Pro forma net income per
  share (7)..................                      $
Weighted average shares
  outstanding................


 (1) The actual combined statement of operations data for the Company includes the results of Fort Mill Ford from February 1, 1996, the effective date of its acquisition. Pro forma adjustments have not been presented to include the results of operations for Fort Mill Ford for the one month period ended February 1, 1996 because management believes such results are not material. The actual consolidated statement of operations data for the six months ended June 30, 1997 include the results of Fort Mill Chrysler-Plymouth-Dodge from June 3, 1997, the date of its acquisition.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

      (2) During 1996 and 1997, Nelson Bowers acquired three automobile dealerships whose operating results, from their respective dates of acquistion, are included in the historical combined and consolidated statement of operations in the table below. The following table adjusts the historical combined and consolidated statements of operations to include the acquirees as if the acquisitions, had occurred on January 1, 1996.



                                                                           YEAR ENDED DECEMBER 31, 1996
                                                   BOWERS         EUROPEAN       EUROPEAN     NELSON                     BOWERS
                                               DEALERSHIPS(A)    MOTORS OF      MOTORS OF     BOWERS    PRO FORMA     DEALERSHIPS
                                                (HISTORICAL)   CHATTANOOGA(E)  NASHVILLE(B)  DODGE(B)  ADJUSTMENTS    (PRO FORMA)
                                                                                  (IN THOUSANDS)
Revenues:
  Vehicle sales...............................    $ 91,183         $6,940        $ 21,827    $24,227    $               $144,177
  Parts, service and collision repair.........       7,970          1,194           4,740      3,434                      17,338
  Finance and insurance.......................       2,337                            199        341                       2,877
    Total revenues............................     101,490          8,134          26,766     28,002                     164,392
Cost of sales.................................      87,757          7,130          23,054     24,483                     142,424
Gross profit..................................      13,733          1,004           3,712      3,519                      21,968
Selling, general and administrative
expenses......................................      11,807            926           3,401      2,843                      18,977
Depreciation and amortization.................         365             37              86        106          139(d)         733
Operating income..............................       1,561             41             225        570         (139)         2,258
Interest expense, floor plan..................       1,178             87             208         49                       1,522
Interest expense, other.......................         196                                         3                         199
Other income..................................         121             92             166        418                         797
Income before income taxes....................         308             46             183        936         (139)         1,334
Provision for income taxes....................          61                                                                    61
Net Income....................................    $    247         $   46        $    183    $   936    $    (139)      $  1,273



                                                                                      SIX MONTHS ENDED JUNE 30, 1997
                                                                               BOWERS        NELSON                    BOWERS
                                                                           DEALERSHIPS(A)    BOWERS     PRO FORMA    DEALERSHIPS
                                                                            (HISTORICAL)    DODGE(C)   ADJUSTMENTS   (PRO FORMA)
                                                                                              (IN THOUSANDS)
Revenues:
  Vehicle sales..........................................................     $ 63,950      $ 3,269     $             $  67,219
  Parts, service and collision repair....................................        9,107          587                       9,694
  Finance and insurance..................................................        1,497           42                       1,539
    Total revenues.......................................................       74,554        3,898                      78,452
Cost of sales............................................................       63,945        3,445                      67,390
Gross profit.............................................................       10,609          453                      11,062
Selling, general and administrative expenses.............................        8,294          450                       8,744
Depreciation and amortization............................................          309           14            15(d)        338
Operating income (loss)..................................................        2,006          (11 )         (15)        1,980
Interest expense, floor plan.............................................          881            4                         885
Interest expense, other..................................................          118                                      118
Other income.............................................................          422           37                         459
Income before income taxes...............................................        1,429           22           (15)        1,436
Provision for income taxes...............................................           31                                       31
Net Income...............................................................     $  1,398      $    22     $     (15)    $   1,405


           (a) The historical statement of operations data for the Bowers Dealerships includes the results of Nelson Bowers Dodge from March 1, 1997, the date of its acquisition by the owners of the Bowers Dealerships. Such statement also includes the results of European Motors of Nashville and European Motors of Chattanooga from October 1, 1996 and May 1, 1996, respectively, which were acquired by the owners of the Bowers Dealerships on those dates.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

           (b) Reflects the results of operations of (i) Nelson Bowers Dodge for the year ended December 31, 1996; and (ii) European Motors of Nashville for the period from January 1, 1996 to October 1, 1996, the date of its acquisition by the owners of the Bowers Dealerships. Such data was obtained from monthly financial statements prepared by the dealership as required by the manufacturers.


           (c) Reflects the results of operations of Nelson Bowers Dodge for the period from January 1, 1997 to March 1, 1997, the date of its acquisition by the owners of the Bowers Dealerships. Such data was obtained from monthly financial statements prepared by the dealership as required by the manufacturers.


           (d) Reflects the amortization of goodwill resulting from the acquisition of Nelson Bowers Dodge, European Motors of Nashville and European Motors of Chattanooga over an assumed amortization period of 40 years for the period not included in the historical financial statements, assuming that such acquisitions were consummated on January 1, 1996.


           (e) Reflects the results of operations of European Motors of Chattanooga for the period from January 1, 1996 to April 30, 1996, the date of its acquisition by the owners of the Bowers Dealerships. Such data was obtained from monthly financial statements prepared by the dealership as required by the manufacturers.


      (3) Ken Marks Ford's fiscal year ends on April 30 of each year. Accordingly, the Statement of Operations data for Ken Marks Ford for the year ended December 31, 1996 was derived by adjusting the data for the year ended April 30, 1997 to include results from January 1, 1996 through April 30, 1996, and exclude results from January 1, 1997 through April 30, 1997. The Statement of Operations data for the six months ended June 30, 1997 was similarly derived by adjusting the historical financial statements for the year ended April 30, 1997 to include results from May 1, 1997 through June 30, 1997, and excludes results from May 1, 1996 through December 31, 1996.

      (4) The Company has excluded (i) the results of operations of Fort Mill Chrysler-Plymouth-Dodge for the year ended December 31, 1996 and the period ended June 3, 1997 and (ii) the historical results of operations and related pro forma adjustments related to the Williams Acquisition because management believes such results and adjustments are not material to the Pro Forma Combined and Consolidated Statement of Operations.

      (5) Prior to the Company's acquisition of the Lake Norman Dealerships, its former owners directed $550,000 and $150,000 in contributions to charitable organizations during the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. It is the Company's intention not to maintain the level of charitable contributions already reflected in the Company's historical combined financial statements. Although no pro forma adjustment to eliminate this expense has been included in the accompanying Pro Forma Combined and Consolidated Statements of Operations, the Company believes disclosure and consideration of the Lake Norman Dealerships contributions is appropriate to understand the continuing impact on the Company's results of operations of the acquisition of the Lake Norman Dealerships.

      (6) The Company intends to raise sufficient funds in the Offering to fund the Acquisitions. In the event that the Company determines not to raise sufficient funds in the Offering to acquire the dealerships being acquired in the Acquisitions, the Company would incur additional indebtedness and the related interest expense. The Pro Forma Combined and Consolidated Statements of Operations do not give effect to any additional interest expense that would be incurred.

      (7) Pro forma net income per share is based upon the assumption that shares of Class A Common Stock are outstanding after the
          Offering. This amount represents            shares of Class A Common
          Stock to be issued in the Offering, and           shares of Common
          Stock owned by the Company's stockholders immediately following the Reorganization and the Acquisitions. See "Principal Stockholders" and
          Note 1 to the Company's Combined and Consolidated Financial Statements included elsewhere in this Prospectus.

      (8) Reflects the conversion from the LIFO Method of inventory accounting to the FIFO Method of inventory accounting. The Company intends to convert to the FIFO Method conditioned and effective upon the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

      (9) Reflects the elimination of minority interest in earnings as a result of the acquisition of the 31% minority ownership interest in Town & Country Toyota, Inc. for $3.2 million of Class B Common Stock in connection with the Reorganization, and the amortization of approximately $2.8 million in related goodwill over 40 years arising from such acquisition.

     (10) Reflects the net increase in the provision for income taxes due to the conversion to the FIFO Method and the amortization of goodwill related to the acquisition of the minority interest pursuant to the Reorganization, calculated at the effective rate of 39.9%.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

     (11) Reflects the decrease in interest expense, floor plan resulting from the refinancing of the Company's and the Acquisition's floor plan notes payable into one master agreement. This agreement is irrevocable, contingent upon the Offering, and charges interest at rates that are more favorable than the current rates in effect.



     (12) Adjustment reflects the conversion from the LIFO Method of inventory accounting to the FIFO Method of inventory accounting at the Lake Norman Dealerships, Ken Marks Ford and Dyer Volvo in the amount of $169,000, $260,000 and $116,000, respectively for the year ended December 31, 1996 and $324,000 at the Lake Norman Dealerships and $47,000 at Ken Marks Ford for the six months ended June 30, 1997 (no significant amount for Dyer Volvo during this period). The Company intends to convert to the FIFO Method conditioned upon the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


     (13) Reflects the net decrease in selling, general and administrative expenses related to the net reduction in salaries and fringe benefits of owners and officers of the acquired dealerships who will become employees of the Company after the Offering, consistent with reduced salaries pursuant to employment agreements with the Company, effective upon consummation of the Offering.

     (14) The decrease in selling, general and administrative expenses reflects the elimination of salaries paid to owners of certain dealerships acquired in the Acquisitions whose positions and salaries will be eliminated in conjunction with the Offering.


     (15) Reflects the Company's estimate of the increase in rent expense related to lease agreements entered into with the sellers of the Bowers Dealerships for the dealerships' real property that will not be acquired by the Company, and decreases in depreciation expense and interest expense related to mortgage indebtedness encumbering such property. The increase in rent expense and decreases in depreciation expense and interest expense are based on the terms of the asset purchase agreement.


     (16) Reflects the elimination of amortization expense related to goodwill that arose in previous acquisitions in the Bowers Dealerships, assuming that each of the acquisitions giving rise to goodwill was consummated on January 1, 1996. See Note 2.

     (17) Reflects the amortization over an assumed amortization period of 40 years of approximately $66.2 million in intangible assets, which consist primarily of goodwill, resulting from the Acquisitions which were assumed to occur on January 1, 1996. See "Acquisitions" and "Pro Forma Combined and Consolidated Balance Sheet."

     (18) In connection with the Bowers Acquisition, the Company will issue a promissory note of up to $5.0 million that will bear interest at NationsBank's prime rate less 0.5%. This adjustment reflects an increase in interest expense related to the promissory note assuming a prime rate of 8.5%.

     (19) Reflects the net increase in provision for income taxes resulting from adjustments 11 through 18 above, computed using effective income tax rates ranging from 38.5% to 42.8%.


     (20) Certain of the Bowers Dealerships, the Lake Norman Dealerships, and Dyer Volvo were not subject to federal and state income taxes because they were either S corporations, partnerships, or limited liability companies during the period indicated. This adjustment reflects an increase in the federal and state income tax provision as if these entities had been taxable at the combined statutory income tax rate of approximately 39%. Upon completion of the Acquisitions, these businesses that have historically not been subject to corporate income tax will thereafter be subject to federal and state income tax as C corporations.



     (21) Reflects an increase from the Company's historical effective tax rate resulting from a higher statutory tax rate used due to an increase in taxable income for the pro forma combined entity and from an additional pro forma permanent difference for non-taxable goodwill amortization.



     (22) Reflects the elimination of federal and state tax expense which were assessed on the recapture of the LIFO inventory reserve which was required by tax law pursuant to the conversion of Dyer Volvo from a C corporation to an S corporation effective January 1, 1996.


     (23) Reflects the increase in salaries of existing and new officers who have entered into employment agreements with the Company, effective upon consummation of the Offering.


     (24) Reflects the net increase in provision for income taxes resulting from adjustment 23 above, computed using an effective income tax rate of 40.6%.

               PRO FORMA COMBINED AND CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997

                                            PRO FORMA                               THE ACQUISITIONS
                                         ADJUSTMENTS FOR                                                        PRO FORMA
                                ACTUAL        FIFO          BOWERS     LAKE NORMAN  KEN MARKS                ADJUSTMENTS FOR
ASSETS                           (1)       CONVERSION     DEALERSHIPS  DEALERSHIPS    FORD     DYER VOLVO   THE ACQUISITIONS
                                                                       (IN THOUSANDS)
Current Assets:
  Cash and cash equivalents... $  9,238      $              $ 4,766      $ 3,467     $ 2,491    $    173        $ (90,200)(3)
  Marketable equity
    securities................      769
  Receivables.................   12,897                       2,649        2,535       2,347       2,535
  Inventories.................   59,885       13,580(2)      30,948       22,778      14,802      11,129            6,817(5)

  Deferred income taxes.......      256                                                   96
  Other current assets........      818                       2,779          244         679          32
      Total current assets....   83,863       13,580         41,142       29,024      20,415      13,869          (81,722)
Property and equipment, net...   13,270                       4,106          567         489       1,156           (2,311)(6)
Goodwill, net.................    9,463                       8,286                                                66,150(3)
                                                                                                                   (8,285)(7)
Other assets..................      263                         255          462          14         297
      Total assets............ $106,859      $13,580        $53,789      $30,053     $20,918    $ 15,322        $ (26,168)
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current Liabilities:
  Notes payable-floor plan.... $ 67,856      $              $26,771      $25,865     $16,165    $  5,534        $
  Notes payable-other.........                                3,685           28
  Trade accounts payable......    3,848                       1,190        1,352         622
  Accrued interest............      491                         178
  Other accrued liabilities...    3,394                       1,424          472       1,648         512
  Taxes payable...............                   917(2)                                   67         239              176(8)
  Payable to Company's
    Chairman..................    3,500
  Current maturities of
    long-term debt............      487                         428           71                                      357(3)
      Total current
        liabilities...........   79,576          917         33,676       27,788      18,502       6,285              533
Long-term debt................    5,137                       2,332          786                                   (1,768)(6)
                                                                                                                    4,643(3)
Payable to affiliated
 companies....................      855
Deferred income taxes.........      931        4,583(2)                                   17                          882(8)
Other long-term liabilities...                                                                       238
Stockholders' Equity:
  Common Stock of combined
    companies.................                                  300           75           1         153             (529)(3)
  Class A Common Stock........
  Class B Common Stock........
  Paid-in capital.............   16,604                                      600         424          28           (1,052)(3)
  Treasury stock..............                                                                    (4,976)           4,976(3)
  Retained earnings and
    members' and partners'
    equity....................    6,486        8,080(2)      17,884          804       1,974      13,594            6,817(5)
                                                                                                                   (1,058)(8)
                                                                                                                     (543)(6)
                                                                                                                  (32,848)(3)
                                                                                                                   (8,285)(7)
  Due from affiliates.........   (2,633)                       (403)                                                  403(3)
  Unrealized loss on
    marketable equity
    securities................      (97)
      Total stockholders'
        equity................   20,360        8,080         17,781        1,479       2,399       8,799          (30,458)
Total liabilities and
 stockholders' equity......... $106,859      $13,580        $53,789      $30,053     $20,918    $ 15,322        $ (26,168)

                                   PRO FORMA
                                ADJUSTMENTS FOR
ASSETS                           THE OFFERING     TOTAL
Current Assets:
  Cash and cash equivalents...     $ 100,000(9)  $ 29,935
  Marketable equity
    securities................                        769
  Receivables.................                     22,963
  Inventories.................                    159,939
  Deferred income taxes.......                        352
  Other current assets........                      4,552
      Total current assets....       100,000      218,510
Property and equipment, net...                     17,277
Goodwill, net.................                     75,614
Other assets..................                      1,291
      Total assets............     $ 100,000     $312,692
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current Liabilities:
  Notes payable-floor plan....     $             $142,191
  Notes payable-other.........                      3,713
  Trade accounts payable......                      7,012
  Accrued interest............                        669
  Other accrued liabilities...                      7,450
  Taxes payable...............                      1,399
  Payable to Company's
    Chairman..................                      3,500
  Current maturities of
    long-term debt............                      1,343
      Total current
        liabilities...........                    167,277
Long-term debt................                     11,130
Payable to affiliated
 companies....................                        855
Deferred income taxes.........                      6,413
Other long-term liabilities...                        238
Stockholders' Equity:
  Common Stock of combined
    companies.................
  Class A Common Stock........
  Class B Common Stock........
  Paid-in capital.............       100,000(9)   116,604
  Treasury stock..............
  Retained earnings and
    members' and partners'
    equity....................                     12,905
  Due from affiliates.........                     (2,633)
  Unrealized loss on
    marketable equity
    securities................                        (97)
      Total stockholders'
        equity................       100,000      126,779
Total liabilities and
 stockholders' equity.........     $ 100,000     $312,692



                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) The Reorganization, including the acquisition of the 31% minority interest in Town & Country Toyota for $3.2 million in Class B Common Stock in exchange therefor, was effective as of June 30, 1997 and is therefore reflected in the actual balance sheet as of that date. The acquisition of the minority interest resulted in the recognition of $2.8 million of additional goodwill.

(2) Reflects the conversion from the LIFO Method of inventory accounting to the FIFO Method of inventory accounting and the amount of taxes payable that will result from this conversion. The Company intends to convert to the FIFO Method conditioned upon the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Overview."


(3) Reflects the preliminary allocation of the aggregate purchase price of the Acquisitions based on the estimated fair value of the net assets acquired. Because the carrying amount of the net assets acquired, which primarily consist of accounts receivable, inventory, equipment, and floor plan indebtedness, approximates their fair value, management believes the application of purchase accounting will not result in an adjustment to the carrying amount of those net assets. Under the acquisition agreement, the negotiated purchase prices for the Acquisitions will be adjusted downward to the extent that the fair value of the tangible net assets as of the closing is less than an agreed upon amount. Under the provisions of purchase accounting, the Company has one year from the date of acquisition to finalize the allocation of the purchase price to the assets and liabilities acquired to the extent that additional information is required for the final measurement of a contingency related to an acquisition. Thus, the amount of goodwill and the corresponding amortization may ultimately be different from the amounts estimated here, depending upon the actual fair value of tangible net assets acquired at closing of the Acquisitions. The estimated purchase price allocation consists of the following:



                                       BOWERS DEALERSHIPS    KEN MARKS FORD    LAKE NORMAN DEALERSHIPS    DYER VOLVO     TOTAL
Estimated total consideration:
  Cash..............................        $ 28,500            $ 25,500               $18,200             $ 18,000     $90,200
  Promissory note issued............           5,000                                                                      5,000
      Total.........................          33,500              25,500                18,200               18,000      95,200
Less negotiated minimum fair value
  of tangible net assets acquired...          10,500               5,050                 3,000               10,500      29,050
Excess of purchase price over fair
  value of net tangible assets
  acquired..........................        $ 23,000            $ 20,450               $15,200             $  7,500     $66,150



   The purchase price for the acquisition of the Bowers Dealerships has not been adjusted in the Pro Forma Combined and Consolidated Balance Sheet as of June 30, 1997 reflecting the elimination of Saturn of Chattanooga, Inc. as one of the dealerships acquired in the Bowers acquisition. This purchase price will be subject to downward adjustment pending the conclusion of negotiations among the Company, Nelson Bowers and Saturn regarding this purchase price.



   In connection with the acquisition of Dyer Volvo, the Company will issue a warrant that will entitle the holder to acquire Class A shares representing a 0.375% ownership interest in the Company at an exercise price per share equal to the price offered in the Offering. Because the number of underlying shares and the exercise price of the underlying shares is not determinable at this time, the Company is currently not able to value this warrant. Accordingly, the Pro Forma Combined and Consolidated Balance Sheet does not give effect to the issuance of this warrant, however, management believes the effect on the Company's pro forma financial position and results of operations would not be materially different from that which is presented. The difference between the purchase price and the fair market value of the net tangible assets acquired will be allocated to intangible assets, primarily goodwill and amortized over 40 years.



   In connection with the acquisition of European Motors' Volvo franchise as part of the Bowers Dealerships and the acquisition of Dyer Volvo, Volvo's consent requires that the former owners maintain a 20% voting interest in, and serve as the manager of these respective dealerships. Company management believes that the effect of these arrangements, as currently structured, on the Company's pro forma financial positions and results of operations would not be materially different from that which is presented.



(4) Not used.



(5) Reflects the conversion from the LIFO Method of inventory accounting to the FIFO Method of inventory accounting at the Lake Norman Dealerships, Ken Marks Ford and Dyer Volvo in the amounts of $1,564,000, $2,750,000 and $2,503,000, respectively. The Company intends to convert to the FIFO Method conditioned upon the closing of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."



(6) Reflects the distribution of real property of the Bowers Dealerships with a net depreciated cost of approximately $2.3 million, which are not being acquired in the Acquisitions, and the related mortgage indebtedness in the amount of approximately $1.8 million. See "Certain Transactions."


(7) Reflects the elimination of goodwill that arose in previous acquisitions of the Bowers Dealerships.


(8) Reflects the amount of taxes payable that will result from the FIFO conversion at Ken Marks Ford in the amount of $1,058,000.


(9) Reflects the issuance of Class A Common Stock in the Offering. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition should be read in conjunction with the Sonic Automotive, Inc. and Affiliated Companies Combined and Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW


     Sonic Automotive, Inc. is one of the leading automotive retailers in the United States, operating 19 dealerships, four standalone used vehicle facilities and seven collision repair centers in the southeastern and southwestern United States. Sonic sells new and used cars and light trucks, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges related F&I for its automotive customers. The Company's business is geographically diverse, with dealership operations in the Charlotte, Chattanooga, Nashville, Tampa-Clearwater, Houston and Atlanta markets, each of which the Company believes are experiencing favorable demographic trends. Sonic sells 16 domestic and foreign brands, which consist of BMW, Cadillac, Chrysler, Dodge, Eagle, Ford, Honda, Infiniti, Jaguar, Jeep, KIA, Oldsmobile, Plymouth, Toyota, Volkswagen and Volvo. In several of its markets, the Company has a significant market share for new cars and light trucks, including 13.7% in Charlotte and 9.1% in Chattanooga in 1996. Pro forma for the Acquisitions, the Company had revenues of $899.6 million and retail unit sales of 24,206 new and 13,475 used vehicles in 1996. The Company believes that in 1996, based on pro forma retail unit sales it would have been one of the ten largest dealer groups out of a total of more than 15,000 dealer groups in the United States and, based on pro forma revenues, it would have had three of the top 100 individual dealerships locations in the United States.



     The Company intends to pursue an acquisition growth strategy led by a management team that has experience in the consolidation of both automotive retailing as well as motor sports businesses. Bruton Smith, who is also the Chief Executive Officer of Speedway Motorsports, Inc., the owner and operator of several motor sports facilities, first entered the automotive retailing business in the mid-1960's. Mr. Smith will devote approximately 50% of his business time to the Company. Since 1990, Mr. Smith has successfully acquired three dealerships and increased revenues from his dealerships from $199.4 million in 1992 to $376.6 million in 1996, without giving effect to the Acquisitions. In the Tennessee market, Mr. Bowers has acquired or opened eight dealerships since 1992 and increased revenues of the Bowers Dealerships from $13.2 million in 1992 to $101.5 million in 1996. No assurance can be given that Messrs. Smith and Bowers will be successful in acquiring or opening new dealerships for the Company or increasing the Company's revenues.


     New vehicle revenues include the sale and lease of new vehicles. Used vehicle revenues include amounts received for used vehicles sold to retail customers, other dealers and wholesalers. Other operating revenues include parts and services revenues, fees and commissions for arranging F&I and sales of third party extended warranties for vehicles (collectively, "F&I transactions"). In connection with vehicle financing contracts, the Company receives a fee (a "finance fee") from the lender for originating the loan. If within 90 days of origination the customer pays off the loans through refinancing or selling/trading in the vehicle, or defaults on the loan the finance company will assess a charge (a "chargeback") for a portion of the original commission. The amount of the chargeback depends on how long the related loan was outstanding. As a result, the Company has established reserves based on its historical chargeback experience. The Company also sells warranties provided by third party vendors, and recognizes a commission at the time of sale.

     While the automotive retailing business is cyclical, Sonic sells several products and services that are not closely tied to the sale of new and used vehicles. Such products and services include the Company's parts and service and collision repair businesses, both of which are not dependent upon near-term new vehicle sales volume. One measure of cyclical exposure in the automotive retailing business is based on the dealerships' ability to cover fixed costs with gross profit from revenues independent of vehicle sales. According to this measurement of "fixed coverage," a higher percentage of non-vehicle sales revenue to fixed costs indicates a lower exposure to economic cycles. Each manufacturer requires its dealerships to report fixed coverage according to a specific method, and the methods used vary widely among the manufacturers and are not comparable. However, on an aggregate basis, the Company believes its exposure to cyclicality may be measured by dividing the sum of the gross profit for parts, service and collision repair by the sum of all operating expenses with the exception of advertising expenses and variable payroll ("Fixed Coverage"). Under this definition, the Company's Fixed Coverage was 89.3% in 1996. For the first half of 1997, the Sonic Dealership's Fixed Coverage was 84.2% compared to 89.7% in the first half of 1996.

     The Company's cost of sales and profitability are also affected by the allocations of new vehicles which its dealerships receive from Manufacturers. When the Company does not receive allocations of new vehicle models adequate to meet customer demand, it purchases additional vehicles from other dealers at a premium to the manufacturer's invoice, reducing the gross margin realized on the sales of such vehicles. In addition, the Company follows a disciplined approach in selling vehicles to other dealers and wholesalers when the vehicles have been in the Company's inventory longer than the guidelines set by the Company. Such sales are frequently at or below cost and, therefore, affect the Company's overall gross margin on vehicle sales. The Company's salary expense, employee benefits costs and advertising expenses comprise the majority of its selling, general and administrative ("SG&A") expenses. The Company's interest expense fluctuates based primarily on the level of the inventory of new vehicles held at its dealerships, substantially all of which is financed (such financing being called "floor plan financing").

     The Company has historically accounted for all of its dealership acquisitions using the purchase method of accounting and, as a result, does not include in its financial statements the results of operations of these dealerships prior to the date they were acquired by the Company. The combined and consolidated financial statements of the Company discussed below reflect the results of operations, financial position and cash flows of each of the Company's dealerships acquired prior to June 30, 1997. As a result of the foregoing effects of the Reorganization, as well as the effects of the Acquisitions and the Offering, the historical combined and consolidated financial information described in the Management's Discussion and Analysis of Financial Condition and Results of Operations is not necessarily indicative of the results of operations, financial position and cash flows of the Company in the future or the results of operations, financial position and cash flows which would have resulted had the Reorganization and Acquisitions occurred at the beginning of the periods presented in the Combined and Consolidated Financial Statements.

     The Company's total revenues have increased from $199.4 million in 1992 to $376.6 million in 1996, for a compound annual growth rate of 17.2%. Operating income during this period experienced faster growth, with operating income increasing from $3.9 million in 1992 to $9.4 million in 1996, for a 24.6% compound annual growth rate. Income before income taxes and minority interest, however, has only increased at a compound annual growth rate of 7.2% primarily because interest expense on floor plan obligations has increased from 1.1% of total revenues in 1992 to 1.6% of total revenues in 1996. Inventory and floor plan balances increased during 1995 and 1996 to support the Company's strategy of increasing market share. In early 1997, the Company instituted additional inventory controls in order to reduce interest costs to levels typical of the industry. Interest expense on floor plan obligations as a percentage of total revenues has improved from 1.5% for the six months ended June 30, 1996 to 1.4% for the six months ended June 30, 1997.

     As of June 30, 1997, the Company effected the Reorganization pursuant to which the Company (i) acquired all of the capital stock of the Sonic Dealerships and (ii) issued Class B Common Stock in exchange for the Dealer Securities. The Company will acquire these minority interests in purchase transactions at a price in excess of their book value by approximately $2.5 million. This excess will be capitalized as goodwill and amortized over forty years. In May, June and July 1997, the Company consummated or signed definitive agreements to purchase six additional dealerships or dealership groups for an aggregate purchase price of $100.7 million. The Company intends to use the proceeds from the Offering to pay the purchase price of the Acquisitions. In connection with the Acquisitions, the Company will book approximately $66.2 million of goodwill which will be amortized over forty years.

     The Company currently utilizes the LIFO Method of accounting for inventory but intends to convert to the FIFO Method of accounting, upon the closing of the Offering, effective January 1, 1997. If the FIFO Method of inventory accounting had been used by the Company in prior periods, income before taxes and minority interest would have been higher by $1.5 million, $1.3 million and $1.4 million for the years ended December 31, 1994, 1995 and 1996, respectively, and immaterially changed for the six months ended June 30, 1996 and 1997, respectively, from the reported results under the LIFO Method. Upon election of the FIFO Method, the Company will be required under generally accepted accounting principles to restate its historical financial statements. The Company estimates that it will incur a tax liability of approximately $5.5 million in connection with this conversion to the FIFO Method.

     The automobile industry is cyclical and historically has experienced periodic downturns, characterized by oversupply and weak demand. Many factors affect the industry including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and available credit. During the five years ended December 31, 1996, the automobile industry was generally in a growth period with new vehicles sales growing at a compound rate of 10.5% as a result of price increases of 6.2% and unit sales increases of 4.0%. During the first six months of 1997, however, industry sales of new cars declined by 2.0%, although the Company's new car and light truck unit sales increased by 7.0% during the period. During these periods, interest rates were relatively stable.

RESULTS OF OPERATIONS

     The following table summarizes, for the periods presented, the percentages of total revenues represented by certain items reflected in the Company's statement of operations.

                                                                                   PERCENTAGE OF TOTAL REVENUES FOR
                                                                                                          SIX MONTHS ENDED
                                                                             YEAR ENDED DECEMBER 31,          JUNE 30,
                                                                             1994      1995      1996      1996      1997
Revenues:
New vehicle sales........................................................   61.5  %   60.0  %   61.9  %   61.0  %   64.4  %
Used vehicle sales.......................................................   23.9  %   26.0  %   24.9  %   25.6  %   22.6  %
Parts, service and collision repair......................................   12.7  %   11.5  %   11.3  %   11.1  %   10.8  %
Finance and insurance....................................................    1.9  %    2.5  %    1.9  %    2.3  %    2.2  %
Total revenues...........................................................   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %
Cost of sales............................................................   87.8  %   87.5  %   88.3  %   88.2  %   88.5  %
Gross profit.............................................................   12.2  %   12.5  %   11.7  %   11.8  %   11.5  %
Selling, general and administrative......................................    9.2  %    9.4  %    8.9  %    8.8  %    8.7  %
Operating income.........................................................    2.7  %    2.8  %    2.5  %    2.9  %    2.6  %
Interest expense.........................................................    1.3  %    1.6  %    1.7  %    1.6  %    1.6  %
Income before income taxes...............................................    1.6  %    1.3  %    1.0  %    1.5  %    1.2  %

  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     REVENUES. Revenues grew in each of the Company's primary revenue areas, except for used vehicles, for the first half of 1997 as compared with the first half of 1996, causing total revenues to increase 12.2% to $212.7 million. New vehicle sales revenue increased 18.4% to $137.1 million, compared with $115.7 million. New vehicle unit sales increased from 6,027 to 6,553, accounting for 51.5% of the increase in vehicle sales revenues. The remainder of the increase was primarily due to a 8.9% increase in the average selling price resulting from changes in vehicle prices, particularly a shift in customer preference to higher cost light trucks and sport utility vehicles.


     Used vehicle revenues from retail sales declined 7.2% from $35.2 million in the first half of 1996 to $32.7 million in the first half of 1997. The decline in used vehicle revenues was due principally to declines in used vehicle unit sales at the Company's Town & Country Ford and Lone Star Ford locations, which related to changes in consumer demand.


     The Company's parts, service and collision repair revenue increased 9.0% to $22.9 million from $21.0 million, and declined as a percentage of revenue to 10.8% from 11.1%. The increase in service and parts revenue was due principally to increased parts revenue, including wholesale parts, from the Company's Lone Star Ford and Fort Mill Ford locations. F&I revenue increased $0.5 million, due principally to increased new vehicle sales and related financings.

     GROSS PROFIT. Gross profit increased 8.7% in the 1997 period to $24.4 million from $22.4 million in the 1996 period due to increases in revenues of new vehicles principally at the Company's Lone Star Ford and Fort Mill Ford locations. Parts and service revenue increases also contributed to the increase in gross profit. Gross profit as a percentage of sales declined from 11.8% to 11.5% due principally to reductions in higher margin used vehicle sales from the prior period.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased 10.8% from $16.6 million to $18.4 million. These expenses increased due to increases in sales volume as well as expenses associated with the Acquisitions and the Offering.

     INTEREST EXPENSE. The Company's interest expense increased 10.1% from $3.0 million to $3.3 million. The increase in interest expense was due to the acquisition of Fort Mill Chrysler Plymouth Dodge dealership in June of 1997, increases in interest rates on floor plan debt and increased new vehicle inventory levels at existing dealerships.

     NET INCOME. As a result of the factors noted above, the Company's net income decreased by $0.2 million in the first half of 1997 compared to the first half of 1996.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     REVENUES. The Company's total revenue increased 21.1% to $376.6 million in 1996 from $311.0 million in 1995. New vehicle sales increased 25.0% to $233.1 million in 1996 from $186.5 million in 1995, primarily because of the acquisition in

February 1996 of the Company's Fort Mill Ford dealership. The inclusion of the results of the Fort Mill Ford dealership accounted for 65.3% of the Company's overall increase in new vehicle sales in 1996. Of the increase in sales, 60.7% was attributable to increases in unit sales from 1995 to 1996. The remainder of the increase in new vehicle sales in 1996 was largely attributable to an increase in average unit sales prices of 9.8% which the Company believes was primarily due to changes in inventory mix (particularly shifting customer preferences to light trucks and sport utility vehicles) and general increases in new vehicle sales prices.


     Used vehicle revenues from retail sales increased 12.0% to $68.0 million in 1996 from $60.8 million in 1995. The inclusion of the results of the Company's Fort Mill Ford dealership accounted for substantially all of this increase in used vehicle sales. The Company attributes the remainder of the increase in its used vehicle sales in 1996 to increases of approximately 5.6% in the average retail selling price per vehicle sold. Increases in average retail selling prices were due to changes in product mix and general price increases.

     The Company's parts, service and collision repair revenue increased 19.0% to $42.6 million for 1996, compared to $35.9 million in 1995. Of this increase, $4.4 million or 64.5% was due to the inclusion of the Company's Fort Mill Ford dealership in the 1996 results of operations. The remainder of the increase was principally the result of improved service operations and wholesale parts distribution at the Company's Town and Country Ford dealership. F&I revenues declined $0.7 million, or 8.9%, due principally to reductions in sales of finance and insurance products at Town and Country Ford.

     GROSS PROFIT. Gross profit increased 13.9% in 1996 to $44.2 million from $38.8 million in 1995 primarily due to the addition of the Fort Mill Ford dealership. Gross profit decreased from 12.5% to 11.7% as a percentage of sales due principally to declines in F&I income and declines in gross profit margins on the sale of used vehicles. Gross margins on new vehicles increased primarily due to increases in the average selling price per unit due to a change in mix of new vehicles sold, particularly higher margin light trucks and sport utility vehicles.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's SG&A expenses increased $4.3 million, or 14.8%, from $29.3 million in 1995 to $33.7 million in 1996. However, as a percentage of revenue, SG&A expenses decreased from 9.4% to 8.9%. Expenses associated with the Fort Mill Ford dealership acquired by the Company in 1996 accounted for approximately 91.4% of this increase. The Company attributes the remainder of the increase in selling, general and administrative expenses primarily to higher compensation levels in 1996 and to an increase in advertising expenses.

     INTEREST EXPENSE. The Company's interest expense in 1996 increased 29.6% to $6.4 million from $4.9 million in 1995. Of this increase $1.0 million or 70.4% was attributable to floor plan financing at the Company's Fort Mill Ford dealership acquired in February 1996. The remainder of the increase primarily reflects interest expense on the debt assumed in the acquisition of Fort Mill Ford and an increase in floor plan interest rates during 1996.

     NET INCOME. The Company's net income in 1996 decreased 11.9% to $2.1 million from $2.4 million in 1995. This decrease was principally caused by increased interest costs related to floor plan financing and debt assumed in the acquisition of Fort Mill Ford.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUES. The Company's total revenue increased 16.4% to $311.0 million in 1995 from $267.1 million in 1994. New vehicle sales increased 13.5% to $186.5 million in 1995 from $164.4 million in 1994. The Company attributes the increase in new vehicle sales to unit sales increases of 6.1% primarily from the Town & Country Ford and Lone Star Ford dealerships which increased 9.3% and 7.1%, respectively. The remainder of the increase was due to increased sales of higher priced light trucks and sport utility vehicles and general price increases.

     Used vehicle revenues from retail sales increased by 27.9% to $60.8 million in 1995, compared with $47.5 million in 1994. The increase in used vehicle unit sales was due principally to increases at the Company's Lone Star Ford, Town & Country Ford and Frontier Cadillac-Oldsmobile locations. Unit sales volume increased 18.2%, or 798 units, accounting for 70.9% of the increase in used vehicle revenues. The remainder of the increase was due to improvements in product mix and general increases in used vehicle selling prices.

     The Company's parts, service and collision repair revenue increased 5.5% or $1.9 million, from $34.0 million in 1994 to $35.9 million in 1995. Wholesale parts sale increases at the Company's Lone Star Ford dealership and improved service operations at the Company's Town and Country Toyota dealership account for the majority of the increase. F&I revenue increased $2.6 million due principally to additional sales of F&I products at the Company's Town and Country Ford and Lone Star Ford dealerships.

     GROSS PROFIT. Gross profit increased 18.8% in 1995 to $38.8 million from $32.6 million in 1994. Gross profit as a percentage of sales increased from 12.2% to 12.5% due principally to a 50.8% increase in high margin F&I product sales. Gross margins on used vehicles improved due to the Company's strategy of improved inventory management and the purchase of quality used vehicles.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's SG&A expenses increased $4.7 million to $29.3 million or 19.1% and represented 9.4% in total revenues in 1995 from $24.6 million or 9.2% of total revenues in 1994.

     INTEREST EXPENSE. The Company's interest expense in 1995 increased 43.5% to $4.9 million from $3.4 million in 1994. Increased interest expense was due to increases in inventory levels and related floor plan borrowings.

     NET INCOME. The Company's net income in 1995 decreased 12.4% to $2.4 million from $2.8 million in 1994. This decrease was caused by the increase in floor plan financing due to an increase in vehicle inventory levels.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal needs for capital resources are to finance acquisitions, debt service and working capital requirements. Historically, the Company has relied primarily upon internally generated cash flows from operations, borrowing under its various credit facilities and borrowings and capital contributions from its stockholders to finance its operations and expansion. After the Offering, the Company does not expect to receive any additional financing from its existing stockholders.


     The Company has historically maintained a separate revolving floor plan credit facility for each dealership which has been used to finance vehicle inventory. The Company currently has floor plan credit facilities with Ford Motor Credit, Chrysler Financial Corporation and World Omni Financial Corporation. As of June 30, 1997 there was an aggregate of $67.9 million outstanding under the floor plan credit facilities. These floor plan facilities bear interest at variable rates ranging from LIBOR plus 2.75% to prime plus 1.0%. Typically new vehicle floor plan indebtedness exceeds the related inventory balances. The amount of vehicle cost financed with floor plan indebtedness includes manufacturers' purchase discounts not reflected in the inventory balance.


     The Company makes monthly interest payments on the amount financed under the floor plan lines but is not required to make loan principal repayments prior to the sale of the vehicles. The underlying notes are due when the related vehicles are sold and are collateralized by vehicle inventories and other assets of the Company. The floor plan financing agreements contain a number of covenants, including among others, covenants restricting the Company with respect to limitations on liens and changes in ownership, officers and key management personnel.

     Prior to consummation of the Offering, the Company intends to consolidate its new vehicle floor plan lines and obtain an additional revolving line of credit. The Company is currently negotiating with credit sources for more favorable terms. Based on current discussions with these lenders, the Company expects the interest rate on its floor plan debt to decrease compared to the interest rates currently being charged. The additional credit facility will be used principally for acquisitions.

     The Company leases various facilities and equipment under operating lease agreements including leases with related parties. See "Certain
Transaction -- Leases."

     During the first six months of 1997, the Company generated net cash of $4.0 million from operating activities. Net cash provided by operating activities was $2.1 million in 1996 and was primarily attributable to net income of $2.1 million. Increased inventory levels and accounts receivable were primarily offset by increased floor plan indebtedness and accounts payable. The increase in inventory levels in 1996 reflects an increase in the volume of sales and the timing of shipments from the Manufacturers. Increased receivables reflect increased sales primarily attributable to Fort Mill Ford and Fort Mill Chrysler-Plymouth-Dodge acquired in 1996 and 1997, respectively. The Company generated net cash from operations of $3.0 million in 1995 and 1994.

     Cash used for investing activities was approximately $1.2 million for the first six months of 1997 and related primarily to acquisitions of property and equipment. Cash provided by (used in) investing activities was ($11.5) million, $0.3 million and ($1.7) million in 1996, 1995 and 1994, respectively, including $1.9 million, $1.5 million and $1.4 million of capital expenditures during such periods.

     In 1996, cash provided by financing activities of $7.1 million reflected the purchase of capital stock by a stockholder of the Company, the proceeds of which were used to fund the acquisition of Fort Mill Ford and the purchase of stock by a stockholder of Town & Country Ford. Cash used in financing activities for the six months ended June 30, 1997 was $0.2 million principally due to scheduled payments on long-term debt.


     In conjunction with the recent consummation of the Lake Norman Acquisition, the Company obtained from NationsBank, N.A. ("NationsBank") a short-term line of credit in an aggregate principal amount of up to $20.0 million that matures no later than February 15, 1998 (the "Six Month Facility"). A total of $20.0 million in aggregate principal amount is currently outstanding under the Six Month Facility, which amount has been applied to fund the purchase price of the Lake Norman Acquisition. The Six Month Facility is secured by a pledge of Speedway Motorsports, Inc. common stock shares owned by Bruton Smith, the Company's Chairman and Chief Executive Officer. See "Certain Transactions -- The Smith Pledges." No assets of the Company secure the Six Month Facility, and the Company is under no obligation to repay or reimburse Mr. Smith should NationsBank foreclose on the securities pledged by Mr. Smith.



     The Company has received a commitment for an acquisition line of credit from Ford Motor Credit to provide (1) the Revolving Facility in an initial aggregate principal amount of $26.0 million (the "Initial Loan Commitment") to be increased to an aggregate principal amount of $75.0 million (the "Maximum Loan Commitment"), and (2) to provide floor plan financing of up to $200.0 million to the Company's wholly-owned dealership subsidiaries (the "Wholesale Credit Lines" and, together with the Revolving Facility, the "Facilities"). The closing of the Revolving Facility with respect to the Initial Loan Commitment is expected to occur before the consummation of the Offering. The Revolving Facility will mature in two years, unless the Company requests that such term be extended, at the option of Ford Motor Credit, for a number of additional one year terms to be negotiated by the parties. The Revolving Facility is expected to be increased to the Maximum Loan Commitment after the consummation of the Offering and upon the satisfaction of other conditions relating to no defaults in existence, the accuracy of the Company's representations and warranties and the satisfaction of certain conditions precedent to lending at the time of such increase. The proceeds from the Initial Loan Commitment are to be used to consummate the Ken Marks Acquisition. Amounts to be drawn under the Maximum Loan Commitment are to be used (i) for the acquisition of additional dealership subsidiaries and to pay a portion of the purchase price for the Borrowers Acquisition, the Dyer Acquisition and the Williams Acquisition, (ii) to refinance up to not more than $20.0 million of the amounts outstanding under the Six Month Facility, which will result in the retirement of the Six Month Facility, and (iii) to provide up to $10.0 million for general working capital needs of the Company. The Wholesale Credit Lines will be provided to the Company's dealership subsidiaries, including the dealerships acquired in the Acquisitions, on terms substantially the same as the floor plan financing currently provided by Ford Motor Credit to the Company's subsidiaries.



     Although management believes that negotiations of the Facilities will be completed before the consummation of the Offering, no assurance can be given that the Facilities will be consummated. The Initial Loan Commitment will be secured by a pledge of Speedway Motorsports, Inc. common stock owned by Bruton Smith. See "Certain Transactions -- The Smith Pledges." The Company will be under no obligation to repay or reimburse Mr. Smith if Ford Motor Credit forecloses on his securities. In addition, all of the Facilities are expected to be secured by a pledge by the Company of all the capital stock, membership interests and partnership interests of all of the Company's dealership subsidiaries and a lien on all of the Company's other assets, except for real estate owned by the Company that is currently subject to mortgages. Mr. Smith and the Company's subsidiaries will also guarantee the Facilities, and the Company will guarantee the Wholesale Credit Lines. After the Revolving Facility is increased to the Maximum Loan Commitment, Mr. Smith's guaranty and pledge of Speedway Motorsports, Inc. common stock will be terminated. The Company will also agree not to pledge any of its assets to any third party (with the exception of currently encumbered real estate).



     The Company will make certain financial covenants under the Revolving Facility, including covenants restricting or prohibiting the payment of dividends, capital expenditure and material dispositions of assets as well as other customary covenants and specified ratios of (i) debt to tangible equity (as defined in the Revolving Facility), (ii) current assets to current liabilities, (iii) earnings before interest, taxes, depreciation and amortization (EBITDA) to fixed charges, (iv) EBITDA to interest expense, (v) EBITDA to total debt and (vi) EBITDA to total floor plan debt. Moreover, the loss of voting control over the Company by the Smith Group or the failure by the Company, with certain exceptions, to own all the outstanding equity, membership or partnership interests in its dealership subsidiaries will constitute an event of default under the Revolving Facility.

     Capital expenditures, excluding amounts paid in acquisitions, were $0.9 million, $1.9 million, $1.5 million and $1.4 million in the first six months of 1997 and in 1996, 1995 and 1994, respectively. The Company's principal capital expenditures typically include building improvements and equipment for use in the Company's dealerships. Capital expenditures in 1996 and 1995 were primarily attributable to expenditures for the addition of a used car lot in 1996 and other capital improvements at the Lone Star Ford dealership. Excluding the purchase price for the Acquisitions and future acquisitions, the Company is anticipating total capital expenditures in the second half of 1997 to be approximately $1.0 million. The Company expects to increase its capital expenditures over the next few years as part of its acquisition and growth strategy.


     The Company believes that funds generated through future operations and availability of borrowings under its floor plan financing (or any replacements thereof) and its other credit arrangements will be sufficient to fund its debt service and working capital requirements and any seasonal operating requirements, including its currently anticipated internal growth for the foreseeable future. The Company estimates that it will incur a tax liability of approximately $5.5 million in connection with the change in its tax basis of accounting for inventory from LIFO to FIFO. The Company believes that it will be required to pay this liability in three to six equal annual installments, beginning in March 1998, and believes that it will be able to pay such obligation with cash provided by operations. The Company expects to fund any future acquisitions from its future cash flow from operations, additional debt financing, or Class A Common Stock issuances. The Company does not currently have in place any credit facilities for acquisitions. There can be no assurance that additional financing can be obtained on terms favorable to the Company, or that the Company will be able to use its common stock to fund any future acquisitions. See "Risk Factors -- Limitations on Financial Resources Available for Acquisitions."


SEASONALITY

     The Company's operations are subject to seasonal variations. The first quarter generally contributes less revenue and operating profits than the second, third and fourth quarters. Seasonality is principally caused by weather conditions and timing of manufacturer incentive programs and model changeovers.

     Set forth below is revenue information with respect to the Company's operations for the most recent six quarters.

                                                                             1996                               1997
                                                             1ST        2ND         3RD        4TH         1ST        2ND
                                                           QUARTER    QUARTER     QUARTER    QUARTER     QUARTER    QUARTER
Revenues................................................   $85,669    $103,946    $93,222    $93,767     $98,739    $114,008

EFFECTS OF INFLATION

     Due to the relatively low levels of inflation in 1994, 1995 and 1996 and the first half of 1997, inflation did not have a significant effect on the Company's results of operations for those periods.

NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This Statement specifies the computation, presentation and disclosure requirements for earnings per share. The Company believes that the adoption of such Statement would not result in earnings per share materially different than pro forma earnings per share presented in the accompanying statements of income.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This standard establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for the Company's fiscal year ending December 31, 1998, and the Company does not intend to adopt this statement prior to the effective date. Had the Company adopted this Statement as of January 1, 1994, it would have reported comprehensive income of $2.8 million, $2.4 million and $2.1 million for the years ended December 31, 1994, 1995 and 1996, respectively.

                                    BUSINESS

OVERVIEW


     Sonic Automotive, Inc. is one of the leading automotive retailers in the United States, operating 19 dealerships, four standalone used vehicle facilities and seven collision repair centers in the southeastern and southwestern United States. Sonic sells new and used cars and light trucks, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges related F&I for its automotive customers. The Company's business is geographically diverse, with dealership operations in the Charlotte, Chattanooga, Nashville, Tampa-Clearwater, Houston and Atlanta markets, each of which the Company believes are experiencing favorable demographic trends. Sonic sells 16 domestic and foreign brands, which consist of BMW, Cadillac, Chrysler, Dodge, Eagle, Ford, Honda, Infiniti, Jaguar, Jeep, KIA, Oldsmobile, Plymouth, Toyota, Volkswagen and Volvo. In several of its markets, the Company has a significant market share for new cars and light trucks, including 13.7% in Charlotte and 9.1% in Chattanooga in 1996. Pro forma for the Acquisitions, the Company had revenues of $899.6 million and retail unit sales of 24,206 new and 13,475 used vehicles in 1996. The Company believes that in 1996, based on pro forma retail unit sales it would have been one of the ten largest dealer groups out of a total of more than 15,000 dealer groups in the United States and, based on pro forma revenues, it would have had three of the top 100 individual dealerships locations in the United States.



     The Company's founder and Chief Executive Officer, O. Bruton Smith, has over 30 years of automotive retailing experience. In addition, the Company's other executive officers, regional vice presidents and executive managers have on average 18 years of automotive retailing experience. The Company's dealerships have won the highest attainable awards from various manufacturers measuring quality and customer satisfaction. These awards include the Five Star Award from Chrysler, the Chairman's Award from Ford, the President's Award from BMW and the President's Circle Award from Infiniti. In addition, the Company was named to Ford's Top 100 Club, which consists of Ford's top 100 retailers based on retail volume and consumer satisfaction. Also, various members of the management team have served on several manufacturer dealer councils which act as liaisons between the manufacturers and dealer groups.



     The Company intends to pursue an acquisition growth strategy led by a management team that has experience in the consolidation of both automotive retailing as well as motor sports businesses. Bruton Smith, who is also the Chief Executive Officer of Speedway Motorsports, Inc., the owner and operator of several motor sports facilities, first entered the automotive retailing business in the mid-1960's. Mr. Smith will devote approximately 50% of his business time to the Company. Since 1990, Mr. Smith has successfully acquired three dealerships and increased revenues from his dealerships from $199.4 million in 1992 to $376.6 million in 1996, without giving effect to the Acquisitions. In the Tennessee market, Mr. Bowers has acquired or opened eight dealerships since 1992 and increased revenues of the Bowers Dealerships from $13.2 million in 1992 to $101.5 million in 1996. No assurance can be given that Messrs. Smith and Bowers will be successful in acquiring or opening new dealerships for the Company or increasing the Company's revenues.


     The Company believes the competitive advantages which differentiate it from its local competitors include the reputation of the Company's management in the automotive retailing industry, regional and national economies of scale, brand and geographic diversity, and the established customer base and local name recognition of the Company's dealerships. The Company has developed and implemented several growth strategies to capitalize on these competitive advantages. One of these is to continue to expand its operations in the Southeast and Southwest by acquiring additional dealerships both within its current markets and in new markets. The Company also is seeking additional growth from the increased sale of higher margin products and services such as wholesale parts, after-market products, collision repair services and F&I.


     Automobile retailing is highly competitive. The Company's competition includes franchised automobile dealerships, some with greater resources than the Company, selling the same or similar makes of vehicles offered by the Company. Other competitors include other franchised dealers, private market buyers and sellers of used vehicles, used vehicle dealers, service center chains and independent service and repair shops. Gross profit margins on new vehicle sales have been declining since 1986. The Company also experienced gross profit margin pressure on used vehicle sales over the last 18 months. For further discussion of competition affecting the Company's business, see "Risk
Factors -- Competition" and "Business -- Competition."


GROWTH STRATEGY

     The Company's objective is to capitalize on the consolidation of the automotive retailing industry. Key elements of the Company's strategy to achieve this objective include the acquisition of additional dealerships and the leveraging of the Company's new vehicle franchises to increase sales of higher margin products and services.

(Bullet) ACQUIRE DEALERSHIPS. The Company plans to implement a "hub and spoke" acquisition program primarily by pursuing (i) well-managed dealerships in new metropolitan and growing suburban geographic markets, and (ii) dealerships that will allow the Company to capitalize on regional economies of scale, offer a greater breadth of products and services in any of its markets or increase brand diversity. The growth generated through acquisitions creates opportunities for economies of scale, including more favorable financing terms from lenders and cost savings from the consolidation of administrative functions such as employee benefits, risk management and employee training.

          NEW MARKETS. The Company looks to acquire well-managed dealerships in geographic markets it does not currently serve, principally in the Southeast and Southwest regions of the United States. The Company will target dealers having superior operational and financial management. Generally, the Company will seek to retain the acquired dealerships' operational and financial management, and thereby benefit from their market knowledge, name recognition and local reputation. The Company also anticipates that management teams at the acquired dealerships will enable the Company to identify more effectively additional acquisition opportunities in these markets.

          EXISTING MARKETS. The Company seeks growth in its operations within existing markets by acquiring dealerships that increase the brands, products and services offered in those markets. These acquisitions should produce opportunities for additional operating efficiencies, promote increased name recognition and provide the Company with better opportunities for repeat and referral business. Such acquisitions should also create opportunities for regional economies of scale in areas such as vendor consolidation, facility and personnel utilization and advertising spending. Additionally, cost savings may be achieved by consolidating certain administrative functions on a regional basis that would not be efficient on a national basis, such as accounting, information systems, title work, credit and collection.

(Bullet) PURSUE OPPORTUNITIES IN ANCILLARY PRODUCTS AND SERVICES. The Company intends to pursue opportunities to increase its sales of higher-margin products and services by expanding its collision repair centers and its wholesale parts and after-market products businesses, which, other than after market products, are not directly related to the new vehicle cycle.


          COLLISION REPAIR CENTERS. The Company's collision repair business provides favorable margins and is not significantly affected by economic cycles or consumer spending habits. The Company believes that, because of the high capital investment required for collision repair shops, and the cost of complying with environmental and worker safety regulations, large volume body shops will be more successful in the future than smaller volume shops. The Company believes that this industry will consolidate and that it will be able to capitalize on this trend by expanding its collision repair business. The Company also believes that opportunities exist for those automotive retailers that can establish relationships with major insurance carriers. The Company currently participates in 35 direct repair programs with major insurance companies and its relationships with these carriers provide a source of collision repair customers. The Company currently has eight collision repair centers accounting for approximately $8.9 million in pro forma revenue for the year ended 1996. Sonic intends over the next several years to establish collision repair centers at various of its other facilities as market conditions warrant.


          WHOLESALE PARTS. Over time, the Company plans to capitalize on its growing representation of numerous manufacturers in order to increase its sales of factory authorized parts to wholesale buyers such as independent mechanical and body repair garages and rental and commercial fleet operators.

          AFTER-MARKET PRODUCTS. The Company intends to expand its offerings of after-market products in many of its dealership locations. After-market products, such as custom wheels, performance parts, telephones and other accessories, enable the dealership to capture incremental revenue on new and used vehicle sales.

(Bullet) ENHANCE PROFIT OPPORTUNITIES IN FINANCE AND INSURANCE. The Company offers its customers a wide range of financing and leasing alternatives for the purchase of vehicles, as well as credit life, accident and health and disability insurance and extended service contracts. As a result of its size and scale, the Company believes it will be able to negotiate with the lending institutions that purchase its financing contracts to increase the Company's revenues. Likewise, the Company expects to negotiate to increase the commissions it earns on extended service and insurance products. It also expects that the integration of innovative computer technologies and in-depth sales training will serve as an important tool in enhancing F&I profitability.

(Bullet) INCREASE USED VEHICLE SALES. The Company believes that there will be opportunities to improve the used vehicle departments at several of its dealerships. The Company currently operates four standalone used vehicle facilities. In 1998, the Company intends to convert part of an existing facility in Nashville to a used vehicle facility. It also intends to develop facilities in other markets where management believes an opportunity exists.

OPERATING STRATEGY

     Sonic's operating objectives are to focus on customer satisfaction throughout the organization in order to build long-term customer relationships and to capitalize on operating efficiencies which will enhance its financial performance. The Company seeks to achieve these objectives by implementing the following operating strategies.


(Bullet) OPERATE MULTIPLE DEALERSHIPS IN GEOGRAPHICALLY DIVERSE MARKETS. The
         Company operates dealerships in Charlotte, Chattanooga, Nashville, Tampa-Clearwater, Houston and Atlanta. By operating in several locations throughout the United States, the Company believes it will be better able to insulate its earnings from local economic downturns. In addition, the Company believes that by establishing a significant market presence in its operating regions, it will be able to provide superior customer service through a market-specific sales, service, marketing and inventory strategy. It is the Company's strategy, for instance, that the savings in a market on reduced advertising costs will be re-deployed into customer service and customer retention programs. The Company's market share in its Charlotte and Chattanooga markets was 13.7% and 9.1%, respectively in 1996.



(Bullet) ACHIEVE HIGH LEVELS OF CUSTOMER SATISFACTION. Customer satisfaction has been and will continue to be a focus of the Company. The Company's personalized sales process is intended to satisfy customers by providing high-quality, affordable vehicles in a positive, "consumer friendly" buying environment. The Company's service department also seeks to provide its customers with a professional and reliable service experience of a consistently high standard. Beyond establishing strong consumer loyalty, this focus on customer satisfaction engenders good relations with Manufacturers. Manufacturers generally measure CSI, which is a result of a survey given to new vehicle buyers. Some Manufacturers offer specific performance incentives, on a per vehicle basis, if certain CSI levels (which vary by Manufacturer) are achieved by a dealer. Manufacturers can withhold approval of acquisitions if a dealer fails to maintain a minimum CSI score. Historically, the Company has not been denied Manufacturer approval of acquisitions based on CSI scores. To keep management focused on customer satisfaction, the Company includes CSI results as a component of its incentive compensation program.



(Bullet) TRAIN AND DEVELOP QUALIFIED MANAGEMENT. Sonic requires all of its employees, from service technicians to regional vice presidents, to participate in in-house training programs. The Company leverages the experience of senior management, along with third party trainers from manufacturers, industry affiliates and vendors, to formally train all employees. This training regimen has resulted in many of the Company's regional vice presidents, executive managers and salespeople being certified by NADA, and has become a convenient and effective way to share best practices among the Company's employees at all levels of the various dealerships. The Company is developing an education center (the "Education Center") to be equipped with classrooms specifically designed on a departmental basis. The F&I classroom in the Education Center, for example, is to be equipped with simulation software that replicates the dealers' systems and allows the employee to handle all facets of an F&I transaction. The Company believes that its comprehensive training of all employees at every level of their career path offers the Company a competitive advantage over other dealership groups in the development and retention of its workforce.



(Bullet) OFFER A DIVERSE RANGE OF AUTOMOTIVE PRODUCTS AND SERVICES. Sonic offers a broad range of automotive products and services, including a wide selection of new and used vehicles, vehicle financing and insurance programs, replacement parts and maintenance and repair programs. The Company offers 16 product lines ranging from economy to luxury brands consisting of BMW, Cadillac, Chrysler, Dodge, Eagle, Ford, Honda, Infiniti, Jaguar, Jeep, KIA, Oldsmobile, Plymouth, Toyota, Volkswagen and Volvo. The Company also offers a variety of used vehicles at a broad range of prices. Offering numerous new vehicle brands enables the Company to satisfy a variety of customers, reduces dependence on any one Manufacturer and reduces exposure to supply problems and product cycles.


(Bullet) CAPITALIZE ON EFFICIENCIES IN OPERATIONS. Because management compensation is based primarily on dealership performance, expense reduction and operating efficiencies are a significant management focus. As the Company pursues its acquisition strategy, the Company's size and market presence should provide it with an opportunity to negotiate favorable contracts on such expense items as advertising, purchasing, bank financings, employee benefit plans and other vendor contracts. In addition, the Company has instituted both regional and national operations committees that meet on a regular basis to share best practices to improve dealership performance.

(Bullet) UTILIZE PROFESSIONAL MANAGEMENT PRACTICES AND INCENTIVE BASED
         COMPENSATION PROGRAMS. As a result of Sonic's size and geographic dispersion, the Company's senior management has instituted a multi-tiered management structure to supervise effectively its dealership operations. In addition to the officers of the Company, this structure includes executive managers who are responsible for individual dealership operations, as well as regional vice presidents responsible for various regions throughout the country. In an effort to align management's interest with that of stockholders, a portion of the incentive compensation program for each officer, vice president and executive manager is provided in the form of Company stock options, with additional incentives based on the performance of individual profit centers. Sonic believes that this organizational structure, with room for advancement and the opportunity for equity participation, serves as a strong motivation for its employees.

(Bullet) APPLY TECHNOLOGY THROUGHOUT OPERATIONS. The Company believes that, with the customized technology it has introduced in certain markets, it has been able to improve its operations over time by integrating its systems into all aspects of its business. In these markets the Company uses computer-based technology to monitor its dealerships' operating performance and quickly adjust to market changes, and to integrate computer systems into its sales, F&I and parts and service operations. For example, sales managers use a database to identify and solicit prospective customers, and to design appropriate financing packages for prospective buyers. Service and parts managers utilize computer technology to coordinate between the two departments and to service customers more efficiently. In addition to these uses, the Company's technology also plays a role in its inventory management. The Company intends to expand this computer system into more of its dealerships and markets as the existing contracts for computer systems expire.

INDUSTRY OVERVIEW

     Automotive retailing, with approximately $640 billion in 1996 retail sales, is the largest consumer retail market in the United States, representing approximately 8% of the domestic gross product based on data collected by NADA and the U.S. Department of Commerce. Retail sales of new vehicles, which are sold exclusively through new vehicle dealers, were approximately $328 billion. In addition, used vehicle retail sales in 1996 were estimated at $311 billion, with approximately $260 billion in sales by franchised and independent dealers and the balance in privately negotiated transactions. From 1992 to 1996, new vehicles sales have grown at an annual compound rate of 10.5%, while used vehicle sales have grown at a rate of 15.8% for retail used vehicle sales and 6.7% for wholesale used vehicle sales. This significant increase in sales revenue is primarily because the average price of a new vehicle has risen at a compound average rate of 6.2% from 1992 to 1996 and newer, high-quality used vehicles now comprise a larger part of the used vehicle market. During this period, unit sales grew at rates of only 4.0% for new vehicles, 6.4% for retail used vehicles and 1.4% for wholesale used vehicles. For the six months ended June 30, 1997, industry retail sales were down 2% as a result of retail car sales declines of 5.3% and retail truck sales gains of 2.4% from the same period in 1996.

     The following table sets forth information regarding vehicle sales by new vehicle dealerships for the periods indicated.

                                                                           UNITED STATES NEW VEHICLE DEALERS' VEHICLE SALES
                                                                                                 (1)
                                                                           1992       1993       1994       1995       1996
                                                                               (UNITS IN MILLIONS; DOLLARS IN BILLIONS)
New vehicle unit sales.................................................     12.9       13.9       15.1       14.7       15.1
New vehicle sales (2)..................................................   $220.3     $253.3     $289.1     $301.2     $328.4
Used vehicle unit sales-retail.........................................      9.3        9.9       10.9       11.5       11.9
Used vehicle sales-retail (2)..........................................   $ 77.1     $ 90.7     $110.6     $126.9     $137.9
Used vehicle unit sales-wholesale......................................      6.9        6.4        6.9        7.0        7.3
Used vehicle sales -- wholesale (2)....................................   $ 26.2(3)  $ 24.3     $ 27.9     $ 30.4     $ 33.9
Total vehicle sales....................................................   $323.6     $368.3     $427.6     $458.5     $500.2
Annual growth in total vehicle sales...................................       --       13.8%      16.1%       7.2%       9.1%

(1) Reflects new vehicle dealership sales at retail and wholesale. In addition, sales by independent retail used vehicle dealers were approximately $81, $100, $134, $130 and $122 billion, respectively, and casual used car sales were estimated at approximately $36, $33, $40, $52 and $51 billion, respectively, for each of the five years ended December 31, 1996.

(2) Sales figures are calculated by multiplying unit sales by the average sales price for the year.

(3) The NADA did not report the averages sales price for wholesale transactions prior to 1993. As a result, the 1992 wholesale used vehicle sales were calculated using the 1993 average wholesale price for used vehicles.

     In addition to new and used vehicles, dealerships offer a wide range of other products and services, including repair and warranty work, replacement parts, extended warranty coverage, financing and credit insurance. In 1996, the average dealership's revenue consisted of 57.7% new vehicles sales, 30.4% used vehicle sales, and 11.9% other products and services. As a result of intense competition for new vehicle sales, the average dealership generates the majority of its profits from the sale of used vehicles and other products and services, including finance and insurance, mechanical and collision repair, and parts and service. In 1996, for example, a used vehicle earned an average gross margin of 11.0% as compared to a new vehicle's average gross margin of 6.4%, in each case for sales by new vehicle dealerships. As is typical in the retailing industry, dealership profitability varies widely across different stores and, ultimately, profitability depends on effective management of inventory, competition, marketing, quality control and, most importantly, responsiveness to the customer.

     NEW VEHICLE SALES. Franchised dealerships were originally established by automobile manufacturers for the distribution of their new vehicles. In return for exclusive distribution rights within specified territories, manufacturers exerted significant influence over their dealers by limiting the transferability of ownership in dealerships, designating the dealerships location, and managing the supply and composition of the dealership's inventory. These arrangements resulted in the proliferation of small, single-owner operations that, at their peak in the late 1940's, totaled almost 50,000. As a result of competitive, economic and political pressures during the 1970's and 1980's, significant changes and consolidation occurred in the automotive retail industry. One of the most significant changes was the increased penetration by foreign manufacturers and the resulting loss of market share by domestic car makers, which forced many dealerships to close or sell to better-capitalized dealership groups. According to industry data, the number of franchised dealerships has declined from approximately 25,000 dealerships in 1990 to approximately 22,000 in 1996. Although significant consolidation has taken place since the automotive retailing industry's inception, the industry today remains highly fragmented, with the largest 100 dealer groups generating less than 10% of total sales revenues and controlling less than 5% of all franchised dealerships.

     USED VEHICLE SALES. Sales of used vehicles have increased over the past five years, primarily as a result of the substantial increase in new vehicle prices and the greater availability of newer used vehicles due to the increased popularity of short-term leases. Like the new vehicle market, the used vehicle market is highly fragmented, with approximately 22,000 new vehicle dealers accounting for approximately $172 billion in 1996 sales. In addition, an even greater number of independent used car dealers accounted for approximately $122 billion in 1996 sales. Privately negotiated transactions accounted for the remaining 1996 sales, estimated at $51 billion. In addition, an increasing number of used vehicles are being sold by "superstore" outlets, which market only used vehicles and offer a wide selection of low mileage, popular models. In 1996, the top 100 new vehicle dealer groups accounted for less than 2% of used vehicle sales.

     INDUSTRY CONSOLIDATION. The Company believes that further consolidation is likely due to increased capital requirements of dealerships, the limited number of viable alternative exit strategies for dealership owners, and the desire of certain manufacturers to strengthen their brand identity by consolidating their franchised dealerships. The Company also believes that an opportunity exists for dealership groups with significant equity capital, and experience in identifying, acquiring and professionally managing dealerships, to acquire additional dealerships for cash, stock, debt or a combination thereof. Publicly owned dealer groups, such as the Company, are able to offer prospective sellers tax advantaged transactions through the use of publicly traded stock which may, in certain circumstances, make them more attractive to prospective sellers.

DEALERSHIP OPERATIONS


     Upon completion of the Reorganization and the Acquisitions, the Company will own eight dealerships in the Charlotte market, seven dealerships in the Chattanooga market, one dealership in the Nashville market, one dealership in the Houston market, one dealership in the Clearwater market and one dealership in the Atlanta market.


     The following table sets forth, for each of those areas, information relating to the Company's pro forma performance for the year ended December 31, 1996 and the six months ended June 30, 1997:


                                                                    NASHVILLE/                   TAMPA/
                                                       CHARLOTTE    CHATTANOOGA    HOUSTON     CLEARWATER    ATLANTA
                                                        MARKET        MARKET        MARKET       MARKET      MARKET      TOTAL
                                                                                    (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1996 SALES:
New vehicles........................................   $ 229,181     $  98,767     $ 83,763     $ 88,844     $39,940    $540,495
Used vehicles.......................................     105,034        45,410       33,403       42,982      20,931     247,760
Parts, service and collision repair.................      33,260        17,338       18,927       14,224      11,163      94,912
Finance and insurance...............................       7,397         2,877        3,338        2,317         542      16,471
  Total.............................................   $ 374,872     $ 164,392     $139,431     $148,367     $72,576    $899,638
SIX MONTHS ENDED JUNE 30, 1997 SALES:
New vehicles........................................   $ 123,130     $  40,939     $ 55,902     $ 45,577     $19,596    $285,144
Used vehicles.......................................      57,978        26,280       17,865       19,580      11,777     133,480
Parts, service and collision repair.................      17,865         9,694       10,363        5,999       5,960      49,881
Finance and insurance...............................       4,464         1,539        2,249        1,029         129       9,410
  Total.............................................   $ 203,437     $  78,452     $ 86,379     $ 72,185     $37,462    $477,915

     Since 1990 the Company has grown significantly, as a result of the acquisition and integration of new vehicle dealerships and an increase in revenues at its existing dealerships. The following table sets forth the name, brands, year of acquisition and location of the dealerships acquired by or awarded to the Company or one of the Bowers Dealerships since 1990:

                                                                                              YEAR
                                                                                            ACQUIRED             LOCATION
DEALERSHIP AND BRANDS CURRENTLY REPRESENTED
SONIC AUTOMOTIVE
Town & Country Toyota.............................................................            1990             Charlotte
Fort Mill Ford....................................................................            1996             Charlotte
Fort Mill Chrysler-Plymouth-Dodge.................................................            1997             Charlotte
BOWERS DEALERSHIPS
Nelson Bowers Ford................................................................            1993             Chattanooga
Cleveland Village Honda/Infiniti..................................................            1994             Chattanooga
Cleveland Chrysler-Plymouth-Jeep-Eagle............................................            1995             Chattanooga
Jaguar of Chattanooga (awarded franchise).........................................            1995             Chattanooga
European Motors of Nashville
  "BMW, Volkswagen"...............................................................            1996             Nashville
European Motors
  "BMW, Volvo"....................................................................            1996             Chattanooga
Nelson Bowers Dodge...............................................................            1997             Chattanooga
KIA -- VW of Chattanooga (awarded franchise)......................................            1997             Chattanooga

DEALERSHIP MANAGEMENT

     Operations of the dealerships are overseen by Regional Vice Presidents, who report to the Company's Chief Operating Officer. Each of the Company's dealerships is managed by an Executive Manager who is responsible for the operations of the dealership and the dealership's financial and customer satisfaction performance. The Executive Manager is responsible for selecting, training and retaining dealership personnel. All Executive Managers report to the Company's senior management on a regular basis and prepare a comprehensive monthly financial and operating statement of their dealership. In addition, the Company's senior management meets on a monthly basis with its Executive Managers to address changing customer preferences, operational concerns and to share best practices, such as maintaining a customer-friendly buying environment, maximizing potential revenues per new vehicle sale through increased F&I penetration, using customer calling and coupon programs to attract and retain service customers, and continued training of dealership personnel.


     Each Executive Manager is complemented by a team which includes two senior managers that aid in the operation of the dealership. The General Sales Manager is primarily responsible for the operations, personnel, financial performance and customer satisfaction performance of the new vehicle sales, used vehicle sales, and finance and insurance departments. The Parts and Service Director is primarily responsible for the operations, personnel, financial and customer satisfaction performance of the service, parts and collision repair departments (if applicable). Each of the departments of the dealership typically has a manager who reports to the General Sales Manager or Parts and Service Director.


     After the Acquisitions, the Company's Regional Vice Presidents will be as listed, with their region of responsibility and age, on the following table:

NAME                       AGE     REGION OF RESPONSIBILITY
Ken Marks, Jr.                35   Florida
Jeffrey C. Rachor             35   Tennessee, Georgia, Kentucky and Alabama
Ivan A. Tufty                 57   Texas
William Sullivan              65   North Carolina and South Carolina

NEW VEHICLE SALES


     The Company sells 16 brands of cars, light trucks and sport utility vehicles. The products have a broad range of prices from lower priced, or economy vehicles, to luxury vehicles. The Company believes that its brand, product and price diversity reduces the risk of changes in customer preferences, product supply shortages and aging products. Sales of new vehicles in 1996 were approximately 41% cars and 59% trucks. Approximately 13% of sales in 1996 were luxury brands (BMW, Cadillac, Infiniti, Jaguar and Volvo). See "Risk
Factors -- Dependence on Automobile Manufacturers."

     The following table sets forth, by vehicle brand, information relating to the Company's and the Acquisitions' new vehicle sales for 1996 and the first six months of 1997:

                                                                                      NEW VEHICLE SALES
                                                                                                         SIX MONTHS
                                                                                  YEAR ENDED                ENDED
                                                                            DECEMBER 31, 1996 (1)         JUNE 30,
                                                                                        PERCENTAGE OF     1997 (1)
                                                                         NEW VEHICLE     NEW VEHICLE     NEW VEHICLE
                                                                          REVENUES        REVENUES        REVENUES
                                                                               (REVENUE AMOUNTS IN THOUSANDS)
VEHICLE BRAND/MANUFACTURER
BMW...................................................................    $  10,838            2.2%       $  13,993
Cadillac..............................................................        2,029            0.4%             770
Chrysler/Dodge/Plymouth/Jeep/Eagle....................................       88,951           17.9%          50,935
Ford..................................................................      297,169           59.9%         164,768
Honda.................................................................       11,599            2.3%           4,992
Infiniti..............................................................        6,618            1.3%           3,247
Jaguar................................................................        2,296            0.5%           1,405
KIA...................................................................           --             --              685
Oldsmobile............................................................        2,212            0.4%           1,055
Toyota................................................................       30,520            6.2%          19,246
Volvo.................................................................       43,060            8.7%          21,478
Volkswagen............................................................          732            0.1%             257
  Total...............................................................    $ 496,024          100.0%       $ 282,831

                                                                        PERCENTAGE OF
                                                                         NEW VEHICLE
                                                                          REVENUES
VEHICLE BRAND/MANUFACTURER
BMW...................................................................         4.9%
Cadillac..............................................................         0.3%
Chrysler/Dodge/Plymouth/Jeep/Eagle....................................        18.0%
Ford..................................................................        58.3%
Honda.................................................................         1.8%
Infiniti..............................................................         1.1%
Jaguar................................................................         0.5%
KIA...................................................................         0.2%
Oldsmobile............................................................         0.4%
Toyota................................................................         6.8%
Volvo.................................................................         7.6%
Volkswagen............................................................         0.1%
  Total...............................................................       100.0%


(1) Does not include Nelson Bowers Dodge as it was purchased on March 1, 1997 and KIA-VW of Chattanooga which was purchased April 1997. European Motors of Nashville and European Motors were purchased in October 1996 and May 1996, respectively, and information for such dealerships is included from their purchase dates through December 1996.

     The Company seeks to provide customer oriented service and build lasting customer relationships that will result in repeat and referral business. Sales techniques and processes vary depending on the product line and local market conditions. All of the Company's dealerships use computer technology for prospecting and customer follow-up and extensively train sales staff to meet the needs of customers. Certain of the dealerships use computer kiosks to allow customers to browse vehicle inventories at their leisure. Depending on brand and local market, dealerships may use "greeters" rather than sales people to initially assist customers entering a dealership.

     Substantially all of the Company's new vehicles are acquired from Manufacturers. Allocation of vehicle inventory from Manufacturers is based primarily on sales volume and input from dealers. Vehicle purchases are financed through revolving credit facilities known in the industry as floor plan lending.

     The following table presents information with respect to the Company's new vehicle sales:

                                                                                                   SONIC DEALERSHIPS
                                                 SONIC DEALERSHIPS                                  SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                                   JUNE 30,
                                                                                   PRO FORMA
                                                                                    FOR THE
                                               ACTUAL                             ACQUISITIONS           ACTUAL
                        1992        1993        1994        1995        1996          1996          1996        1997
                                                  (IN THOUSANDS, EXCEPT VEHICLE UNIT DATA)
Unit sales............    8,060      9,429       9,686      10,273      11,693        24,206         6,027       6,553
Sales revenue......... $126,230   $152,525    $164,361    $186,517    $233,146      $540,505      $115,721    $137,069
Gross profit.......... $  8,723   $  8,872    $ 10,043    $ 12,283    $ 15,809      $ 40,221      $  7,672    $  8,892
Gross profit margin...      6.9%       5.8%        6.1%        6.6%        6.8%          7.4%          6.6%        6.5%


                         PRO FORMA
                          FOR THE
                        ACQUISITIONS
                            1997

Unit sales............      12,596
Sales revenue.........    $285,143
Gross profit..........    $ 20,749
Gross profit margin...         7.3%


     New vehicle sales include retail lease transactions and lease-type transactions, both of which are arranged by the Company. New vehicle leases generally have short terms. Lease customers, therefore, return to the new vehicle market more frequently. Leases also provide a source of late-model, generally low mileage, vehicles for its used vehicle inventory. Generally, leased vehicles are under warranty for the entire lease term, which allows the Company to provide repair service to the lessee throughout the term of the lease.

USED VEHICLE SALES


     The Company sells a broad variety of makes and models of used cars, vans, trucks and sport utility vehicles. On a pro forma basis in 1996, the Company sold 9,281 used car and 4,194 used truck (including sport utility vehicles) units. Used vehicle retail sales for 1996 represented 35.8% of pro forma total retail unit sales.


     Used vehicles are obtained by the Company through customer trade-ins, at "closed" auctions which may be attended only by new vehicle dealers and which offer off-lease, rental and fleet vehicles, and at "open" auctions which offer repossessed vehicles and vehicles sold by other dealers. The Company sells its used vehicles to retail customers and, in the case of vehicles in poor condition or vehicles which remain unsold for a specified period of time, to other dealers or wholesalers. Sales to other dealers or wholesalers are frequently close to or below cost and therefore negatively affect the Company's gross margin on used vehicle sales.

     The Company emphasizes retail sales of used vehicles in order to offer a wider variety of vehicles and to benefit from the higher gross margins from used vehicle sales. To improve the marketability of used vehicles the Company employs both manufacturer supported and in-house used car certification programs and sale of extended warranties on used vehicles. At certain locations, the Company provides a five day money back guarantee on the sale of all used vehicles. The Company intends to expand this guarantee program to all locations.

     After the Acquisitions, the Company will operate four standalone used car facilities. As the Company enters new markets and gains market share in existing markets, the Company intends to expand its standalone used car facilities to take advantage of the high quality sources of vehicles available to new vehicle retailers.

     The following table sets forth information on the Company's used vehicle sales:

                                                                                                     SONIC DEALERSHIPS
                                                       SONIC DEALERSHIPS                              SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                               JUNE 30,
                                                                                      PRO FORMA
                                                                                       FOR THE
                                                    ACTUAL                           ACQUISITIONS          ACTUAL
                               1992       1993       1994       1995       1996          1996         1996       1997
                                                      (IN THOUSANDS, EXCEPT VEHICLE UNIT DATA)
Retail unit sales..........     3,892      4,104      4,374      5,172      5,488        13,475        2,836      2,638
Retail sales revenue.......   $33,636    $37,742    $47,537    $60,766    $68,054      $181,787      $35,200    $32,666
Retail gross profit........     3,610      3,964      5,182      5,792      5,748        16,762        2,968      2,772
Retail gross margin........      10.7%      10.5%      10.9%       9.5%       8.4%          9.2%         8.4%       8.5%
Wholesale unit sales.......     3,756      4,189      4,656      5,009      5,344        12,385        2,751      2,750
Wholesale sales revenue....   $11,199    $13,363    $16,062    $20,025    $25,642      $ 65,963      $13,412    $15,342
Wholesale gross profit.....        16         27         43       (45)        (23)          (52)         (12)      (145)
Wholesale gross margin.....       0.1%       0.2%       0.3%     (0.2)%      (0.1)%         (.1)%       (0.1)%     (0.9)%
Total unit sales...........     7,648      8,293      9,030     10,181     10,832        25,860        5,587      5,388
Total revenue..............   $44,835    $51,105    $63,599    $80,791    $93,696      $247,750      $48,612    $48,009
Total gross profit.........     3,626      3,991      5,225      5,747      5,725        16,710        2,956      2,627
Total gross margin.........       8.1%       7.8%       8.2%       7.1%       6.1%          6.7%         6.1%       5.5%


                               PRO FORMA
                                FOR THE
                             ACQUISITIONS
                                 1997

Retail unit sales..........        7,043
Retail sales revenue.......    $  96,249
Retail gross profit........        8,521
Retail gross margin........          8.9%
Wholesale unit sales.......        6,513
Wholesale sales revenue....    $  37,232
Wholesale gross profit.....          (34)
Wholesale gross margin.....           .1%
Total unit sales...........       13,556
Total revenue..............    $ 133,481
Total gross profit.........        8,487
Total gross margin.........          6.4%


SERVICE AND PART SALES


     The Company provides service and parts at each of its franchised dealerships. The Company provides maintenance and repair services at its 19 new vehicle dealerships and three used vehicle facilities. The Company utilizes approximately 400 service bays in providing both warranty and non-warranty services. Service and parts sales provide higher gross margins than vehicle sales. On a pro forma basis in 1996, the Company's service and parts operations generated $85.9 million in revenues and $35.1 million in gross profit, representing 9.6% and 31.0% of total revenues and gross profit, respectively.


     Historically, the automotive repair industry has been highly fragmented. However, the Company believes the increased use of advanced technology in vehicles has made it difficult for independent repair shops to perform major or technical repairs. Additionally, manufacturers permit warranty work to be performed only at franchised dealerships. Given the increasing technological complexity of motor vehicles and the trend to long term warranties, the Company believes an increasing percentage of repair work will be performed at franchised dealerships.

     The Company regards its service operations as an integral part of its overall approach to customer service. Vehicle service provides additional opportunities to build long-term customer relationships. The Company uses customer calling, coupon programs and other techniques to attract and retain service customers. Although individual dealerships vary based on markets and brands, many Company dealerships use service "teams" and variable rate or "menu" pricing structures to improve customer satisfaction with repair service.

     Sales of factory authorized equipment and parts to wholesale customers are an integral component of parts operations at certain of the Company's dealerships. For example, the Company's Lone Star Ford dealership sold approximately $9.3 million in wholesale parts in 1996. The Company plans to capitalize on its representation of numerous manufacturers and its experience as a wholesale parts distributor in order to increase sales of factory authorized equipment and parts to wholesale customers.

     The following table sets forth information regarding the Company's service and parts sales:

                                                                                                     SONIC DEALERSHIPS
                                                       SONIC DEALERSHIPS                              SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                               JUNE 30,
                                                                                      PRO FORMA
                                                                                       FOR THE
                                                    ACTUAL                           ACQUISITIONS          ACTUAL
                               1992       1993       1994       1995       1996          1996         1996       1997
                                                                   (IN THOUSANDS)
Sales revenue..............   $21,778    $27,243    $30,298    $31,957    $37,702      $ 85,958      $18,607    $20,220
Gross profit...............     7,540      9,540     10,344     11,003     13,106        35,142        6,317      6,822
Gross profit margin........      34.6%      35.0%      34.1%      34.4%      34.8%         40.9%        33.9%      33.7%


                              PRO FORMA
                               FOR THE
                             ACQUISITIONS
                                 1997

Sales revenue..............    $ 44,649
Gross profit...............      18,494
Gross profit margin........        41.4%


COLLISION REPAIR


     The Company operates collision repair centers, or body shops, at eight of its dealership locations. In 1996, collision repair accounted for $8.9 million, or 1.0%, of the Company's pro forma revenues and 4.4% of the Company's gross profit. The Company's collision repair business provides favorable margins and, similar to service and parts, is not significantly affected by business cycles or consumer preferences. In addition, because of the higher cost of used vehicles, insurance adjusters are more hesitant to declare a vehicle a total loss, resulting in more significant, and higher cost, repair jobs. The Company believes that, because of the high capital investment required for collision repair shops and the cost of complying with governmental regulations, large volume body shops will be more successful in the future than smaller volume shops. The Company believes the collision repair business will consolidate and that it will be able to capitalize on this consolidation.


     The following table sets forth information regarding the Company's collision repair operations:

                                                                                                             SONIC
                                                                                                          DEALERSHIPS
                                                            SONIC DEALERSHIPS                           SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                            JUNE 30,
                                                                                         PRO FORMA
                                                                                          FOR THE
                                                          ACTUAL                        ACQUISITIONS         ACTUAL
                                       1992      1993      1994      1995      1996         1996         1996      1997
                                                                        (IN THOUSANDS)
Sales revenue......................   $2,765    $3,094    $3,686    $3,903    $4,942       $8,950       $2,398    $2,686
Gross profit.......................    1,378     1,516     1,870     1,956     2,452        4,993        1,201     1,284
Gross profit margin................     49.8%     49.0%     50.7%     50.1%     49.6%        55.8%        50.1%     47.8%


                                      PRO FORMA
                                       FOR THE
                                     ACQUISITIONS
                                         1997

Sales revenue......................     $5,232
Gross profit.......................      2,628
Gross profit margin................       50.2%


FINANCE AND INSURANCE


     The Company offers its customers a wide range of financing and leasing alternatives for the purchase of vehicles. In addition, as part of each sale, the Company offers customers credit life, accident and health and disability insurance to cover the financing cost of their vehicle, as well as warranty or extended service contracts. The Sonic Dealerships' pro forma revenue from financing, insurance and extended warranty transactions was $16.5 million in 1996 and $9.4 million for the six months ended June 30, 1997.



     The Company believes that its customers' ability to obtain financing at its dealerships significantly enhances the Company's ability to sell new and used vehicles. The Company provides a variety of financing and leasing alternatives in order to meet the specific needs of each potential customer. The Company believes its ability to obtain customer-tailored financing on a "same day" basis provides it with an advantage over many of its competitors, particularly smaller competitors which do not generate sufficient volume to attract the diversity of financing sources that are available to the Company. The dealership will then be able to provide a customer with a broader array of lease payment alternatives and, consequently, appeal to a term buyer who is trying to purchase a vehicle of choice at or below a specific monthly payment. During 1996, the Company arranged for financing for approximately 44.0% of its new vehicle sales and 53.1% of its used vehicle sales.


     The Company assigns its vehicle financing contracts and leases to other parties, instead of directly financing sales, which reduces the Company's exposure to loss from financing activities. The Company receives a commission from the lender for originating and assigning the loan or lease but is assessed a chargeback fee by the lender if a loan is canceled, in most cases, within 120 days of making the loan. Early cancellation can result from early repayment because of refinancing of the loan, the sale or trade-in of the vehicle, or default on the loan. The Company establishes an allowance to absorb estimated chargebacks and refunds. The Company believes that its high volume of business makes the Company's retail contracts more attractive to lenders, which may enable the Company to negotiate higher commission rates in contrast to lower volume dealerships.

     In addition to its financing activities, the Company offers extended service contracts in connection with the sale of new and used vehicles. Extended service contracts on new vehicles supplement the warranties offered by the vehicle manufacturer, and on used vehicles, such contracts supplement any remaining manufacturer warranty or serve as the primary service contract on the vehicle. The extended service contracts sold by the Company are issued by third-party insurers that pay the Company a commission upon sale of the contract. In 1996, the Company sold extended service contracts on 24.0% and 36.1% respectively, of its new and used retail vehicle sales. The Company also offers its customers credit life, health and accident insurance when they finance an automobile purchase, and receives a commission on each policy sold.

SALES AND MARKETING

     The Company's marketing and advertising activities vary among its dealerships and among its markets. The Company advertises primarily through television, newspapers, radio and direct mail and regularly conducts special promotions designed to focus vehicle buyers on its product offerings. The Company intends to continue tailoring its marketing efforts to the relevant marketplace in order to reach the Company's targeted customer base. The Company also has computer technology to aid sales people in prospecting for customers. Under arrangements with manufacturers, the Company receives a subsidy for a portion of its advertising expenses incurred in connection with a manufacturer's vehicles. Because of the Company's leading market presence in certain markets, the Company believes it has been able to realize cost savings on its advertising expenses due to volume discounts and other concessions from media. The Company also believes its consolidated marketing campaigns within particular markets result in enhanced name recognition and sales volume when compared with smaller competitors in the same market.

RELATIONSHIPS WITH MANUFACTURERS

     Each of the Company's dealerships operates under a separate franchise or dealer agreement (a "Dealer Agreement") which governs the relationship between the dealership and the Manufacturer. In general, each Dealer Agreement specifies the location of the dealership for the sale of vehicles and for the performance of certain approved services in a specified market area. The designation of such areas generally does not guarantee exclusivity within a specified territory. In addition, most Manufacturers allocate vehicles on a "turn and earn" basis which rewards high volume. A Dealer Agreement requires the dealer to meet specified standards regarding showrooms, the facilities and equipment for servicing vehicles, inventories, minimum net working capital, personnel training, and other aspects of the business. The Dealer Agreement with each dealership also gives each Manufacturer the right to approve the dealership's general manager and any material change in management or ownership of the dealership. Each Manufacturer may terminate a Dealer Agreement under certain circumstances, such as a change in control of the dealership without Manufacturer approval, the impairment of the reputation or financial condition of the dealership, the death, removal or withdrawal of the dealership's general manager, the conviction of the dealership or the dealership's owner or general manager of certain crimes, a failure to adequately operate the dealership or maintain wholesale financing arrangements, insolvency or bankruptcy of the dealership or a material breach of other provisions of the Dealer Agreement. In connection with the Offering, the Company is amending its Dealer Agreements to revise those provisions which would have prohibited the Company from selling its Common Stock to the public. See "Description of Capital Stock -- Delaware Law, Certain Charter and Bylaw Provisions and Certain Franchise Agreement Provisions."

     Many automobile manufacturers are still developing their policies regarding public ownership of dealerships. The Company believes that these policies will continue to change as more dealership groups sell their stock to the public, and as the established, publicly-owned dealership groups acquire more franchises. To the extent that new or amended manufacturer policies restrict the number of dealerships which may be owned by a dealership group, or the transferability of the Company's Common Stock, such policies could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Automobile Manufacturers" and " -- Concentration of Voting Power and Anti-Takeover Provisions."


     Under the Company's Dealer Agreement with General Motors ("GM"), the Company has agreed, among other things, to disclose the following provisions:



          Sonic will deliver to GM copies of all Schedules 13D and 13G, and all amendments thereto and terminations thereof, received by Sonic, within five days of receipt of such Schedules. If Sonic is aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Sonic possesses.

          If Sonic through its Board of Directors or through shareholder action proposes or if any person, entity or group sends Sonic a Schedule 13D, or any amendments thereto, disclosing (a) a binding agreement to acquire or the acquisition of aggregate ownership of more than 20% of the voting stock of Sonic and (b) Sonic through its Board of Directors or through shareholder action proposes or if any plans or proposals which relate to or would result in the following: (i) the acquisition by any person of more than 20% of the voting stock of Sonic other than for the purposes of ordinary passive investment; (ii) an extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Sonic or a sale or transfer of material amount of assets of Sonic and its subsidiaries; (iii) any change which together with any changes made to the Board of Directors within the preceding year, would result in a change in control of the then current Board of Sonic; or (iv) in the case of an entity that produces or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchisor, the acquisition by any person entity or group of more than 20% of the voting stock of Sonic and any proposal by any such person, entity or group through the Sonic Board of Directors or shareholders action to change the Board of Directors of Sonic, then if such actions in GM's business judgment could have a material or adverse effect on its image or reputation in the GM dealerships operated by Sonic or be materially incompatible with GM's interests (and upon notice of GM's reasons for such judgment), Sonic has agreed that it will take one of the remedial actions set forth in the next paragraph within 90 days of receiving such Schedule 13D or such amendment.



          If Sonic is obligated under the previous paragraph to take remedial action, it will (a) transfer to GM or its designee, and GM or its designee will acquire the assets, properties or business associated with any GM dealership operated by Sonic at fair market value as determined in accordance with GM's Dealership Agreement with the Company, or (b) provide evidence to the GM that such person entity or group no longer has such threshold level of ownership interest in Sonic or that the actions described in clause (b) of the previous paragraph will not occur.



          Should Sonic or its GM franchisee subsidiary enter into an agreement to transfer the assets of the GM franchisee subsidiary to a third party, the right of first refusal described in the GM Dealer Agreement shall apply to any such transfer.



     Likewise, the Company's Dealer Agreement with Ford requires the Company to deliver to Ford all Securities and Exchange Commission filings made by the Company or third-parties, including Schedules 13D and 13G. If any such filing shows that (a) any person or entity would acquire 15% or more of Sonic's voting securities, (b) an extraordinary corporate transaction, such as a merger or liquidation, involving Sonic or any of its subsidiaries is anticipated, (c) a material asset sale involving Sonic or any of its subsidiaries is anticipated,
(d) a change in Sonic's Board of Directors or management is planned or has occurred, or (e) any other change in Sonic's business or structure is planned or has occurred, then the Company must give Ford prior notice of such event. If Ford reasonably determines that such an event is not in its interest, the Company may be required to sell or resign from one or more of its Ford franchises. Should Sonic or any of its Ford franchisee subsidiaries enter into an agreement to transfer the assets of a Ford franchisee subsidiary to a third party, the right of first refusal described in the Ford Dealer Agreement will apply.



     Under the Company's Dealer Agreement with Toyota, Toyota has the right to "approve any ownership or voting rights of Sonic of twenty percent (20%) or greater by any individual or entity." Volkswagen has approved the sale of no more than 25% of the voting control of Sonic in the Offering, and any future changes in ownership or transfers among the Company's current stockholders that could effect the voting or managerial control of Sonic's Volkswagen franchisee subsidiaries requires the prior approval of Volkswagen.


     Certain state statutes in Florida and other states limit manufacturers' control over dealerships. Under Florida law, notwithstanding any contrary terms in a dealer agreement, manufacturers may not unreasonably withhold approval for the sale of a dealership. Acceptable grounds for disapproval include material shortcomings in the character, financial condition or business experience of the proposed transferee. In addition, dealerships may challenge manufacturers' attempts to establish new dealerships in the dealer's markets, and state regulators may deny applications to establish new dealerships for a number of reasons, including a determination that the manufacturer is adequately represented in the area. Manufacturers must have "good cause" for any termination or failure to renew a dealer agreement, and an automaker's license to distribute vehicles in Florida may be revoked if, among other things, the automaker has forced or attempted to force an automobile dealer to accept delivery of motor vehicles not ordered by that dealer.

     Under Texas law, despite the terms of contracts between manufacturers and dealers, manufacturers may not unreasonably withhold approval of a transfer of a dealership. It is unreasonable under Texas law for a manufacturer to reject a prospective transferee of a dealership who is of good moral character and who otherwise meets the manufacturer's written, reasonable and uniformly applied standards or qualifications relating to the prospective transferee's business experience and financial qualifications. In addition, under Texas law and the laws of other states, franchised dealerships may challenge manufacturers' attempts to establish new franchises in the franchised dealers' markets, and state regulators may deny applications to establish new dealerships for a number of reasons, including a determination that the manufacturer is adequately represented in the region. Texas law limits the ability of manufacturers to terminate or fail to renew franchises. In addition, other laws in Texas and elsewhere limit the ability of manufacturers to withhold their approval for the relocation of a franchise or require that disputes be arbitrated. In addition, a manufacturer's license to distribute vehicles in Texas may be revoked if, among other things, the manufacturer has forced or attempted to force an automobile dealer to accept delivery of motor vehicles not ordered by that dealer.

     Georgia law provides that no manufacturer may arbitrarily reject a proposed change of control or sale of an automobile dealership, and any manufacturer challenging such a transfer of a dealership must provide written reasons for its rejection to the dealer. Manufacturers bear the burden of proof to show that any disapproval of a proposed transfer of a dealership is not arbitrary. If a manufacturer terminates a franchise agreement due to a proposed transfer of the dealership or for any other reason not considered to constitute good cause under Georgia law, such termination will be ineffective. As an alternative to rejecting or accepting a proposed transfer of a dealership or terminating the franchise agreement, Georgia law provides that a manufacturer may offer to purchase the dealership on the same terms and conditions offered to the prospective transferee.

     Under Tennessee law, a manufacturer may not modify, terminate or refuse to renew a franchise agreement with a dealer except for good cause, as defined in the governing Tennessee statutes. Further, a manufacturer may be denied a Tennessee license, or have an existing license revoked or suspended if the manufacturer modifies, terminates, or suspends a franchise agreement due to an event not constituting good cause. Good cause includes material shortcomings in the character, financial condition or business experience of the dealer. A manufacturer's Tennessee license may also be revoked if the manufacturer prevents or attempts to prevent the sale or transfer of the dealership by unreasonably withholding consent to the transfer.

COMPETITION

     The retail automotive industry is highly competitive. Depending on the geographic market, the Company competes with both dealers offering the same brands and product line as the Company and dealers offering other automakers' vehicles. The Company also competes for vehicle sales with auto brokers and leasing companies. The Company competes with small, local dealerships and with large multi-franchise auto dealerships. Many of the Company's larger competitors are larger and have greater financial and marketing resources and are more widely known than the Company. Some of the Company's competitors also may utilize marketing techniques, such as Internet visibility or "no negotiation" sales methods, not currently used by the Company.

     The Company also competes with regional and national car rental companies, which sell their used rental cars, and used automobile "superstores," such as AutoNation and CarMax. In the future, new competitors may enter the automotive retailing market, including automobile manufacturers that may decide to open additional retail outlets or acquire other dealerships. In addition, the used vehicle superstores generally offer a greater and more varied selection of vehicles than the Company's dealerships. As the Company seeks to acquire dealerships in new markets, it may face significant competition (including competition from other publicly-owned dealer groups) as it strives to gain market share. See "Risk Factors -- Competition"

     The Company believes that the principal competitive factors in vehicle sales are the marketing campaigns conducted by automakers, the ability of dealerships to offer a wide selection of the most popular vehicles, the location of dealerships and the quality of customer service. Other competitive factors include customer preference for makes of automobiles, pricing (including manufacturer rebates and other special offers) and warranties.

     In addition to competition for vehicle sales, the Company also competes with other auto dealers, service stores, auto parts retailers and independent mechanics in providing parts and service. The Company believes that the principal competitive factors in parts and service sales are price, the use of factory-approved replacement parts, the familiarity with a dealer's makes and models and the quality of customer service. A number of regional and national chains offer selected parts and service at prices that may be lower than the Company's prices.

     In arranging or providing financing for its customers' vehicle purchases, the Company competes with a broad range of financial institutions. The Company believes that the principal competitive factors in providing financing are convenience, interest rates and contract terms.

     The Company's success depends, in part, on national and regional automobile-buying trends, local and regional economic factors and other regional competitive pressures. The Company sells its vehicles in the Charlotte, Chattanooga, Nashville, Tampa-Clearwater, Houston and Atlanta markets. Conditions and competitive pressures affecting these markets, such as price-cutting by dealers in these areas, or in any new markets the Company enters, could adversely affect the Company, although the retail automobile industry as a whole might not be affected. See "Risk Factors -- Competition."

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL MATTERS

     A number of regulations affect the Company's business of marketing, selling, financing and servicing automobiles. The Company also is subject to laws and regulations relating to business corporations generally.

     Under North Carolina, South Carolina, Tennessee, Florida, Georgia and Texas law as well as the laws of other states into which the Company may expand, the Company must obtain a license in order to establish, operate or relocate a dealership or operate an automotive repair service. These laws also regulate the Company's conduct of business, including its advertising and sales practices. Other states may have similar requirements.

     The Company's operations are also subject to laws governing consumer protection. Automobile dealers and manufacturers are subject to so-called "Lemon Laws" that require a manufacturer or the dealer to replace a new vehicle or accept it for a full refund within one year after initial purchase if the vehicle does not conform to the manufacturer's express warranties and the dealer or manufacturer, after a reasonable number of attempts, is unable to correct or repair the defect. Federal laws require certain written disclosures to be provided on new vehicles, including mileage and pricing information.

     The imported automobiles purchased by the Company are subject to United States customs duties and, in the ordinary course of its business, the Company may, from time to time, be subject to claims for duties, penalties, liquidated damages, or other charges. Currently, United States customs duties are generally assessed at 2.5% of the customs value of the automobiles imported, as classified pursuant to the Harmonized Tariff Schedule of the United States. See "Risk Factors -- Imported Products."

     The Company's financing activities with its customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity regulations as well as state and local motor vehicle finance laws, installment finance laws, usury laws and other installment sales laws. Some states regulate finance fees that may be paid as a result of vehicle sales. State and federal environmental regulations, including regulations governing air and water quality and the storage and disposal of gasoline, oil and other materials, also apply to the Company.

     The Company believes that it complies in all material respects with the laws affecting its business. Possible penalties for violation of any of these laws include revocation of the Company's licenses and fines. In addition, many laws may give customers a private cause of action.

     As with automobile dealerships generally, and service parts and body shop operations in particular, the Company's business involves the use, storage, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. The Company's business also involves the past and current operation and/or removal of aboveground and underground storage tanks containing such substances or wastes. Accordingly, the Company is subject to regulation by federal, state and local authorities establishing health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. The Company is also subject to laws, ordinances and regulations governing remediation of contamination at facilities it operates or to which it sends hazardous or toxic substances or wastes for treatment, recycling or disposal.


     The Company believes that it does not have any material environmental liabilities and that compliance with environmental laws and regulations will not, individually or in the aggregate, have a material adverse effect on the Company's results of operations or financial condition. However, soil and groundwater contamination is known to exist at certain properties used by the Company. Furthermore, environmental laws and regulations are complex and subject to frequent change. There can be no assurance that compliance with amended, new or more stringent laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional expenditures by the Company, or that such expenditures will not be material. See "Risk Factors -- Adverse Effect of Government Regulation; Unknown Environmental Regulatory Compliance Costs."

FACILITIES

     The Company's principal executive offices are located at 5401 East Independence Boulevard, Charlotte, North Carolina 28218, and its telephone number is (704) 532-3301. These executive offices are located on the premises owned by Town & Country Ford. The following table identifies, for each of the properties to be utilized by the Company's dealership operations the location, the owner/lessor, and the term and rental rate of the Company's lease for such property, if applicable:

                                                                                     1997
                                       OWNERSHIP                                    MONTHLY     EXPIRATION
             DEALERSHIP                 STATUS             OWNER/LESSOR            RENT (2)        DATE         FACILITY
Town & Country Ford..................  Lease       STC Properties (1)             $   34,083         2000    Main Bldg.
                                                                                                             Body Shop
  5401 East Independence Blvd.,
  Charlotte
Lone Star Ford.......................  Lease       Viking Investments (1)         $   30,000         2005    Main Bldg.
                                                                                                             Used Car Bldg.
  8477 North Freeway, Houston                                                                                Body Shop
                                                                                                             Fleet Bldg.
Fort Mill Ford.......................  Own         --                                     --           --    Main Bldg.
                                                                                                             Body Shop
  788 Gold Hill Rd., Fort Mill, SC
Fort Mill Chrysler-Plymouth-Dodge....  Lease       Jeffrey Boyd                   $   16,667         2002    Main Bldg.
                                                                                                             Used Car Bldg.
  3310 Hwy. 51, Fort Mill, SC
Town & Country Toyota................  Own         --                                     --           --    Main Bldg.
                                                                                                             Body Shop
  9101 South Blvd., Charlotte
Frontier Olsmobile-Cadillac..........  Lease       Landers Oldsmobile-Cadillac    $   17,000       1998(3)   Main Bldg.
                                                                                                             Body Shop
  2501 Roosevelt Blvd., Monroe, NC                                                                           Used Car Bldg.
Ken Marks Ford.......................  Lease       Marks Holding Company (1)      $   95,000       2007(3)   Main Bldg.
  24825 US Hwy. 19 North, Clearwater
  &
  3925 Tampa Rd., Oldsmar, FL
Dyer Volvo...........................  Lease       D&R Investments (1)            $   50,000 (4)    2009(3)  Main Bldg.
  5260 Peachtree Industrial Blvd.,
  Atlanta
Lake Norman                            Lease       Phil M. and Quinton M. Gandy   $   40,000 (4)    2007(3)  Main Bldg.
  Chrysler-Plymouth-Jeep-Eagle.......              and affiliates
  Chartwell Center Dr., Cornelius, NC
Lake Norman Dodge....................  Lease       Phil M. and Quinton M. Gandy   $   40,000 (4)    2007(3)  Main Bldg.
                                                   and affiliates                                            Truck Center
  I-77 & Torrence Chapel Rd.,
  Cornelius, NC
KIA/VW of Chattanooga................  Lease       KIA Land Development (1)       $          (5)    2007(3)  Main Bldg.
  6015 International Dr., Chattanooga
European Motors of Nashville.........  Lease       Third National Bank,           $   21,070       1998(3)   Main Bldg.(7)
                                                   David P'Pool,
  630 Murfreeboro Pike, Nashville                  Stella P'Pool
European Motors......................  Lease       Nelson Bowers (1)              $   16,846 (4)    2007(3)  Main Bldg.
  5949 Brainerd Rd., Chattanooga
Jaguar of Chattanooga................  Lease       JAG Properties LLC, Thomas     $   22,010       2017(3)   Main Bldg.
                                                   Green, Jr. and
  5915 Brainerd Rd., Chattanooga                   Nelson Bowers (1)
Cleveland                              Lease       Cleveland Properties LLC (1)   $   14,000       2011(3)   Main Bldg.
  Chrysler-Plymouth-Jeep-Eagle.......
  2496 South Lee Hwy., Cleveland, TN
Nelson Bowers Dodge..................  Lease       Edward & Barbara Wright        $   16,800       2001(3)   Main Bldg.
  402 West Martin Luther King Blvd.,
  Chattanooga
Cleveland Village Imports............  Lease       Thomas Green, Jr. and Nelson   $   11,000       1997(3)   Main Bldg.(8)
                                                   Bowers (1)
  2490 & 2492 South Lee Hwy.,
  Cleveland, TN
Nelson Bowers Ford...................  Lease       Robert G. Card, Jr.            $    8,900     Month to    Main Bldg.
                                                                                                  Month(3)
  717 South Lee Hwy., Cleveland, TN
Williams Motors......................  Lease       J.T. Williams                  $   14,000       1998(6)   Main Bldg.
  803 North Anderson Rd., Rock Hill,
  SC

             DEALERSHIP                  SQ. FT.       ACRES
Town & Country Ford..................       85,013        12.48
                                            24,768
  5401 East Independence Blvd.,
  Charlotte
Lone Star Ford.......................       79,725        24.76
                                             2,125
  8477 North Freeway, Houston               26,450
                                             1,500
Fort Mill Ford.......................       34,162        10.00
                                            11,275
  788 Gold Hill Rd., Fort Mill, SC
Fort Mill Chrysler-Plymouth-Dodge....        9,809         5.50
                                             1,470
  3310 Hwy. 51, Fort Mill, SC
Town & Country Toyota................       50,800         5.70
                                            17,840
  9101 South Blvd., Charlotte
Frontier Olsmobile-Cadillac..........       14,825         7.08
                                            11,250
  2501 Roosevelt Blvd., Monroe, NC           2,200
Ken Marks Ford.......................       79,100        22.00
  24825 US Hwy. 19 North, Clearwater
  &
  3925 Tampa Rd., Oldsmar, FL
Dyer Volvo...........................       60,000         6.00
  5260 Peachtree Industrial Blvd.,
  Atlanta
Lake Norman                                 26,000         6.00
  Chrysler-Plymouth-Jeep-Eagle.......
  Chartwell Center Dr., Cornelius, NC
Lake Norman Dodge....................       25,000         6.00
                                             5,000
  I-77 & Torrence Chapel Rd.,
  Cornelius, NC
KIA/VW of Chattanooga................        8,445         3.75
  6015 International Dr., Chattanooga
European Motors of Nashville.........       49,385         4.00
  630 Murfreeboro Pike, Nashville
European Motors......................       40,295        12.24
  5949 Brainerd Rd., Chattanooga
Jaguar of Chattanooga................       34,850         3.57
  5915 Brainerd Rd., Chattanooga
Cleveland                                   17,750         5.60
  Chrysler-Plymouth-Jeep-Eagle.......
  2496 South Lee Hwy., Cleveland, TN
Nelson Bowers Dodge..................       30,000         4.88
  402 West Martin Luther King Blvd.,
  Chattanooga
Cleveland Village Imports............       15,760         2.05
  2490 & 2492 South Lee Hwy.,
  Cleveland, TN
Nelson Bowers Ford...................       19,725         1.40
  717 South Lee Hwy., Cleveland, TN
Williams Motors......................       15,000(9)        3.0(9)
  803 North Anderson Rd., Rock Hill,
  SC


                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) These lessors are affiliates of the Company's stockholders and/or executive officers. See "Risk Factors -- Potential Conflicts of Interest," "Certain Transactions -- Certain Dealership Leases" and "Principal Stockholders."

(2) All of the Company's leases are "triple net" leases and require the Company to pay all real estate taxes, maintenance and insurance costs for the property.

(3) Each of these leases provides for two renewal terms of five years each, at the option of the Company.

(4) Monthly rent expense based on estimate from the purchase agreement relating to the Acquisition.

(5) Lease rent currently under negotiation.

(6) This lease provides for four renewal terms of one year each, at the option of the Company.

(7) European Motors of Nashville has entered into a 20-year lease with H.G. Hill Realty Company, an entity unaffiliated with the Company, regarding a new BMW facility to be constructed at a site separate from its existing facility. The monthly rent payments under this lease are not presently fixed and will depend upon the final construction costs of the new facility. The lease term will begin when the Company occupies these premises.

(8) Cleveland Village Imports also leases a used-car lot across the street from its main facility from individuals not affiliated with the Company for a term expiring in 2002 and providing for $3,000 in monthly rent.

(9) Estimated size.

     All of the Company's dealerships are located along major U.S. or interstate highways. One of the principal factors considered by the Company in evaluating an acquisition candidate is its location. The Company prefers to acquire dealerships located along major thoroughfares, primarily interstate highways with ease of access, which can be easily visited by prospective customers.

     The Company owns certain of the real estate associated with Town & Country Toyota and Frontier Oldsmobile-Cadillac. The remainder of the properties utilized by the Company's dealership operations are leased as set forth in the foregoing table. The Company believes that its facilities are adequate for its current needs. In connection with its acquisition strategy, the Company intends to lease the real estate associated with a particular dealership whenever practicable.

     Under the terms of its franchise agreements, the Company must maintain an appropriate appearance and design of its facilities and is restricted in its ability to relocate its dealerships. See " -- Relationships with Manufacturers."

EMPLOYEES


     As of June 30, 1997 the Company employed 1,814 people, of whom approximately 271 were employed in managerial positions, 654 were employed in non-managerial sales positions, 387 were employed in non-managerial parts and service positions and 502 were employed in administrative support positions.


     The Company believes that many dealerships in the retail automobile industry have difficulty in attracting and retaining qualified personnel for a number of reasons, including the historical inability of dealerships to provide employees with an equity interest in the profitability of the dealerships. The Company intends, upon completion of the Offering, to provide certain executive officers, managers and other employees with stock options and all employees with a stock purchase plan and believes this type of equity incentive will be attractive to existing and prospective employees of the Company. See
"Management -- Stock Option Plan" and " -- Employee Stock Purchase Plan" and "Risk Factors -- Dependence on Key Personal and Limited Management and Personnel Resources."

     The Company believes that its relationship with its employees is good. None of the Company's employees is represented by a labor union. Because of its dependence on the Manufacturers, however, the Company may be affected by labor strikes, work slowdowns and walkouts at the Manufacturer's manufacturing facilities. See "Risk Factors -- Dependence on Automobile Manufacturers."

LEGAL PROCEEDINGS AND INSURANCE

     From time to time, the Company is named in claims involving the manufacture of automobiles, contractual disputes and other matters arising in the ordinary course of the Company's business. Currently, no legal proceedings are pending against or involve the Company that, in the opinion of management, could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

     Because of their vehicle inventory and nature of business, automobile retail dealerships generally require significant levels of insurance covering a broad variety of risks. The Company's insurance includes an umbrella policy as well as insurance on its real property, comprehensive coverage for its vehicle inventory, general liability insurance, employee dishonesty coverage and errors and omissions insurance in connection with its vehicle sales and financing activities.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS; KEY PERSONNEL

     The executive officers, directors and key personnel of the Company, and their ages as of the date of this Prospectus, are as follows:


NAME                                     AGE                               POSITION(S) WITH THE COMPANY
O. Bruton Smith.....................        70   Chairman, Chief Executive Officer and Director*
Bryan Scott Smith...................        29   President, Chief Operating Officer and Director*
Nelson E. Bowers, II................        53   Executive Vice President and Director Nominee*
                                                 Chief Financial Officer, Vice President-Finance, Treasurer, Secretary and
Theodore M. Wright..................        35   Director*
William R. Brooks...................        47   Director
Jeffrey C. Rachor...................        35   Regional Vice President-Mid South Region
O. Ken Marks, Jr....................        35   Regional Vice President-Florida
Ivan A. Tufty.......................        57   Regional Vice President-Texas
William M. Sullivan.................        65   Regional Vice President-North and South Carolina


* Executive Officer

     O. BRUTON SMITH has been the Chairman, Chief Executive Officer and a director of the Company since its organization in 1997 and presently is the controlling shareholder of the Company through his direct and indirect ownership of Class B Common Stock. Mr. Smith has been the president and controlling shareholder of Sonic Financial since its formation, which prior to the Reorganization owned a controlling interest in all of the Company's dealerships except Town & Country Toyota and presently owns a controlling interest in the Company's Common Stock. Mr. Smith, prior to the Reorganization, owned a controlling interest in Town & Country Toyota. Mr. Smith currently is, and since their acquisition by Sonic Financial has been, a director and the president of each of the Company's dealerships. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith's initial term as a director of the Company will expire at the annual meeting of stockholders of the Company to be held in 2000. Mr. Smith is also the chairman and chief executive officer, a director and controlling shareholder, either directly or through Sonic Financial, of Speedway Motorsports, Inc. ("SMI"). SMI is a public company traded on the NYSE. Among other things, it owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Sears Point Raceway and Texas Motor Speedway. He is also the executive officer and a director of each of SMI's operating subsidiaries. Under his employment agreement with the Company, Mr. Smith is required to devote approximately 50% of his business time to the Company's business.

     BRYAN SCOTT SMITH has been the President and Chief Operating Officer of the Company since April 1997, and a director of the Company since its organization in 1997. Mr. Smith, who is the son of Bruton Smith, has been the Vice President since 1993 and, prior to the Reorganization, the minority owner of Town & Country Ford. Mr. Smith joined the Company's predecessor in January 1991 on a full-time basis as an assistant used car manager. In August of 1991, Mr. Smith became the used car manager at Town & Country Ford. Mr. Smith was promoted to General Manager of Town & Country Ford in November 1992 where he remained until his appointment to President and Chief Operating Officer of the Company in April of 1997. Mr. Smith's initial term as a director of the Company will expire at the annual meeting of stockholders of the Company to be held in 1998.


     NELSON E. BOWERS, II will be appointed the Executive Vice President and a director of the Company upon consummation of the Bowers Acquisition. Mr. Bowers owns a controlling interest in the dealerships that are the subject of the Bowers Acquisition and has worked in the retail automobile industry since 1974. Mr. Bowers has served on national dealer councils for BMW and Volvo and has owned and operated dealerships since 1979. Several of the dealerships owned by Mr. Bowers have been awarded the highest awards available from manufacturers for customer satisfaction. Mr. Bowers' initial term as a director of the Company will expire at the annual meeting of stockholders to be held in 1999.


     THEODORE M. WRIGHT has been the Chief Financial Officer, Vice President-Finance, Treasurer and Secretary of the Company since April 1997, and a director of the Company since June 1997. Before joining the Company, Mr. Wright was a Senior Manager and in charge of the Columbia, South Carolina office of Deloitte & Touche LLP. Prior to joining the Columbia office, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's National Office Accounting Research and SEC Services Departments from 1994 to 1995. From 1992 to 1994 Mr. Wright was an audit manager with Deloitte & Touche LLP. Mr. Wright's initial term as a director of the Company will expire at the annual meeting of stockholders to be held in 1999.

     WILLIAM R. BROOKS has been a director of the Company since its formation. Mr. Brooks also served as the Company's Treasurer, Vice President and Secretary from its organization in February 1997 to April 1997 when Mr. Wright was appointed to those positions. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the Vice President of the Charlotte Motor Speedway and a Vice President and a director of Atlanta Motor Speedway. Mr. Brooks joined Sonic Financial from Price Waterhouse in 1983. At Sonic Financial, he was promoted from Manager to Controller in 1985 and again to Chief Financial Officer in 1989. Mr. Brooks' initial term as a director of the Company will expire at the annual meeting of stockholders to be held in 2000.

     JEFFREY C. RACHOR will be appointed Regional Vice President upon consummation of the Bowers Acquisition. Mr. Rachor has over 13 years experience in automobile retailing and has been the chief operating officer at the Bowers Dealerships since 1989. During this period, Mr. Rachor has also served at various times as the general manager of Toyota, Saturn and Chrysler-Plymouth-Jeep-Eagle dealerships. Prior to joining the Bowers organization, Mr. Rachor was an assistant regional manager with American Suzuki Motor Corporation from 1987 to 1989 and a Metro Sales Manager and a District Sales Manager with GM's Buick Motor Division from 1983 to 1987.

     O. KEN MARKS, JR. owns a controlling interest in Ken Marks Ford and has operated that dealership as its chief executive since prior to 1992. Mr. Marks is a Chairman's award winner from Ford and has over 13 years experience in auto retailing. Ken Marks Ford is one of the top 100 automobile dealerships in the United States and one of the 30 largest Ford dealerships. Mr. Marks will be appointed a Regional Vice President upon consummation of the Offering.

     IVAN A. TUFTY has been Executive Manager of Lone Star Ford since 1990 and will be appointed a Regional Vice President upon consummation of the Offering. Under Mr. Tufty's leadership, Lone Star Ford has been recognized as one of the 30 largest Ford dealerships and one of the 100 largest dealerships in the United States. Mr. Tufty has over 40 years of experience in auto retailing and was a dealer principal and equity owner for 12 years.

     WILLIAM M. SULLIVAN has been Vice-President of Town & Country Ford since prior to 1992 and will be appointed a Regional Vice President upon consummation of the Offering. Mr. Sullivan has over 25 years experience in auto retailing as an Executive Manager, head of F&I and in other roles.

     As soon as practicable after the Offering, the Company intends to name two or three individuals not employed by or affiliated with the Company to the Company's Board of Directors.

     The Board of Directors of the Company is divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected each year. The executive officers are elected annually by, and serve at the discretion of, the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since the Company's organization in February 1997, all matters concerning executive officer compensation have been addressed by the entire Board of Directors. Bruton Smith, Scott Smith and Theodore Wright were executive officers of the Company and, together with William R. Brooks, will constitute the entire Board until the consummation of the Offering when Nelson Bowers, an executive officer of the Company, is to be appointed. Bruton Smith serves as Chairman of the Board of SMI. William R. Brooks, an executive officer of SMI, serves on the Board of the Company. As soon as practicable after the Offering, the Company intends to name at least two independent directors who will comprise the Company's compensation committee. See "Management."

LIMITATIONS OF DIRECTORS LIABILITY

     The Certificate includes a provision that effectively eliminates the liability of directors to the Company or to the Company's stockholders for monetary damages for breach of the fiduciary duties of a director, except for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, certain actions with respect to unlawful dividends, stock repurchases or redemptions and any transaction from which the director derived an improper personal benefit. This provision does not prevent stockholders from seeking nonmonetary remedies covering any such action, nor does it affect liabilities under the federal securities laws. The Company's Bylaws further provide that the Company shall indemnify each of its directors and officers, to the fullest extent authorized by Delaware Law, with respect to any threatened, pending or completed action, suit or proceeding to which such person may be a party by reason of serving as a director or officer. Delaware Law currently authorizes a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such officers or directors acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. Indemnification is permitted in more limited circumstances with respect to derivative actions. The Company believes that these provisions of the Certificate and the Bylaws are necessary to attract and retain qualified persons to serve as directors and officers.

COMMITTEES OF THE BOARD

     The Board of Directors will establish a Compensation Committee and an Audit Committee consisting of independent directors upon the election of at least two independent directors. The Compensation Committee will review and approve compensation for the executive officers, and administer, and determine awards under, the Stock Option Plan and any other incentive compensation plans for employees of the Company. See " -- Stock Option Plan" and " -- Employee Stock Purchase Plan." The Audit Committee will recommend the selection of auditors for the Company and will review the results of the audit and other reports and services provided by the Company's independent auditors. The Company has not previously had either of these committees.

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not employees of the Company will be compensated for their services in amounts to be determined. The Company will also reimburse all directors for their expenses incurred in connection with their activities as directors of the Company. Directors who are also employees of the Company receive no compensation for serving on the Board of Directors.

EXECUTIVE COMPENSATION

     Sonic was incorporated on January 31, 1997 and did not conduct any operations prior to that time. The Company anticipates that during 1997 its most highly compensated executive officers with annual salaries exceeding $100,000, and their annual base salaries for 1997, will be: Bruton Smith -- $350,000, Scott Smith -- $300,000, Nelson Bowers, -- $400,000, and Theodore
Wright -- $180,000.


     Set forth below is information for the years ended December 31, 1996, 1995 and 1994 with respect to compensation for services to the Company's predecessors of the Company's executive officers.



                           SUMMARY COMPENSATION TABLE



                                                                                                LONG-TERM
                                                      ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                                                              OTHER         NUMBER OF SHARES
                                                                              ANNUAL           UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION(S)          YEAR    SALARY (1)    BONUS (2)    COMPENSATION        OPTIONS (4)        COMPENSATION (5)
O. Bruton Smith                          1996    $ 164,750                   $ 33,350(3)              --                    --
  Chairman, Chief Executive Officer      1995      142,200                     41,350(3)              --                    --
  and Director                           1994      142,200                     41,000(3)              --                    --
Bryan Scott Smith                        1996    $  48,000    $ 230,714           (5)                 --                    --
  President, Chief                       1995       48,000      168,670           (5)                 --                    --
  Operating Officer                      1994       48,000      134,537           (5)                 --                    --
  and Director



(1) Does not include the dollar value of perquisites and other personal benefits.



(2) The amounts shown are cash bonuses earned in the specified year and paid in the first quarter of the following year.



(3) The Company provides Mr. Smith with the use of automobiles for personal use, the annual cost of which is reflected as Other Annual Compensation.



(4) The Company's Stock Option Plan was adopted in September 1997. Therefore, no options were granted to any of the Company's executive officers in 1996, 1995 or 1994.



(5) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

     The Compensation Committee is expected to deliberate upon matters concerning executive compensation, including possible changes in the components and amounts of such compensation.


EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements with Messrs. Bruton Smith, Scott Smith, Bowers, Wright, Marks and Rachor (the "Employment Agreements"), effective upon consummation of the Offering, which provide for an annual base salary and certain other benefits. Pursuant to the Employment Agreements, the 1997 base salaries of Messrs. Bruton Smith, Scott Smith, Bowers, Wright, Marks and Rachor will be $350,000, $300,000, $400,000, $180,000,
$48,000, and $150,000, respectively. The executives will also receive such additional increases as may be determined by the Compensation Committee. The Employment Agreements, except those of Messrs. Rachor and Marks, provide for the payment of annual performance-based bonuses equal to a percentage of the executive's base salary, upon achievement by the Company (or relevant region) of certain performance objectives, based on the Company's pre-tax income, to be established by the Compensation Committee. The Employment Agreements of Messrs. Rachor and Marks provide for the payment of annual performance-based bonuses, paid in equal installments on a monthly basis, equal to a percentage of the pre-tax earnings, of subsidiaries of the Company located within his regions of responsibility, in the case of Mr. Rachor, and of Ken Marks Ford in the case of Mr. Marks. See " -- Incentive Compensation Plan." Under the terms of the Employment Agreements, the Company will employ Mr. Bruton Smith through September 2000. Under the terms of their respective Employment Agreements, the Company will employ Messrs. Scott Smith, Bowers, Wright, Marks and Rachor for five years or until their respective Employment Agreements are terminated by the Company or the executive. Messrs. Scott Smith, Bowers, Wright, Marks and Rachor also receive under their Employment Agreements, options pursuant to the
Company's Stock Option Plan, for    shares,    shares,    shares,        shares
and    shares, of the Class A Common Stock, respectively, exercisable at the initial public offering price, vesting in three equal annual installments beginning October 1998 and expiring in October 2007.


     Each of the Employment Agreements contain similar noncompetition provisions. These provisions (i) prohibit the disclosure or use of confidential Company information, and (ii) for a period of two years following the expiration or termination of an Employment Agreement, prohibit competition with the Company for the Company's employees and its customers, interference with the Company's relationships with its vendors, and employment with any competitor of the Company in specified territories. With respect to Messrs. Bruton Smith, Scott Smith and Wright, the geographic restrictions apply in any Standard Metropolitan Statistical Area ("SMSA") or county in which the Company has a place of business at the time their employment ends. With respect to Messrs. Bowers and Rachor, the restrictions apply only in the SMSA's for Houston, Charlotte, Chattanooga, and Nashville. With respect to Mr. Marks, the territorial restrictions apply only in the SMSA's or counties in which the Company has a place of business and about which Marks had access to confidential information or for which he had operational or managerial involvement.


STOCK OPTION PLAN



     In September 1997, the Board of Directors and stockholders of the Company adopted the Company's 1997 Stock Option Plan (the "Stock Option Plan") in order to attract and retain key personnel. The following discussion of the material features of the Stock Option Plan is qualified by reference to the text of such Plan filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     Under the Stock Option Plan, options to purchase up to an aggregate of shares of Class A Common Stock may be granted to key employees of the Company and its subsidiaries and to officers, directors, consultants and other individuals providing services to the Company. Members of the Board of Directors who serve on the Compensation Committee must qualify as "non-employee directors," as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may not participate in the Stock Option Plan.

     The Compensation Committee of the Board of Directors of the Company will administer the Stock Option Plan and will determine, among other things, the persons who are to receive options, the number of shares to be subject to each option and the vesting schedule of options. The Board of Directors of the Company will determine the terms and conditions upon which the Company may make loans to enable an optionee to pay the exercise price of an option. In selecting individuals for options and determining the terms thereof, the Compensation Committee may consider any factors it considers relevant, including present and potential contributions to the success of the Company. Options granted under the Stock Option Plan must be exercised within a period fixed by the Compensation Committee, which period may not exceed ten years from the date of grant of the option or, in the case of incentive stock options ("ISOs") granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company, five years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the Compensation Committee.

     Options may not be transferred other than by will or the laws of descent and distribution. During the lifetime of an optionee, options may be exercised only by the optionee. The exercise price of options that are not ISOs will be determined at the discretion of the Compensation Committee. The exercise price of ISOs may not be less than the market value of the Class A Common Stock on the date of grant of the option. In the case of ISOs granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company and its subsidiaries, the exercise price may not be less than 110% of the market value per share of the Class A Common Stock on the date of grant. Unless designated as "incentive stock options" intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options granted under the Stock Option Plan are intended to be "nonstatutory stock options" ("NSOs"). The exercise price may be paid in cash, in shares of Class A Common Stock owned by the optionee, in NSOs granted under the Stock Option Plan (except that the exercise price of an ISO may not be paid in NSOs) or in any combination of cash, shares and NSOs.

     Options granted under the Stock Option Plan may include the right to acquire a "reload" option. In such a case, if a participant pays all or part of the exercise price of an option with shares of Class A Common Stock held by the participant for at least six months, then, upon exercise of the option, the participant is granted a second option to purchase, at the fair market value as of the date of grant of the second option, the number of shares of Class A Common Stock transferred to the Company by the participant in payment of the exercise price of the original option. A reload option is not exercisable until one year after the grant date of such reload option or the expiration date of the original option. If the exercise price of a reload option is paid for with shares of Class A Common Stock that have been held by the optionee for more than six months, then another reload option will be issued. Shares of Class A Common Stock covered by a reload option will not reduce the number of shares of Class A Common Stock available under the Stock Option Plan.

     The Stock Option Plan provides that, in the event of changes in the corporate structure of the Company or certain events affecting the shares of the Company, adjustments will automatically be made in the number and kind of shares available for issuance and in the number and kind of shares covered by outstanding options. It further provides that, in connection with any merger or consolidation in which the Company is not the surviving corporation and which results in the holders of the outstanding voting securities of the Company owning less than a majority of the surviving corporation or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then-outstanding voting securities of the Company, all outstanding options under the Stock Option Plan will become exercisable in full on and after (i) the 15th day prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.

     The Board of Directors of the Company, on or before the consummation of the Offering, intends to grant NSOs and ISOs to purchase an aggregate of shares of Class A Common Stock under the Stock Option Plan to three executive officers, five regional vice presidents and one dealer manager of the Company. Messrs. Scott Smith, Bowers, and Wright are to be granted NSOs to purchase
       shares,        shares, and        shares, respectively at an exercise
equal to the public offering price of the Class A Common Stock sold in the Offering. Messrs. Scott Smith, Bowers and Wright are also to be granted ISOs to
purchase        shares,        shares and        shares, respectively, at an
exercise price equal to the public offering price of the Class A Common Stock sold in the Offering. All these options will become exerciseable in three equal annual installments beginning in October 1998 with the last installment vesting in October 2000, and all these options will expire in October 2007. Consequently, all executive officers as a group are to be granted NSOs to
purchase an aggregate of        shares and ISOs to purchase an aggregate of
       shares. Non-executive officer employees are to be granted NSOs and ISOs
to purchase an aggregate of        shares and   shares, respectively. See
" -- Employment Agreements."

     The issuance of the aforementioned NSO's under the Stock Option Plan will
be treated by the Company as a deferred tax asset, valued at $           as of
                 .

     While the issuance and exercise of ISOs generally have no ordinary income tax consequences to the holder, upon the exercise of an ISO, the holder will treat the excess of the fair market value on the date of exercise over the exercise price as an item of tax adjustment for alternative minimum tax purposes. The issuance and exercise of ISOs have no federal income tax consequences to the Company. The disposition of Class A Common Stock acquired from the exercise of an ISO will ordinarily result in capital gains or loss to the holder for federal income tax purposes equal to the difference between the amount realized on disposition of the Class A Common Stock and the option exercise price. If the holder of Class A Common Stock acquired upon the exercise of an ISO disposes of such stock before the later of (i) two years following the grant of the

ISO and (ii) one year following the exercise of the ISO (a "Disqualifying Disposition"), the holder will recognize ordinary income for federal income tax purposes in an amount equal to the lesser of (i) the excess of the Class A Common Stock's fair market value on the date of exercise over the option exercise price, and (ii) the excess of the amount realized on disposition of the Class A Common Stock over the option exercise price. Any additional gain upon the disposition will be taxed as capital gains. The Company will be entitled to a compensation expense deduction for the Company's taxable year in which the disposition occurs equal to the amount of ordinary income recognized by the holder.

     The issuance of NSOs has no federal income tax consequences to the Company or the holder. Upon the exercise of an NSO, the Company generally will be allowed a federal income tax deduction equal to the amount by which the fair market value of the underlying shares on the date of exercise exceeds the exercise price. NSO holders will recognize ordinary income for federal income tax purposes at the time of option exercise in the same amount. Any gains or losses upon the disposition of shares acquired by exercise of a NSO will be taxed to the holder as capital gains or losses.

     Registration of the shares underlying the Stock Option Plan is presently not contemplated. Such shares may be issued upon option exercise in reliance upon the private offering exemption codified in Section 4(2) of the Securities Act. Resale of such shares may be permitted subject to the limitations of Rule 144.

EMPLOYEE STOCK PURCHASE PLAN


     In September 1997, the Board of Directors and stockholders of the Company adopted the Sonic Employee Stock Purchase Plan (the "ESPP"). The ESPP is intended to promote the interests of the Company by providing employees of the Company the opportunity to acquire a proprietary interest in the Company through the purchase of Class A Common Stock. The following discussion of the material features of the ESPP is qualified by reference to the text of such Plan filed in an exhibit to the Registration Statement of which this Prospectus is a part.


     The ESPP is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code. The ESPP is administered by the Compensation Committee, which, subject to the terms of the ESPP, has plenary authority in its discretion to interpret and construe the ESPP. The Compensation Committee will construe the provisions of the ESPP so as to extend and limit participation in a manner
consistent with the requirements of that Code section. A total of        shares
of Class A Common Stock have been reserved for purchase under the ESPP.

     On January 1 of each year during the term of the ESPP (the "Grant Date"), all eligible employees electing to participate in the ESPP ("Participating Employees") will be granted an option to purchase shares of Class A Common Stock. Prior to each Grant Date, the Compensation Committee will determine the number of shares of Class A Common Stock available for purchase under each option, with the same number of shares to be available under each option granted on the same Grant Date. No Participating Employee may be granted an option which would permit such employee to purchase stock under the ESPP and all other employee stock purchase plans of the Company at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     A Participating Employee may elect to designate a limited percentage of such employee's compensation (as defined in the ESPP) to be deferred by payroll deduction as a contribution to the ESPP. A Participating Employee instead may elect to make contributions by direct cash payment to the ESPP rather than by payroll deduction. To the extent a Participating Employee has accumulated enough funds, his or her contributions to the ESPP will be used to exercise the option granted under the ESPP through purchases of Class A Common Stock on the last business day of March, June, September and December on which the principal trading market for the Class A Common Stock is open for trading and on any other interim dates during the year which the Compensation Committee designates for such purpose (the "Exercise Date"). Contributions which are not enough to purchase a whole share of Class A Common Stock will be carried forward and applied on the next Exercise Date in that calendar year; provided that contributions remaining after the last Exercise Date of the calendar year may be distributed to the Participating Employee at his election.

     The purchase price at which Class A Common Stock will be purchased through the ESPP shall be 85% of the lesser of (i) the fair market value of the Class A Common Stock on the applicable Grant Date, and (ii) the fair market value of the Class A Common Stock on the applicable Exercise Date. Any option granted to a Participating Employee will be exercised automatically on each Exercise Date during the calendar year of the option's Grant Date in whole or in part such that the Participating Employee's accumulated contributions as of such Exercise Date, either through direct cash payment or payroll deduction, will be applied to the purchase of the maximum number of whole shares of Class A Common Stock that such contribution will permit at the applicable option price, limited to the number of shares available for purchase under the option.

     Any option granted to a Participating Employee will expire on the last Exercise Date of the calendar year in which granted. However, if a Participating Employee withdraws from the ESPP or terminates employment prior to such Exercise Date, the option may expire earlier.

     Upon termination of a Participating Employee's employment for any reason other than cause, death or leave of absence in excess of ninety days, such employee may, at his election, request the return of contributions not yet used to purchase Class A Common Stock or continue participation in the ESPP until the Exercise Date next following the date of termination of employment such that any unexpired option held will be exercised automatically on such Exercise Date. If a Participating Employee dies while employed by the Company or prior to the Exercise Date next following termination of employment, such employee's estate will have the right to elect to withdraw all contributions not yet used to purchase Class A Common Stock or to exercise the Participating Employee's option for the purchase of Class A Common Stock on the Exercise Date next following the date of such employee's death.

     The Board of Directors of the Company may at any time amend, suspend or terminate the ESPP; provided, however, that the ESPP may not be amended to (i) increase the maximum number of shares of Class A Common Stock for which options may be granted under the ESPP, other than in connection with a change in capitalization, (ii) materially modify the requirements as to the class of employees eligible to receive options and purchase Class A Common Stock under the ESPP, or (iii) materially increase the benefits accruing to Participating Employees under the ESPP without in any such case obtaining approval of Sonic stockholders.

     The ESPP is intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code. No federal taxable income will be recognized by Participating Employees upon the grant of an option to purchase Class A Common Stock under the ESPP. In addition, a Participating Employee will not recognize federal taxable income on the exercise of an option granted under the ESPP.

     If the Participating Employee holds shares of Class A Common Stock acquired upon the exercise of an option granted under the ESPP until a date that is more than two years from the grant date of the relevant option and one year from the date of option exercise (or dies while owning such shares), the employee must report as ordinary income in the year of disposition of the shares (or at death) the lesser of (a) the excess of the fair market value of the shares at the time of disposition (or death) over the option exercise price and (b) the excess of the fair market value of the shares on the date the relevant option was granted over the option exercise price. For this purpose the option exercise price is 85% of the fair market value of the shares on the date the relevant option was granted (assuming the shares are offered at a 15% discount). Any additional income is treated as long-term capital gain. If these holding period requirements are met, the Company is not entitled to any deduction for tax purposes. If the Participating Employee does not meet the holding period requirements, the employee recognizes at the time of disposition of the shares ordinary income equal to the difference between the price paid for the shares and the fair market value on the date of exercise, irrespective of the price at which the employee disposes of the shares, and an amount equal to such ordinary income is generally deductible by the Company. Any gain or loss realized on the disposition of the shares will be capital gain or loss, and will be long-term gain or loss if the shares were held for more than one year.

     Because the ESPP is based on voluntary participation, benefits thereunder are not determinable.

     Registration of the shares underlying the ESPP is presently not contemplated. Such shares may be issued upon option exercise in reliance upon the private offering exemption codified in Section 4(2) of the Securities Act. Resale of such shares may be permitted subject to the limitations of Rule 144.

                              CERTAIN TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT

     As part of the Reorganization, the Company entered into a Registration Rights Agreement dated as of June 30, 1997 (the "Registration Rights Agreements") with Sonic Financial, Bruton Smith, Scott Smith and William S. Egan. Sonic Financial, Bruton Smith, Scott Smith and Egan Group, LLC, an assignee of Mr. Egan (the "Egan Group") currently are the owners of record of
       ,        ,        and        shares of Class B Common Stock,
respectively. Upon the registration of any of their shares or as otherwise provided in the Certificate, such shares will automatically be converted into a like number of shares of Class A Common Stock. Subject to certain limitations, the Registration Rights Agreements provide Sonic Financial, Bruton Smith, Scott Smith and the Egan Group with certain piggyback registration rights that permit them to have their shares of Common Stock, as selling security holders, included in any registration statement pertaining to the registration of Class A Common Stock for issuance by the Company or for resale by other selling security holders, with the exception of registration statements on Forms S-4 and S-8 relating to exchange offers (and certain other transactions) and employee stock compensation plans, respectively. These registration rights will be limited or restricted to the extent an underwriter of an offering, if an underwritten offering, or the Company's Board of Directors, if not an underwritten offering, determines that the amount to be registered by Sonic Financial, Bruton Smith, Scott Smith or the Egan Group would not permit the sale of Class A Common Stock in the quantity and at the price originally sought by the Company or the original selling security holders, as the case may be. The Registration Rights Agreement expires on the tenth anniversary of the closing of the Offering. Sonic Financial is controlled by the Company's Chairman and Chief Executive Officer, Bruton Smith.

THE SMITH ADVANCE

     In connection with the Fort Mill Acquisition, Mr. Smith advanced approximately $3.5 million to the Company (the "Smith Advance"). The Smith Advance was used by the Company to pay a portion of the cash consideration for the Fort Mill Acquisition at closing. The Smith Advance is evidenced by a demand note bearing interest at the minimum statutory rate of 3.83% per annum. The Company anticipates seeking additional cash advances or credit support in the form of guarantees or collateral from Mr. Smith in order to meet cash payment obligations in the remaining Acquisitions, which close prior to the consummation of the Offering. The Company intends to repay the principal and interest on the Smith Advance and any similar future advances from Mr. Smith used to fund the Acquisitions from the proceeds of this Offering.


THE SMITH PLEDGES



     Under the Six Month Facility, Bruton Smith has pledged, and, under the Revolving Facility, Mr. Smith will pledge, shares of common stock of Speedway Motorsports, Inc. owned directly or indirectly by him to secure amounts loaned or to be loaned to the Company by NationsBank and Ford Motor Credit, respectively. Mr. Smith pledged securities having an estimated value of $40.0 million to secure the Six Month Facility (the "Six Month Pledge"). Should NationsBank foreclose on the Six Month Pledge, the Company is under no obligation to repay or reimburse Mr. Smith. Mr. Smith will pledge securities having an estimated value of $50.0 million to secure the Initial Loan Commitment under the Revolving facility (the "Revolving Pledge"). The Revolving Pledge will be terminated and released whenever the Revolving Facility is increased to the Maximum Loan Commitment. The Company will be under no obligation to repay or reimburse Mr. Smith if Ford Motor Credit forecloses on the Revolving Pledge. For further discussion of these lending arrangements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


CERTAIN DEALERSHIP LEASES


     Certain of the properties leased by the Company's dealership subsidiaries are owned by officers, directors or holders of 5% or more of the Common Stock of the Company or their affiliates. These leases contain terms comparable to, or more favorable to the Company than, terms that would be obtained from unaffiliated third parties. Town & Country Ford operates at facilities leased from STC Properties, a North Carolina joint venture ("STC"). Town & Country Ford maintains a 5% undivided interest in STC and Sonic Financial owns the remaining 95% of STC. The STC lease on the Town & Country Ford facilities will expire in October 2000. Annual payments under the STC lease were $510,085 for each of 1994, 1995 and 1996. Current minimum rent payments are $409,000 annually ($34,083 monthly) through 1999, and will be decreased to $340,833 in 2000, such rents being below market. When this lease expires, the Company anticipates obtaining a long-term lease on the Town & Country Ford facility at fair market rent.



     Lone Star Ford operates, in part, at facilities leased from Viking Investments Associates, a Texas association ("Viking"), which is controlled by Mr. Bruton Smith. The Viking lease on the Lone Star Ford property expires in 2005. Annual payments under the Viking lease were $351,420, $331,302 and $360,000 for 1994, 1995 and 1996, respectively. Minimum annual rents under this lease are $360,000 ($30,000 monthly), such amount being below market. When this lease expires, the Company anticipates obtaining a long-term lease on the Lone Star Ford facility at fair market rent.



     The dealership leases discussed below will be executed and effective as of the consummation of the Acquisitions. The terms of these leases are comparable to terms that would be obtained from unaffiliated third parties because they were negotiated at arms-length before the lessors became affiliated with the Company.


     KIA of Chattanooga operates at facilities leased from KIA Land Development, a company in which Nelson Bowers, the Company's Executive Vice President, maintains an ownership interest. The Company negotiated this lease in connection with the Bowers Acquisition. This triple net lease expires in 2007 and monthly rent is currently under negotiation. The Company may renew this lease at its option for two additional five year terms. At each renewal, the lessor may adjust lease rents to reflect fair market rents for the property.

     European Motors operates at its Chattanooga facilities under a triple net lease from Mr. Bowers. The Company negotiated this lease in connection with the Bowers Acquisition. The European Motors lease expires in 2007 and provides for monthly rent of $16,846. This lease also provides for renewals on terms identical to the KIA of Chattanooga lease.

     Jaguar of Chattanooga operates at facilities leased from JAG Properties, a company in which Mr. Bowers maintains an ownership interest. The Company negotiated this lease in connection with the Bowers Acquisition. This triple net lease expires in 2017 and provides for monthly rent of $22,010. The Company may renew this lease on terms identical to the KIA of Chattanooga renewal options.

     Cleveland Chrysler-Plymouth-Jeep-Eagle leases its facilities from Cleveland Properties LLC, a limited liability company in which Mr. Bowers maintains an ownership interest. The Company negotiated this lease in connection with the Bowers Acquisition. This triple net lease expires in 2011, provides for monthly rent of $14,000 and may be renewed on terms identical to the KIA of Chattanooga lease.


     Cleveland Village Imports operates at facilities leased from Nelson Bowers and another individual. Nelson Bowers, the Company's President and a director, owns a 75% undivided interest in the land and buildings leased by Cleveland Village Imports, with the remaining interests owned by an unrelated party. Such land and buildings are leased under two leases: one is a triple net fixed lease expiring on December 31, 1997 with rent of $8,000 per month and the other, pertaining to a used car lot, is a month-to-month lease with rent of $3,000 per month. In connection with the Bowers Acquisition, the lessors have agreed to allow the expiration of these leases in October 1997, and to replace them with a triple net lease at a negotiated rental rate for a 15-year initial term and two five-year renewals at the option of the Company.


     Dyer Volvo operates at facilities leased from D&R Investments, an entity in which Richard Dyer, the Company's Executive Manager for Dyer Volvo, maintains an ownership interest. This triple net lease, negotiated by the Company in connection with the Dyer Acquisition, expires in 2009 and provides for monthly rent of $50,000. The Dyer Volvo lease also provides the Company with two optional renewals of five years each with rent at each renewal being adjusted to fair market rent.

     Ken Marks Ford ("KMF") operates at facilities leased from Marks Holding Company, a corporation that is owned by Ken Marks, the Company's Regional Vice President-Florida. In connection with the Ken Marks Acquisition, the lessor has agreed to enter into a triple net lease with the Company as lessee at a negotiated rental rate of $95,000 per month for an initial term expiring 2007 with two five-year renewals at the option of the Company.

CHARTOWN TRANSACTIONS

     Chartown is a general partnership engaged in real estate development and management. Before the Reorganization, Town & Country Ford maintained a 49% partnership interest in Chartown with the remaining 51% held by SMDA, LLC, a North Carolina limited liability company ("SMDA"). Mr. Smith owns a 80% direct membership interest in SMDA with the remaining 20% owned indirectly through Sonic Financial. In addition, Sonic Financial also held a demand promissory note for $1.2 million issued by Chartown (the "Chartown Note"), which was uncollectible due to insufficient funds. As part of the Reorganization, the Chartown Note was canceled and Town & Country Ford transferred its partnership interest in Chartown to Sonic Financial for nominal consideration. In connection with that transfer, Sonic Financial agreed to indemnify Town & Country Ford for any and all obligations and liabilities, whether known or unknown, relating to Chartown and Town & Country Ford's ownership thereof.


THE BOWERS NOTE



     In connection with Volvo's approval of the Company's acquisition of a Volvo franchise in the Bowers Acquisition, Volvo, among other things, has conditioned its approval upon Nelson Bowers, the Company's Executive Vice President and a director nominee, acquiring and maintaining a 20% voting interest in the Company's Sonic Automotive of Chattanooga, LLC ("Chattanooga Volvo") subsidiary that will operate the Volvo franchise. Mr. Bowers will finance all of the purchase price for this 20% interest by issuing a promissory note (the "Bowers Note") in favor of Sonic Automotive of Nevada, Inc. ("Sonic Nevada"), a wholly-owned subsidiary of the Company that controls a majority interest in Chattanooga Volvo. Sonic Nevada, in turn, will fully fund the capital contribution to Chattanooga Volvo necessary for Mr. Bowers' purchase of his interest. The Bowers Note will be secured by Mr. Bowers' interest in Chattanooga Volvo.



     The Bowers Note will be in a principal amount in excess of $500,000 and bear interest at the lowest applicable federal rate as published by the U.S. Treasury Department in effect on the date Mr. Bowers purchases his interest in Chattanooga Volvo. Accrued interest will be payable annually. The operating agreement of Chattanooga Volvo will provide that profits and distributions are to be allocated first to Mr. Bowers to the extent of interest to be paid on the Bowers Note and next to the other members of Chattanooga Volvo according to their percentages of ownership. No other profits or any losses of Chattanooga Volvo will be allocated to Mr. Bowers under this arrangement. Mr. Bowers' interest in Chattanooga Volvo will be redeemed and the Bowers Note will be due and payable in full when Volvo no longer requires Mr. Bowers to maintain his interest in Chattanooga Volvo.

OTHER TRANSACTIONS

     During each of the three years ended December 31, 1996, Town & Country Ford paid $48,000 to Sonic Financial as a management fee. Sonic Financial's services to Town & Country Ford have included performance of the following functions, among others: maintenance of lender and creditor relationships; tax planning; preparation of tax returns and representation in tax examinations; record maintenance; internal audits and special audits; assistance to independent public accountants; and litigation support to company counsel. Payments of fees to and receipt of services from Sonic Financial ceased before the Reorganization. Since that time, the Company has been providing these services for itself.

     Beginning in early 1997, certain of the Sonic Dealerships have entered into arrangements to sell to their customers credit life insurance policies underwritten by American Heritage Life Insurance Company, an insurer unaffiliated with Sonic ("American Heritage"). American Heritage in turn reinsures all of these policies with Provident American Insurance Company, a Texas insurance company ("Provident American"). Under these arrangements, the Sonic Dealerships paid an aggregate of $140,000 to American Heritage in premiums for these policies since January 1, 1997. The Company anticipates terminating this arrangement with American Heritage by 1998. Provident American is a wholly-owned subsidiary of Sonic Financial.


     Town & Country Ford and Lone Star Ford have each made several non-interest bearing advances to Sonic Financial. As of June 30, 1997, Town & Country Ford had made approximately $2.0 million of such advances. In preparation for the Reorganization, a demand promissory note by Sonic Financial evidencing certain of Town & Country Ford's advances was canceled in exchange for the redemption of certain shares of the capital stock of Town & Country Ford held by Sonic Financial. As of June 30, 1997, Lone Star Ford had made approximately $0.5 million of advances to Sonic Financial. In preparation for the Reorganization, a demand promissory note by Sonic Financial evidencing certain of Lone Star Ford's advances was canceled pursuant to a dividend. At years ended December 31, 1996, 1995 and 1994, the aggregate balances of such advances due from Sonic Financial were approximately $2.5 million, $0 and $0, respectively.



     Certain subsidiaries of Sonic (such subsidiaries together with Sonic and Sonic Financial being hereinafter referred to as the "Sonic Group") have joined with Sonic Financial in filing consolidated federal income tax returns for several years. Such subsidiaries will join with Sonic Financial in filing for 1996 and for the period ending on June 30, 1997. Under applicable federal tax law, each corporation included in Sonic Financial's consolidated return is jointly and severally liable for any resultant tax. Under a tax allocation agreement dated as of June 30, 1997, however, Sonic agreed to pay to Sonic Financial, in the event that additional federal income tax is determined to be due, an amount equal to Sonic's separate federal income tax liability computed for all periods in which any member of the Sonic Group has been a member of Sonic Financial's consolidated group less amounts previously recorded by Sonic. Also pursuant to such agreement, Sonic Financial agreed to indemnify Sonic for any additional amount determined to be due from Sonic Financial's consolidated group in excess of the federal income tax liability of the Sonic Group for such periods. The tax allocation agreement establishes procedures with respect to tax adjustments, tax claims, tax refunds, tax credits and other tax attributes relating to periods ending prior to the time that the Sonic Group shall leave Sonic Financial's consolidated group.


     The Company acquired the Sonic Dealerships in the Reorganization pursuant to four separate stock subscription agreements (the "Subscription Agreements"). The Subscription Agreements provide for the acquisition of 100% of the capital stock or membership interests, as the case may be, of each of the Sonic Dealerships from Sonic Financial, Mr. Smith, the Egan Group (an assignee of Mr.
Egan) and Bryan Scott Smith in exchange for certain amounts of the Company's issued and outstanding Class B Common Stock. See "Principal Stockholders."


     For additional information concerning related party transactions of Sonic, see Note (7) to the Combined and Consolidated Financial Statements of Sonic and for the businesses being acquired in the Acquisitions, see the notes to the historical financial statements for each respective business acquired included in this Prospectus.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 1, 1997 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director of the Company,
(iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group, and as adjusted to reflect the sale by the Company of the shares of Class A Common Stock in this Offering. Prior to this Offering, no shares of Class A Common Stock were issued and
outstanding. However, options to acquire        shares of Class A Common Stock
will be issued on or before the closing of the Offering to certain of the Company's officers and employees, and the Dyer Warrant will be issued upon the closing of the Dyer Acquisition. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of the stockholders, except that the Class B Common Stock is entitled to only one vote per share with respect to any transaction proposed or approved by the Board of Directors of the Company or proposed by all the holders of the Class B Common Stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of the Company constituting a
(a) "going private" transaction (as defined herein), (b) disposition of substantially all of the Company's assets, (c) transfer resulting in a change in the nature of the Company's business or (d) merger or consolidation in which current holders of Common Stock would own less than 50% of the Common Stock following such transaction. In the event of any transfer outside of the Smith Group or the Smith Group holds less than 15% of the total number of shares of Common Stock outstanding, such transferred shares or all shares, respectively, of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. See "Description of Capital Stock."

                                                                                                               PERCENTAGE OF ALL
                                                                                                                  OUTSTANDING
                                                                   NUMBER OF SHARES     NUMBER OF SHARES          COMMON STOCK
                                                                   OF CLASS A COMMON    OF CLASS B COMMON     BEFORE       AFTER
NAME (1)                                                              STOCK OWNED          STOCK OWNED       OFFERING   OFFERING(2)
O. Bruton Smith (3)(4)                                                                                         87.62%           %
Sonic Financial Corporation (3)                                                                                71.05%           %
Bryan Scott Smith (3)(5)                                                                                        7.65%           %
William R. Brooks (3)                                                                                             --            %
Theodore M. Wright (3)(5)                                                                                         --            %
Nelson E. Bowers, II (3)(5)                                                                                       --            %
All directors and executive officers as a group (10 persons)                                                   95.27%

  * Less than one percent.

 (1) Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his name subject to community property laws where applicable.

 (2) The percentages of total voting power would be as follows: Bruton Smith,
       %; Sonic Financial,   %; Scott Smith,   %; William Brooks, less than 1%;
     Theodore Wright, less than 1%; Nelson E. Bowers, II, less than 1%; and all
     directors and executive officers as a group,      %. Assumes the
     Underwriters' over-allotment option is not exercised.

 (3) The address of such person is care of the Company at 5401 East Independence Boulevard, Charlotte, North Carolina 28218.

 (4) The shares of Common Stock shown as owned by such person or group include all of the shares owned by Sonic Financial as indicated elsewhere in the table. Mr. Smith owns the substantial majority of Sonic's outstanding capital stock.

 (5) All shares of Class A Common Stock beneficially owned by such person underlie options granted (or, in the case of Mr. Bowers, to be granted upon the closing of the Bowers Acquisition) by the Company at the public
     offering price. One-third of such options become exercisable on October   ,
     1998, one-third on October   , 1999 and one-third on October   , 2000. See
     "Management -- Stock Option Plan."

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of (i) 50,000,000 shares of Class A Common Stock, $.01 par value, (ii) 15,000,000 shares of Class B Common Stock, $.01 par value, and (iii) 3,000,000 shares of preferred stock, $.10 par value. Upon completion of this Offering, the Company will have
outstanding shares of Class A Common Stock and        outstanding shares of
Class B Common Stock and no outstanding shares of preferred stock.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and Delaware Law. Reference is made to such exhibit and Delaware Law for a detailed description of the provisions thereof summarized below.

COMMON STOCK

     The Company's Class A Common Stock and Class B Common Stock are equal in all respects except for voting rights, conversion rights of the Class B Common Stock and as required by law, as discussed more fully below.

  VOTING RIGHTS; CONVERSION OF CLASS B COMMON STOCK TO CLASS A COMMON STOCK

     The voting powers, preferences and relative rights of the Class A Common Stock and the Class B Common Stock are subject to the following provisions. Holders of Class A Common Stock have one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock are entitled to ten votes per share except as described below. Holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware Law. There is no cumulative voting with respect to the election of directors. In the event any shares of Class B Common Stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A Common Stock. In addition, if the total number of shares of Common Stock held by members of the Smith Group is less than 15% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock automatically will be reclassified as Class A Common Stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between the classes of Common Stock.

     Notwithstanding the foregoing, the holders of Class A Common Stock and Class B Common Stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the Board of Directors of the Company or proposed by or on behalf of holders of the Class B Common Stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of the Company constituting a (a) "going private" transaction, (b) sale or other disposition of all or substantially all of the Company's assets, (c) sale or transfer which would cause the nature of the Company's business to be no longer primarily oriented toward automobile dealership operations and related activities or (d) merger or consolidation of the Company in which the holders of the Common Stock will own less than 50% of the Common Stock following such transaction. A "going private" transaction is defined as any "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934. An "affiliate" is defined as (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group,
(ii) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which any member of the Smith Group is an officer partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (iii) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of Common Stock held by or subject to such trust or arrangement, (iv) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity, or (v) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

     As used in this Prospectus, the term the "Smith Group" consists of the following persons: (i) Mr. Smith and his guardian, conservator, committee, or attorney-in-fact; (ii) William S. Egan and his guardian, conservator, committee, or attorney-in-fact; (iii) each lineal descendant of Messrs. Smith and Egan (a "Descendant") and their respective guardians, conservators, committees or attorneys-in-fact; and (iv) each "Family Controlled Entity" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (iii) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group. For a discussion of the effects of the disproportionate voting rights of the Common Stock, see "Risk Factors -- Concentration of Voting Power and Antitakeover Provisions."

     Under the Company's Certificate and Delaware Law, the holders of Class A Common Stock and/or Class B Common Stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to the Company's Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

  DIVIDENDS

     Holders of the Class A Common Stock and the Class B Common Stock are entitled to receive ratably such dividends, if any, as are declared by the Company's Board of Directors out of funds legally available for that purpose, provided, that dividends paid in shares of Class A Common Stock or Class B Common Stock shall be paid only as follows: shares of Class A Common Stock shall be paid only to holders of Class A Common Stock and shares of Class B Common Stock shall be paid only to holders of Class B Common Stock. The Company's Certificate provides that if there is any dividend, subdivision, combination or reclassification of either class of Common Stock, a proportionate dividend, subdivision, combination or reclassification of the other class of Common Stock shall simultaneously be made.

  OTHER RIGHTS

     Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of the Company, holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets available for distribution to holders of Common Stock after payment in full of creditors. No shares of any class of Common Stock are subject to a redemption or a sinking fund. All outstanding shares of Common Stock are, and all shares offered by this Prospectus will be, when sold, validly issued, fully paid and nonassessable.

  TRANSFER AGENT AND REGISTRAR

     The Company has appointed First Union National Bank as the transfer agent and registrar for the Class A Common Stock. The Company has not appointed a transfer agent for the Class B Common Stock.

PREFERRED STOCK

     No shares of preferred stock are outstanding. The Company's Certificate authorizes the Board of Directors to issue up to 3,000,000 shares of preferred stock in one or more series and to establish such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of preferred stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Class A Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. See "Risk Factors -- Concentration of Voting Power and Anti-takeover Provisions."

     The issuance of any series of preferred stock, and the relative designations, rights, preferences and limitations of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock. At the date of this Prospectus, there are no plans, agreements or understandings for the issuance of any shares of preferred stock.

DELAWARE LAW, CERTAIN CHARTER AND BYLAW PROVISIONS AND CERTAIN FRANCHISE AGREEMENT PROVISIONS

     Certain provisions of Delaware Law and of the Company's Certificate and Bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     DELAWARE ANTITAKEOVER LAW. The Company, a Delaware corporation, is subject to the provisions of Delaware Law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

     CLASSIFIED BOARD OF DIRECTORS. The Company's Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for the Company. Moreover, under Delaware Law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing only the board of directors to fill vacant directorships, will preclude stockholders of the Company from removing incumbent directors without cause, simultaneously gaining control of the Board of Directors by filing the vacancies with their own nominees.

     SPECIAL MEETINGS OF STOCKHOLDERS. The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of the Board of Directors of the Company. The Company's Bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     CONFLICT OF INTEREST PROCEDURES. The Company's Certificate contains provisions providing that transactions between the Company and its affiliates must be no less favorable to the Company than would be available in transactions involving arms'-length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of the Company's directors and a majority of the Company's independent directors. Otherwise, the Company must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.


     RESTRICTIONS UNDER FRANCHISE AGREEMENTS. The Company's franchise agreements impose restrictions on the transfer of the Common Stock. A number of Manufacturers prohibit transactions which affect changes in management control of the Company. For instance, Ford may cause the Company to sell or resign from its Ford franchises if any person or entity acquires 15% or more of the Company's voting securities. Likewise, General Motors and Toyota may force the sale of their respective franchises if 20% or more of the Company's voting securities are so acquired. Volkswagen has approved of the public sale of only 25% of the voting control of the Company and requires prior approval of any change in control or management of the Company that would affect the Company's control or management of its Volkswagen franchisee subsidiaries. Such restrictions may prevent or deter prospective acquirers from obtaining control of the Company. See "Risk Factors -- Stock Ownership/Issuance Limits" and "Business -- Relationships with Manufacturers."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding shares of Class A Common Stock (assuming no exercise of the Underwriters' over-allotment option). All of such shares will be freely transferable and may be resold without further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined by Rule 144), which shares will be subject to the resale limitations of Rule 144. The shares (the "Restricted Shares") of Class B Common Stock outstanding, which are convertible into Class A Common Stock, are "restricted" securities within the meaning of Rule 144 irrespective of whether the conversion right is exercised.
The        shares of Class A Common Stock, which underlie options to be granted on or before the closing of the Offering under the Company's Stock Option Plan and the Dyer Warrant, may be resold only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year may, under certain circumstances, resell within any three-month period, such number of shares as does not exceed the greater of one percent of the then-outstanding shares of Class A Common Stock or the average weekly trading volume of Class A Common Stock during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these one- and two-year holding period requirements.

     Upon completion of this Offering, none of the        shares of Class B
Common Stock outstanding on the date of this Prospectus and not sold in the Offering will have been held for at least one year. Since all such shares are restricted securities, none of them may be resold pursuant to Rule 144 upon completion of this Offering. Any transfer of shares of the Class B Common Stock to any person other than a member of the Smith Group will result in a conversion of such shares to Class A Common Stock.

     The Restricted Shares will not be eligible for sale under Rule 144 until the expiration of the one-year holding period from the date such Restricted Shares were acquired.

     The availability of shares for sale or actual sales under Rule 144 and the perception that such shares may be sold may have a material adverse effect on the market price of the Class A Common Stock. Sales under Rule 144 also could impair the Company's ability to market additional equity securities.

     Additionally, the Company has entered into the Registration Rights Agreement with Sonic Financial, Bruton Smith, Scott Smith and William Egan. The Registration Rights Agreement provides piggyback registration rights with
respect to       shares of Common Stock in the aggregate. For further
information regarding the Registration Rights Agreement, see "Certain Transactions -- Registration Rights Agreements."

     The Company, all of the executive officers of the Company and the holders of Class B Common Stock have agreed, subject to certain exceptions, not, directly or indirectly, to (i) sell, grant an option or otherwise transfer or dispose of any Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock, including shares of Class B Common Stock, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or part, the economic consequences of ownership of the Class A Common Stock for 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Montgomery Securities and Wheat, First Securities, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the number of shares of Class A Common Stock set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Class A Common Stock offered hereby, if any are purchased. In the event of a default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                                                                                                                     NUMBER OF
             UNDERWRITERS                                                                                              SHARES
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.........................................................................................
Montgomery Securities.............................................................................................
Wheat, First Securities, Inc......................................................................................

             Total................................................................................................

     The Underwriters have advised the Company that they propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $       per share of
Class A Common Stock. The Underwriters may allow, and such dealers may reallow,
a discount not in excess of $       per share of Class A Common Stock to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     At the request of the Company, the Underwriters have reserved up to shares of Class A Common Stock for sale at the initial public offering price, and otherwise on the same terms as sales pursuant to the Offering, to directors, officers, employees, business associates and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.


     The Company, all of the executive officers of the Company and all the holders of Class B Common Stock have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock, including shares of Class B Common Stock, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or part, the economic consequence of ownership of the Class A Common Stock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus.

     The Company has granted an option to the Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

     Prior to the Offering, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiation between the Company and the Representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for and the timing of future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offering made hereby at or above the initial public offering price.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company intends to apply for listing of the Class A Common Stock on the NYSE under the symbol "DLR." In order to meet the requirements for listing of the Class A Common Stock on that exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Until the distribution of the Class A Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     If the Underwriters create a short position in the Class A Common Stock in connection with the Offering, I.E., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Class A Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina, counsel to the Company, will render an opinion that the shares of Class A Common Stock offered hereby, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, has served as counsel to the Underwriters in connection with this Offering. Fried, Frank, Harris, Shriver & Jacobson will rely on Parker, Poe, Adams & Bernstein L.L.P. with respect to matters of North Carolina law.

                                    EXPERTS


     The combined and consolidated financial statements of Sonic Automotive, Inc. and Affiliated Companies as of the year ended December 31, 1996 and for each of the three years then ended, the financial statements of Dyer & Dyer, Inc., the combined financial statements of Bowers Automotive Group, the combined financial statements of Lake Norman Dodge, Inc. and Affiliated Companies, and the financial statements of Ken Marks Ford, Inc. included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Class A Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other documents are not necessarily complete, and, in each such instance, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference thereto. The Registration Statement, together with its exhibits and schedules, may be inspected at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. Such information may also be inspected and copied at the office of the NYSE at 20 Broad Street, New York, New York 10005. The Commission also maintains a Website (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                         PAGE

SONIC AUTOMOTIVE, INC. AND AFFILIATED COMPANIES:
  INDEPENDENT AUDITORS' REPORT........................................................................................     F-2
  COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS:
     Combined and Consolidated Balance Sheets at December 31, 1995 and 1996 and unaudited at June 30, 1997............     F-3
     Combined and Consolidated Statements of Income for the years ended December 31, 1994, 1995 and 1996 and unaudited
      for the six months ended June 30, 1996 and 1997.................................................................     F-4
     Combined and Consolidated Statements of Stockholders' Equity for the years ended
       December 31, 1994, 1995 and 1996 and unaudited for the six months ended June 30, 1997..........................     F-5
     Combined and Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and
      unaudited for the six months ended June 30, 1996 and 1997.......................................................     F-6
     Notes to Combined and Consolidated Financial Statements..........................................................     F-7

DYER & DYER, INC.:
  INDEPENDENT AUDITORS' REPORT........................................................................................    F-16
  FINANCIAL STATEMENTS:
     Balance Sheets at December 31, 1995 and 1996 and unaudited at June 30, 1997......................................    F-17
     Statements of Income and Retained Earnings for the years ended December 31, 1994, 1995 and 1996 and unaudited for
      the six months ended June 30, 1996 and 1997.....................................................................    F-18
     Statements of Stockholder's Equity for the years ended December 31, 1994, 1995 and 1996 and unaudited for the six
      months ended June 30, 1997......................................................................................    F-19
     Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and unaudited for the six months
      ended June 30, 1996 and 1997....................................................................................    F-20
     Notes to Financial Statements....................................................................................    F-21

BOWERS DEALERSHIPS AND AFFILIATED COMPANIES:
  INDEPENDENT AUDITORS' REPORT........................................................................................    F-25
  COMBINED FINANCIAL STATEMENTS:
     Combined Balance Sheets at December 31, 1995 and 1996 and unaudited at June 30, 1997.............................    F-26
     Combined Statements of Income for the years ended December 31, 1995 and 1996 and unaudited for the six months
      ended June 30, 1996 and 1997....................................................................................    F-27
     Combined Statements of Stockholders' Equity for the years ended
       December 31, 1995 and 1996 and unaudited for the six months ended June 30, 1997................................    F-28
     Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996 and unaudited for the six months
      ended June 30, 1996 and 1997....................................................................................    F-29
     Notes to Combined Financial Statements...........................................................................    F-30

LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES:
  INDEPENDENT AUDITORS' REPORT........................................................................................    F-37
  COMBINED FINANCIAL STATEMENTS:
     Combined Balance Sheets at December 31, 1996 and unaudited at June 30, 1997......................................    F-38
     Combined Statements of Income for the year ended December 31, 1996 and unaudited for the six months ended June
      30, 1996 and 1997...............................................................................................    F-39
     Combined Statements of Stockholders' Equity for the year ended December 31, 1996 and unaudited for the six months
      ended June 30, 1997.............................................................................................    F-40
     Combined Statements of Cash Flows for the year ended December 31, 1996 and unaudited for the six months ended
      June 30, 1996 and 1997..........................................................................................    F-41
     Notes to Combined Financial Statements...........................................................................    F-42

KEN MARKS FORD, INC.:
  INDEPENDENT AUDITORS' REPORT........................................................................................    F-46
  FINANCIAL STATEMENTS:
     Balance Sheets at April 30, 1997 and July 31, 1997...............................................................    F-47
     Statements of Income for the year ended April 30, 1997 and three months ended July 31, 1996 and 1997.............    F-48
     Statements of Stockholders' Equity for the year ended April 30, 1997 and three months ended July 31, 1997........    F-49
     Statements of Cash Flows for the year ended April 30, 1997 and three months ended July 31, 1996 and 1997.........    F-50
     Notes to Financial Statements....................................................................................    F-51

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
SONIC AUTOMOTIVE, INC.
Charlotte, North Carolina


  We have audited the accompanying combined balance sheet of Sonic Automotive, Inc. and Affiliated Companies (the "Company"), which are under common ownership and management, as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sonic Automotive, Inc. and Affiliated Companies as of December 31, 1995 and 1996, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Charlotte, North Carolina


September 29, 1997

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

                    COMBINED AND CONSOLIDATED BALANCE SHEETS

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997


                                                                                         DECEMBER 31,             JUNE 30,
                                                                                     1995           1996            1997
                                                                                                                (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................   $ 8,993,887    $ 6,679,490    $  9,237,585
  Marketable equity securities.................................................       706,126        638,500         769,123
  Receivables (Note 5) (net of allowance for doubtful accounts of $160,031 and
     $224,789 at December 31, 1995 and 1996,
     respectively).............................................................     9,085,376     11,907,786      12,897,264
  Inventories (Notes 3 and 5)..................................................    39,128,041     57,970,020      59,884,909
  Deferred income taxes (Note 6)...............................................       117,500        279,896         256,032
  Other current assets.........................................................       311,019        332,561         818,171
     Total current assets......................................................    58,341,949     77,808,253      83,863,084
PROPERTY AND EQUIPMENT, NET (Notes 4 and 5)....................................     8,527,338     12,466,713      13,269,789
GOODWILL, NET (Note 1).........................................................            --      4,266,084       9,463,179
OTHER ASSETS...................................................................       372,610        389,277         263,374
TOTAL ASSETS...................................................................   $67,241,897    $94,930,327    $106,859,426
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable -- floor plan (Note 3).........................................   $45,151,111    $63,893,356    $ 67,855,408
  Trade accounts payable.......................................................     3,043,180      3,642,572       3,847,922
  Accrued interest.............................................................       503,391        521,190         491,341
  Other accrued liabilities....................................................     1,554,713      3,031,473       3,394,178
  Payable to affiliated companies (Note 7).....................................     2,000,000             --              --
  Payable to Company's Chairman (Note 2).......................................            --             --       3,500,000
  Current maturities of long-term debt.........................................       169,932        518,979         487,242
     Total current liabilities.................................................    52,422,327     71,607,570      79,576,091
LONG-TERM DEBT (Note 5)........................................................     3,560,766      5,285,862       5,137,210
PAYABLE TO AFFILIATED COMPANIES (Note 7).......................................     1,219,204        914,339         854,984
DEFERRED INCOME TAXES (Note 6).................................................       777,600      1,059,380         930,923
MINORITY INTEREST (Note 1).....................................................       199,522        313,912              --
COMMITMENTS AND CONTINGENCIES (Notes 7 and 10)
STOCKHOLDERS' EQUITY (Notes 8 and 9):
  Preferred stock, $.10 par, 3,000,000 shares authorized and unissued..........            --             --              --
  Class A Common Stock, $.01 par, 50,000,000 shares authorized and unissued....            --             --              --
  Class B Common Stock, $.01 par, 15,000,000 shares authorized,
     10,000 shares issued and outstanding......................................           100            100             100
  Paid-in capital..............................................................     6,331,446     13,395,560      16,604,070
  Retained earnings............................................................     2,766,420      4,913,095       6,486,412
  Unrealized loss on marketable equity securities..............................       (35,488)       (93,562)        (97,433)
  Due from affiliates (Note 7).................................................            --     (2,465,929)     (2,632,931)
     Total stockholders' equity................................................     9,062,478     15,749,264      20,360,218
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................   $67,241,897    $94,930,327    $106,859,426


          See notes to combined and consolidated financial statements.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

                 COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                AND THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997


                                                        YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                                  1994            1995            1996            1996            1997
                                                                                                      (UNAUDITED)
REVENUES:
  Vehicle sales............................   $227,959,827    $267,307,949    $326,841,772    $164,332,724    $185,077,493
  Parts, service and collision repair......     33,984,096      35,859,960      42,643,812      21,005,202      22,906,377
  Finance and insurance....................      5,180,998       7,813,408       7,118,217       4,277,094       4,763,248
     Total revenues........................    267,124,921     310,981,317     376,603,801     189,615,020     212,747,118
COST OF SALES..............................    234,461,089     272,178,737     332,406,803     167,191,296     188,367,591
GROSS PROFIT...............................     32,663,832      38,802,580      44,196,998      22,423,724      24,379,527
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................     24,631,532      29,343,430      33,677,529      16,590,478      18,413,226
DEPRECIATION AND AMORTIZATION..............        838,011         832,261       1,075,618         359,630         395,573
OPERATING INCOME...........................      7,194,289       8,626,889       9,443,851       5,473,616       5,570,728
OTHER INCOME AND EXPENSE:
  Interest expense, floor plan.............      3,000,622       4,504,526       5,968,430       2,800,778       3,017,903
  Interest expense, other..................        443,409         436,435         433,250         183,898         269,145
  Gain on sale of marketable equity
     securities............................             --         107,007         354,922         278,917         134,496
  Other income.............................        609,088         342,047         263,676          90,495         139,346
     Total other expense...................      2,834,943       4,491,907       5,783,082       2,615,264       3,013,206
INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST........................      4,359,346       4,134,982       3,660,769       2,858,352       2,557,522
PROVISION FOR INCOME TAXES
  (Note 6).................................      1,559,750       1,674,900       1,399,704       1,093,034         937,212
INCOME BEFORE MINORITY
  INTEREST.................................      2,799,596       2,460,082       2,261,065       1,765,318       1,620,310
MINORITY INTEREST IN EARNINGS
  OF SUBSIDIARY............................         15,564          22,167         114,390          40,612          46,993
NET INCOME.................................   $  2,784,032    $  2,437,915    $  2,146,675    $  1,724,706    $  1,573,317
PRO FORMA NET INCOME PER SHARE
  (Note 1) (unaudited).....................                                   $        215                    $        157
PRO FORMA NUMBER OF SHARES
  USED TO COMPUTE PER SHARE
  DATA (Note 1) (unaudited)................                                         10,000                          10,000


          See notes to combined and consolidated financial statements.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

          COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                       THE SIX MONTHS ENDED JUNE 30, 1997

                                                                                                   UNREALIZED LOSS
                                                  CLASS B                             RETAINED      ON MARKETABLE        DUE
                                               COMMON STOCK            PAID-IN        EARNINGS         EQUITY           FROM
                                           SHARES        AMOUNT        CAPITAL       (DEFICIT)       SECURITIES      AFFILIATES
BALANCE AT DECEMBER 31, 1993...........       10,000   $       100   $  4,837,100   $ (2,455,527)    $        --     $        --
  Net income...........................           --            --             --      2,784,032              --              --
BALANCE AT DECEMBER 31, 1994...........       10,000           100      4,837,100        328,505              --              --
  Capital contribution.................           --            --      1,494,346             --              --              --
  Change in net unrealized loss on
    marketable equity
    securities.........................           --            --             --             --         (35,488)             --
  Net income...........................           --            --             --      2,437,915              --              --
BALANCE AT DECEMBER 31, 1995...........       10,000           100      6,331,446      2,766,420         (35,488)             --
  Capital contribution                            --            --      7,064,114             --              --              --
  Advance to affiliates................           --            --             --             --              --      (2,465,929)
  Change in net unrealized loss on
    marketable equity
    securities.........................           --            --             --             --         (58,074)             --
  Net income...........................           --            --             --      2,146,675              --              --
BALANCE AT DECEMBER 31, 1996...........       10,000           100     13,395,560      4,913,095         (93,562)     (2,465,929)
  Capital contribution (unaudited).....           --            --      3,208,510             --              --              --
  Advance to affiliates (unaudited)....           --            --             --             --              --        (167,002)
  Change in net unrealized loss on
    marketable equity
    securities (unaudited).............           --            --             --             --          (3,871)             --
  Net income (unaudited)...............           --            --             --      1,573,317              --              --
BALANCE AT JUNE 30, 1997 (UNAUDITED)...       10,000   $       100   $ 16,604,070   $  6,486,412     $   (97,433)    $(2,632,931)

                                             TOTAL
                                         STOCKHOLDERS'
                                             EQUITY
BALANCE AT DECEMBER 31, 1993...........   $  2,381,673
  Net income...........................      2,784,032
BALANCE AT DECEMBER 31, 1994...........      5,165,705
  Capital contribution.................      1,494,346
  Change in net unrealized loss on
    marketable equity
    securities.........................        (35,488)
  Net income...........................      2,437,915
BALANCE AT DECEMBER 31, 1995...........      9,062,478
  Capital contribution                       7,064,114
  Advance to affiliates................     (2,465,929)
  Change in net unrealized loss on
    marketable equity
    securities.........................        (58,074)
  Net income...........................      2,146,675
BALANCE AT DECEMBER 31, 1996...........     15,749,264
  Capital contribution (unaudited).....      3,208,510
  Advance to affiliates (unaudited)....       (167,002)
  Change in net unrealized loss on
    marketable equity
    securities (unaudited).............         (3,871)
  Net income (unaudited)...............      1,573,317
BALANCE AT JUNE 30, 1997 (UNAUDITED)...   $ 20,360,218


          See notes to combined and consolidated financial statements.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997


                                                                    YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                                              1994           1995            1996           1996           1997
                                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................   $ 2,784,032    $ 2,437,915    $  2,146,675    $ 1,724,706    $ 1,573,317
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.......................       838,011        832,261       1,075,618        359,630        395,573
    Minority interest...................................        15,564         22,167         114,390         40,612         46,993
    Loss (gain) on disposal of property and equipment               --        (38,721)         79,660             --             --
    Gain on sale of marketable equity securities........            --       (107,007)       (354,922)      (278,917)      (134,496)
    Deferred income taxes...............................       258,400        450,400        (240,548)       (62,002)        23,864
    Changes in assets and liabilities that relate to
      operations:
      (Increase) decrease in receivables................    (2,091,063)      (228,084)     (2,420,651)       287,459       (989,478)
      (Increase) decrease in inventories................    (8,942,669)    (3,724,725)    (12,653,222)    (3,511,263)     2,745,061
      (Increase) decrease in other current assets.......       (66,945)        21,173         (10,455)      (189,391)      (483,564)
      Increase (decrease) in other non-current assets...          (679)       (14,104)        (69,883)         2,851        113,403
      Increase in notes payable-floor plan..............     9,489,146      3,431,241      12,984,772      4,117,088        290,190
      Increase (decrease) in accounts payable and
         accrued expenses...............................       676,526        (42,224)      1,439,486      1,285,875        396,972
         Total adjustments..............................       176,291        602,377         (55,755)     2,051,942      2,404,579
         Net cash provided by operating activities......     2,960,323      3,040,292       2,090,920      3,776,648      3,977,835
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of business, net of cash received............            --             --      (5,126,595)      (692,883)    (3,627,347)
  Purchases of property and equipment...................    (1,386,877)    (1,508,848)     (1,906,739)            --       (886,149)
  Proceeds from sale of property and equipment..........        32,162        556,789           4,036             --             --
  Purchase of marketable equity securities..............       (82,801)    (1,622,845)       (207,400)            --             --
  Proceeds from sales of marketable equity securities...            --      1,073,539         514,700         88,900             --
  Net (advances to) receipts from affiliate companies...      (295,578)     1,772,022      (4,770,794)    (3,251,199)        65,633
         Net cash provided by (used in) investing
           activities...................................    (1,733,094)       270,657     (11,492,792)    (3,855,182)    (4,447,863)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions.................................            --      1,494,346       7,064,114      1,000,000      3,208,510
  Proceeds from long-term debt..........................       107,284          2,899         599,206             --             --
  Payments of long-term debt............................      (441,500)      (269,254)       (575,845)      (468,970)      (180,387)
         Net cash provided by (used in) financing
           activities...................................      (334,216)     1,227,991       7,087,475        531,030      3,028,123
NET INCREASE (DECREASE) IN CASH.........................       893,013      4,538,940      (2,314,397)       452,496      2,558,095
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD.............................................     3,561,934      4,454,947       8,993,887      8,993,887      6,679,490
CASH AND CASH EQUIVALENTS, END OF PERIOD................   $ 4,454,947    $ 8,993,887    $  6,679,490    $ 9,446,383    $ 9,237,585
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION -- Cash paid during the period for:
  Interest..............................................   $ 3,324,678    $ 4,776,504    $  6,488,657    $ 2,839,031    $ 3,320,996
  Income taxes..........................................   $   998,850    $ 1,522,100    $  2,042,268    $   834,000    $   930,000


          See notes to combined and consolidated financial statements.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     ORGANIZATION AND BUSINESS -- Sonic Automotive, Inc ("Sonic" or the "Company") was incorporated in the State of Delaware in February, 1997 in order to effect a reorganization of certain affiliated companies (the "Reorganization") and to undertake an initial public offering of Sonic's common stock (the "Offering"). Sonic and affiliated companies (collectively, the "Company") operate automobile dealerships in the Houston, Texas and Charlotte, North Carolina metropolitan areas. The Company sells new and used cars and light trucks, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance. The financial statements for the periods through June 30, 1997 represent the combined data for the entities under common ownership and control which became subsidiaries of Sonic pursuant to the Reorganization on June 30, 1997, including the following entities:


Town and Country Ford, Inc....................................................   Charlotte
Lone Star Ford, Inc...........................................................   Houston
FMF Management, Inc. (d/b/a Fort Mill Ford)...................................   Charlotte
Town and Country Toyota, Inc..................................................   Charlotte
Frontier Oldsmobile-Cadillac, Inc.............................................   Charlotte

     All material intercompany transactions have been eliminated in the combined financial statements. Effective June 30, 1997, these five entities became wholly-owned subsidiaries of Sonic through the exchange of their common stock or membership interests for 10,000 shares of Sonic's Class B common stock having a $.01 par value per share. On June 2, 1997 Sonic, through its wholly-owned subsidiary, Fort Mill Chrysler-Plymouth-Dodge, acquired certain dealership assets and liabilities of Jeff Boyd Chrysler-Plymouth-Dodge, Inc. (a previously unrelated entity) for a total purchase price of approximately $3.7 million. The unaudited consolidated financial statements as of and for the six months ended June 30, 1997, which give effect to the Reorganization, include the accounts of the above five entities and also include the accounts and results of operations of Fort Mill Chrysler-Plymouth-Dodge from the date of its acquisition.

     The Reorganization was accounted for at historical cost in a manner similar to a pooling-of-interests as the entities were under the common management and control of Mr. O. Bruton Smith. The acquisition of Jeff Boyd
Chrysler-Plymouth-Dodge was accounted for as a purchase.

     Prior to the Reorganization, Town and Country Toyota, Inc. was 69% owned by Mr. O. Bruton Smith, the Company's Chairman and Chief Executive Officer, Lone Star Ford, Inc. and Frontier Oldsmobile -- Cadillac, Inc. were 100% owned by Sonic Financial Corporation ("SFC"), which in turn is 100% owned by Mr. Smith and related family trusts. Town and Country Ford, Inc. was owned 80% by SFC and 20% by Mr. Scott Smith (O. Bruton Smith's son). FMF Management, Inc. was owned 50% by SFC and 50% by Mr. O. Bruton Smith.

     In connection with the Reorganization, the Company purchased the 31% minority interest in Town and Country Toyota, Inc. for $3.2 million in a transaction accounted for using purchase accounting.

     In connection with the anticipated Offering, Sonic expects to issue shares of its Class A common stock. The Class B common stock entitles the holder to ten votes per share, except in certain circumstances, while the Class A common stock entitles its holder to one vote per share.

     PRO FORMA NET INCOME PER SHARE -- Pro forma net income per share in the accompanying financial statements has been prepared based upon the shares outstanding after the Reorganization and without giving effect to the issuance of common stock related to the Offering.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from manufacturers at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new car inventory.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued
     Each dealership operates under a dealer agreement with the manufacturer which generally restricts the location, management and ownership of the respective dealership. The ability of the Company to acquire additional franchises from a particular manufacturer may be limited due to certain restrictions imposed by manufacturers. Additionally, the Company's ability to enter into other significant acquisitions may be restricted and the acquisition of the Company's stock by third parties may be limited by the terms of the franchise agreement.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases, and was $2,644,804 and $5,222,589 at December 31, 1995 and 1996, respectively.


     INVENTORIES -- Inventories of new vehicles, including demonstrators, are valued at the lower of last-in, first-out ("LIFO") cost or market. Inventories of used vehicles are stated at the lower of specific cost or market, and parts and accessories are stated at the lower of first-in, first-out ("FIFO") cost or market.


     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The range of estimated useful lives is as follows:

                                                                                USEFUL LIVES
Building.....................................................................        40
Office equipment and fixtures................................................        5-7
Parts and service equipment..................................................         5
Company vehicles.............................................................         5

     Leasehold improvements are amortized over the lesser of the terms of their respective leases or the estimated useful lives of the related assets.

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     GOODWILL -- Goodwill represents the excess of purchase price over the estimated fair value of the net assets acquired and is being amortized over a 40 year period. The cumulative amount of goodwill amortization at December 31, 1996 was approximately $98,000.

     The Company periodically reviews goodwill to assess recoverability. The Company's policy is to compare the carrying value of goodwill with the expected undiscounted cash flows from operations of the acquired business.

     MARKETABLE EQUITY SECURITIES -- The Company's marketable equity securities are classified as "available for sale" and are not bought and held principally for the purpose of selling them in the near term. As such, these securities are reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of stockholders' equity. Realized gains and losses on sales of marketable equity securities are determined using the specific identification method.

     INCOME TAXES -- Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the capitalization of additional inventory costs for income tax purposes, the recording of chargebacks and repossession losses on the direct write-off method for income tax purposes, the direct write-off of uncollectible accounts for income tax purposes, and the accelerated depreciation method used for income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. In addition, deferred tax assets are recognized for state operating losses that are available to offset future taxable income.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions may exceed FDIC insurance limits.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued
     Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is reduced by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's two market areas of Houston, Texas and Charlotte, North Carolina metropolitan areas.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of December 31, 1995 and 1996 the fair values of the Company's financial instruments including receivables, due from affiliates, notes payable-floor plan, trade accounts payable, payables to affiliated companies and Company Chairman and long-term debt approximate their carrying values.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     ADVERTISING -- The Company expenses advertising costs in the period incurred. Advertising expense amounted to $3,765,363, $4,525,670 and $4,989,283 for 1994, 1995 and 1996, respectively.


     IMPAIRMENT OF LONG-LIVED ASSETS -- Effective January 1, 1996, the Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations, financial position, and cash flows.



     NEW ACCOUNTING STANDARDS -- In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This Statement specifies the computation, presentation and disclosure requirements for earnings per share. The Company believes that the adoption of such Statement would not result in earnings per share materially different than pro forma earnings per share presented in the accompanying statements of income.



     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Standard establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for the Company's fiscal year ending December 31, 1998, and the Company does not intend to adopt this Statement prior to the effective date. Had the Company early adopted this Statement, it would have reported comprehensive income of $2,784,032, $2,402,427 and $2,088,601 for the years ended December 31, 1994, 1995 and 1996, respectively.


     INTERIM FINANCIAL INFORMATION -- The accompanying unaudited financial information for the six months ended June 30, 1996 and 1997 has been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

2. BUSINESS ACQUISITIONS


     In June 1997, the Company through its wholly-owned subsidiary, Fort Mill Chrysler-Plymouth-Dodge, acquired certain dealership assets and liabilities of Jeff Boyd Chrysler-Plymouth-Dodge for a total purchase price of $3.7 million. Of the total purchase price of $3.7 million, $3.5 million was advanced to the Company by Mr. O. Bruton Smith, with interest charged at 3.83%. It is anticipated that this advance will be repaid in full with proceeds from the Offering. This transaction was accounted for using purchase accounting and the results of the operations of this dealership have been included from the date of acquisition through June 30, 1997 in the accompanying Unaudited Combined and Consolidated Statement of Income. Company management believes that on a pro-forma basis, revenues, net income and earnings per share would not have been materially affected assuming this acquisition had occurred on January 1, 1996. The purchase price has been allocated to the assets and liabilities acquired at their estimated fair market value at the acquisition date as follows:



Working capital.............................................................   $  977,000
Property and equipment......................................................      250,000
Goodwill....................................................................    2,473,000
Total.......................................................................   $3,700,000


     In June, July and August the Company entered into definitive agreements to purchase six additional dealership groups for an aggregate purchase price of $100.7 million as follows:

Bowers Dealerships..........................  Chattanooga, Tennessee
Lake Norman Dodge and Affiliates............  Cornelius, North Carolina
Ken Marks Ford..............................  Clearwater, Florida
Dyer Volvo..................................  Atlanta, Georgia
Jeff Boyd Chrysler-Plymouth-Dodge...........  Fort Mill, South Carolina
Williams Motors, Inc........................  Rock Hill, South Carolina


     The Lake Norman Dodge and Affiliates and the Jeff Boyd
Chrysler-Plymouth-Dodge acquisitions have been consummated. The completion of the remaining acquisitions may be dependent upon the successful completion of the Offering.



     The $100.7 million of aggregate purchase price includes $33.5 million related to the Bowers Dealerships. Included in the original group of companies in the Bowers Dealerships was a Saturn dealership which has subsequently been eliminated from the group of dealerships being acquired. The Company is in the process of renegotiating the purchase price of the acquisition of the Bowers Dealerships, and both the $33.5 million and the $100.7 million will be subject to downward adjustment as a result of these negotiations.


     On February 1, 1996, the Company acquired Fort Mill Ford for a total purchase price of $5,741,114. The acquisition has been accounted for as a purchase and the results of operations of Fort Mill Ford have been included in the accompanying combined financial statements from the date of acquisition. The purchase price has been allocated to the assets and liabilities acquired at their estimated fair market value at the acquisition date as follows:

Working capital.............................................................   $  822,000
Property and equipment......................................................    3,022,000
Goodwill....................................................................    4,364,000
Non-current liabilities assumed.............................................   (2,467,000)
Total.......................................................................   $5,741,000

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

2. BUSINESS ACQUISITIONS -- Continued

     The following unaudited pro forma financial data is presented as if Fort Mill Ford had been acquired at January 1, 1995. Fort Mill Ford results of operations for 1995 are based on application of the first-in, first-out method of accounting for inventories for all classes of inventory. Pro forma results of operations for 1996 are not presented because the acquisition occurred in February 1996, and the pro forma results for the year ended December 31, 1996 would not be materially different from the historical results presented:



                                                                                 1995
Revenues..................................................................   $345,198,523
Net income................................................................   $  2,874,909
Earnings per share........................................................   $        287



     The pro forma information presented above is not necessarily indicative of the operating results that would have occurred had Fort Mill Ford been acquired on January 1, 1995. These results are also not necessarily indicative of the results of future operations.


3. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN


     Inventories consist of the following:


                                                                                          DECEMBER 31,            JUNE 30,
                                                                                      1995           1996           1997
                                                                                                                 (UNAUDITED)
New vehicles....................................................................   $25,675,122    $38,218,187    $42,601,014
Used vehicles...................................................................     8,913,145     14,372,285     11,826,874
Parts and accessories...........................................................     4,185,547      4,939,724      4,997,869
Other...........................................................................       354,227        439,824        459,152
Total...........................................................................   $39,128,041    $57,970,020    $59,884,909

     At December 31, 1995 and 1996 and at June 30, 1997, the excess of current replacement cost over the stated LIFO valuation of new vehicles amounted to $12,219,953, $13,579,696 and $13,525,047 (unaudited), respectively.

     Had the Company used the FIFO method of valuing new vehicle inventory, pretax earnings would have been $5,809,357, $5,435,709 and $5,020,512 in 1994,
1995 and 1996, respectively.

     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $45,151,111 and $63,893,356 at December 31, 1996. The floor plan notes bear interest, payable monthly on the outstanding balance, at the prime rate plus 1% (9 1/4% at December 31, 1995 and 1996). Total floor plan interest expense amounted to $3,000,622, $4,504,526 and $5,968,430 in 1994, 1995 and 1996, respectively. The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying combined and consolidated balance sheets.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

4. PROPERTY AND EQUIPMENT


     Property and equipment is comprised of the following:


                                                                                          DECEMBER 31,            JUNE 30,
                                                                                      1995           1996           1997
                                                                                                                 (UNAUDITED)
Land............................................................................   $ 1,477,795    $ 2,677,795    $ 2,677,795
Buildings and improvements......................................................     7,085,878     10,080,659     10,381,145
Office equipment and fixtures...................................................     2,442,965      2,036,980      2,360,424
Parts and service equipment.....................................................     2,955,729      2,866,291      2,941,456
Company vehicles................................................................       373,683        437,261        512,113
Construction in progress........................................................       265,677             --             --
Total, at cost..................................................................    14,601,727     18,098,986     18,872,933
Less accumulated depreciation...................................................    (6,074,389)    (5,632,273)    (5,603,144)
Property and equipment, net.....................................................   $ 8,527,338    $12,466,713    $13,269,789

5. LONG-TERM DEBT


     Long-term debt consists of the following:


                                                                                                           DECEMBER 31,
                                                                                                        1995          1996
Note payable in monthly installments of $8,333 plus interest at the prime rate plus 1 1/2%,
  through July 2001, collateralized by accounts receivable, inventory and equipment...............   $       --    $  458,335
Mortgage payable in monthly installments of $12,222 plus interest at prime plus 3/4%, through May
  2004, collateralized by building................................................................           --     1,087,778
Unsecured note payable in monthly installments of $9,100, including interest at 8%, through March
  2004............................................................................................           --       599,238
Mortgage note payable in monthly installments of $4,203, including interest at 7%, through
  November 2008, collateralized by land and building..............................................      425,751       405,700
Mortgage note payable in monthly installments of $27,415 including interest at prime plus 1/2%, through April 2001, at which time remaining outstanding principal balance is due, collateralized
  by building.....................................................................................    3,135,379     3,062,926
Other notes payable...............................................................................      169,568       190,864
                                                                                                      3,730,698     5,804,841
Less current maturities...........................................................................     (169,932)     (518,979)
Long-term debt....................................................................................   $3,560,766    $5,285,862

     Future maturities of debt at December 31, 1996 are as follows:

Year ending December 31:
1997........................................................................   $  518,979
1998........................................................................      455,505
1999........................................................................      434,609
2000........................................................................      446,374
2001........................................................................    3,096,525
Thereafter..................................................................      852,849
Total.......................................................................   $5,804,841

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

6. INCOME TAXES

     The provision (benefit) for income taxes consists of the following components:

                                                                                          1994          1995          1996
Current:
  Federal...........................................................................   $1,301,350    $1,147,700    $1,374,280
  State.............................................................................           --        76,800       265,972
                                                                                        1,301,350     1,224,500     1,640,252
Deferred............................................................................      244,900       427,200      (189,179)
Change in valuation allowance.......................................................       13,500        23,200       (51,369)
  Total.............................................................................   $1,559,750    $1,674,900    $1,399,704

     The reconciliation of the statutory federal income tax rate with the Company's federal and state overall effective income tax rate is as follows:

                                                                                                        1994     1995     1996
Statutory federal rate...............................................................................   34.00%   34.00%   34.00%
State income taxes...................................................................................      --     3.84     3.60
Miscellaneous........................................................................................    1.78     2.67      .64
Effective tax rates..................................................................................   35.78%   40.51%   38.24%

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                                                       1995          1996
Deferred tax assets:
  Allowance for bad debts.........................................................................   $  62,300    $    85,992
  Inventory reserves..............................................................................     126,400        160,820
  Net operating loss carryforwards................................................................     183,800         74,931
  Other...........................................................................................       1,300         75,656
  Total deferred tax assets.......................................................................     373,800        397,399
  Valuation allowance.............................................................................    (126,300)       (75,000)
  Deferred tax assets, net........................................................................     247,500        322,399
Deferred tax liabilities:
  Basis difference in fixed assets................................................................    (155,200)      (556,384)
  Basis difference in equity investment...........................................................    (644,400)      (478,876)
  Other...........................................................................................    (108,000)       (66,623)
Total deferred tax liability......................................................................    (907,600)    (1,101,883)
Net deferred tax liability........................................................................   $(660,100)   $  (779,484)

     The net changes in the valuation allowance against deferred tax assets were an increase of $23,200 for the year ended December 31, 1995 and a decrease of ($51,300) for the year ended December 31, 1996. The increase (decrease) was related primarily to the generation (expiration) of state net operating loss carryforwards. At December 31, 1996, the Company had state net operating loss carryforwards of $1,259,000 which will expire between 1998 and 2002.

     The Company expects to convert its method of valuing inventories from the LIFO method to the FIFO method in 1997 for financial reporting and income tax reporting purposes. The Company estimates that it will incur a tax liability of approximately $5.5 million in connection with this conversion.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


6. INCOME TAXES -- Continued


     Certain subsidiaries of Sonic (such subsidiaries together with the Company and Sonic Financial being hereinafter referred to as the "Sonic Group") have joined with Sonic Financial in filing consolidated federal income tax returns for several years. Such subsidiaries will join with Sonic Financial in filing for 1996 and for the period ending on June 30, 1997. Under applicable federal tax law, each corporation included in Sonic Financial's consolidated return is jointly and severally liable for any resultant tax. Under a tax allocation agreement dated as of June 30, 1997, however, the Company agreed to pay to Sonic Financial, in the event that additional federal income tax is determined to be due, an amount equal to the Company's separate federal income tax liability computed for all periods in which any member of the Sonic Group has been a member of Sonic Financial's consolidated group. Also pursuant to such agreement, Sonic Financial agreed to indemnify the Company for any additional amount determined to be due from Sonic Financial's consolidated group in excess of the federal income tax liability of the Sonic Group for such periods. The tax allocation agreement establishes procedures with respect to tax adjustments, tax claims, tax refunds, tax credits and other tax attributes relating to periods ending prior to the time that the Sonic Group shall leave Sonic Financial's consolidated group.


7. RELATED PARTIES


     Town & Country Ford and Lone Star Ford have each made several non-interest bearing advances to Sonic Financial. As of December 31, 1996, Town & Country Ford had made $1,956,326 of such advances. In preparation for the Reorganization, a demand promissory note by Sonic Financial evidencing these advances was canceled in exchange for the redemption of certain shares of the capital stock of Town & Country Ford held by Sonic Financial. As of June 30, 1997, Lone Star Ford had made $509,603 of advances to Sonic Financial. In preparation for the Reorganization, a demand promissory note by Sonic Financial evidencing certain of Lone Star Ford's advances was canceled pursuant to a dividend. As such, $2,465,929 of amounts due from affiliates has been shown in the stockholders' equity section of the December 31, 1996 combined and consolidated balance sheet.


     The Company had amounts payable to affiliated companies of $3,219,204 and $914,339, at December 31, 1995 and 1996, respectively. The balance, consisting of non-interest bearing loans from affiliates, is classified as noncurrent based upon its expected repayment date.


     Town & Country Ford, Inc. operates at facilities leased from an entity owned 5% by Town & Country Ford, Inc. and 95% by Sonic Financial Corporation. This lease expires in October 2000. Annual payments under this lease were $510,085 for each of the 1994, 1995 and 1996 fiscal years. Current minimum rent payments are $409,000 annually ($34,083 monthly) through 1999, and will be decreased to $340,833 in 2000.



     Lone Star Ford operates in part from an entity controlled by the Company's Chairman and Chief Executive Officer. This lease expires in 2005. Annual payments under this lease were $351,420, $331,302 and $360,000 for the 1994, 1995 and 1996 fiscal years, respectively. Current minimum rent payments are $360,000 annually ($30,000 monthly).



     During each of the three years ended December 31, 1996, Town & Country Ford paid $48,000 to Sonic Financial as a management fee. Sonic Financial's services to Town & Country Ford have included performance of the following functions, among others: maintenance of lender and creditor relationships; tax planning; preparation of tax returns and representation in tax examinations; record maintenance; internal audits and special audits; assistance to independent public accountants; and litigation support to company counsel. Payments of fees to and receipt of services from Sonic Financial ceased before the Reorganization.



     Beginning in early 1997, certain of Sonic's dealerships have entered into arrangements to sell to their customers credit life insurance policies underwritten by American Heritage Life Insurance Company, an insurer unaffiliated with Sonic ("American Heritage"). American Heritage in turn reinsures all of these policies with Provident American Insurance Company, a Texas insurance company ("Provident American") and a wholly-owned subsidiary of Sonic Financial. Under these arrangements, the dealerships paid an aggregate of $140,000 to American Heritage in premiums for these policies for the six months ended June 30, 1997. The Company anticipates terminating this arrangement with American Heritage by 1998.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

7. RELATED PARTIES -- Continued

     Chartown is a general partnership engaged in real estate development and management. Before the Reorganization, Town & Country Ford maintained a 49% partnership interest in Chartown with the remaining 51% held by SMDA, LLC, a North Carolina limited liability company ("SMDA"). The Company's Chairman and Chief Executive Officer owns an 80% direct membership interest in SMDA with the remaining 20% owned indirectly through Sonic Financial. In addition, Sonic Financial also held a demand promissory note for $1.2 million issued by Chartown (the "Chartown Note"), which was uncollectible due to insufficient funds. As a part of the Reorganization, the Chartown Note was cancelled and Town & Country Ford transferred its partnership interest in Chartown to Sonic Financial for nominal consideration. In connection with that transfer, Sonic Financial agreed to indemnify Town & Country Ford for any and all obligations and liabilities, whether known or unknown, relating to Chartown and Town & Country Ford's ownership thereof. Town & Country Ford's recorded investment in Chartown was nominal for all periods presented in the accompanying financial statements.


8. PREFERRED STOCK


     In 1997, the Company authorized 3,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. No preferred shares were issued and outstanding at June 30, 1997.


9. EMPLOYEE BENEFIT PLANS


     Substantially all of the employees of the Company are eligible to participate in a 401(k) plan maintained by SFC. Contributions by the Company to the plan were not significant in any period presented.



     The Company intends to adopt the 1997 Stock Option Plan (the "Plan"). Under the provisions of the Plan, options to purchase shares of Class A Common Stock may be granted to key employees of the Company and its subsidiaries and to officers, directors, consultants and other individuals providing services to the Company. The exercise price of the options may not be less than the market value of the Class A Common Stock on the date of grant. Vesting periods will range from 5 to 10 years. The Company intends to adopt the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" to account for the Plan's transactions.


     The Company intends to adopt the Sonic Employee Stock Purchase Plan (the "ESPP"). The ESPP provides employees of the Company the opportunity to purchase Class A Common Stock after completion of the Offering. Under the terms of the ESPP, on January 1 of each year all eligible employees electing to participate will be granted an option to purchase shares of Class A Common Stock. The Company's Compensation Committee will annually determine the number of shares of Class A Common Stock available for purchase under each option. The purchase price at which Class A Common Stock will be purchased through the ESPP will be 90% of the lesser of (i) the fair market value of the Class A Common Stock on the applicable Grant Date and (ii) the fair market value of the Class A Common Stock on the applicable Exercise Date. Options will expire on the last exercise date of the calendar year in which granted.

10. CONTINGENCIES

     The Company is contingently liable for customer contracts placed with financial institutions of approximately $741,000 at December 31, 1996. However, the Company's potential loss is limited to the difference between the present value of the installment contract at the date of the repossession and the market value of the vehicle at the date of sale. Other accrued liabilities include a provision for repossession losses. The Company provides a reserve for repossession losses based on the ratio that historical loss experience bears to the amount of outstanding customer contracts.

     The Company has available $1,500,000 under draft-clearing credit lines with a bank in order to immediately fund the Company's checking account for sold vehicle contracts from other financial institutions. The Company is contingently liable to the bank until the contracts are approved by the financial institutions. At December 31, 1996, $151,227 was outstanding under these lines.

                             SONIC AUTOMOTIVE, INC.
                            AND AFFILIATED COMPANIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

10. CONTINGENCIES -- Continued
     In the event that the Company fails to close the acquisitions of Lake Norman Dodge and Affiliates, Dyer Volvo, Ken Marks Ford, and the Bowers Dealerships by certain dates, the Company will be required to pay termination fees which total approximately $5.5 million.

     The Company is involved in various legal proceedings. Management believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations and cash flows.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF
DYER & DYER, INC.
Atlanta, Georgia

  We have audited the accompanying balance sheets of Dyer & Dyer, Inc. (the "Company") as of December 31, 1995 and 1996, and the related statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dyer & Dyer, Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Charlotte, North Carolina

August 7, 1997

                               DYER & DYER, INC.

                                 BALANCE SHEETS

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                                                                          DECEMBER 31,            JUNE 30,
                                                                                      1995           1996           1997
                                                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................   $ 1,522,546    $   941,280    $   172,937
  Receivables...................................................................       432,779      1,213,846      2,535,230
  Inventories (Notes 1 and 2)...................................................     9,043,156     15,071,313     11,128,333
  Prepaid expenses..............................................................       274,998        103,958         32,267
       Total current assets.....................................................    11,273,479     17,330,397     13,868,767
PROPERTY AND EQUIPMENT, NET (Notes 1 and 3).....................................       774,909      1,279,774      1,156,207
OTHER ASSETS....................................................................       287,628        292,250        297,424
TOTAL ASSETS....................................................................   $12,336,016    $18,902,421    $15,322,398
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable, floor plan (Note 2)............................................   $ 2,610,935    $ 7,146,245    $ 5,533,925
  Trade accounts payable........................................................       511,292      1,131,472             --
  Income taxes payable (Notes 1 and 5)..........................................            --        238,712        238,712
  Accrued payroll and bonuses...................................................        82,183        229,297        277,377
  Other accrued liabilities.....................................................       196,537        261,932        235,360
       Total current liabilities................................................     3,400,947      9,007,658      6,285,374
INCOME TAXES PAYABLE (Note 5)...................................................        21,012        477,423        238,711
COMMITMENTS (Note 4)
STOCKHOLDER'S EQUITY:
  Common stock, $100 par value -- 3,000 shares authorized; 1,531 shares issued;
     781 shares outstanding.....................................................       153,100        153,100        153,100
  Paid-in capital...............................................................        27,623         27,623         27,623
  Retained earnings.............................................................    13,709,477     14,212,760     13,593,733
       Total....................................................................    13,890,200     14,393,483     13,774,456
  Less treasury stock (750 shares at cost)......................................    (4,976,143)    (4,976,143)    (4,976,143)
       Total stockholder's equity...............................................     8,914,057      9,417,340      8,798,313
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY......................................   $12,336,016    $18,902,421    $15,322,398

                       See notes to financial statements.

                               DYER & DYER, INC.

                              STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                AND THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997


                                                             YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                       1994           1995           1996           1996           1997
                                                                                                        (UNAUDITED)
REVENUES:
  Vehicle sales..................................   $52,245,947    $52,613,480    $60,870,919    $30,767,026    $31,373,513
  Parts, service and collision repair............     8,680,440      9,097,763     11,163,230      5,481,708      5,960,212
  Finance and insurance..........................       203,198        404,505        542,474        213,711        128,911
       Total.....................................    61,129,585     62,115,748     72,576,623     36,462,445     37,462,636
COST OF SALES....................................    54,121,066     55,776,668     62,547,497     31,969,022     32,377,247
GROSS PROFIT.....................................     7,008,519      6,339,080     10,029,126      4,493,423      5,085,389
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.....     6,160,564      5,621,343      6,997,283      3,353,559      3,498,432
DEPRECIATION AND AMORTIZATION....................       123,228         90,538        126,359         45,451        150,621
OPERATING INCOME.................................       724,727        627,199      2,905,484      1,094,413      1,436,336
OTHER INCOME AND EXPENSE:
  Interest expense, floor plan...................        56,944        171,690        372,590        178,970        276,393
  Other income...................................       609,684        314,788        452,063        234,834        247,213
       Total other income (expense)..............       552,740        143,098         79,473         55,864        (29,180)
INCOME BEFORE INCOME TAXES.......................     1,277,467        770,297      2,984,957      1,150,277      1,407,156
PROVISION FOR INCOME TAXES (Notes 1
  and 5).........................................       491,365        295,850        954,846        954,846             --
NET INCOME.......................................   $   786,102    $   474,447    $ 2,030,111    $   195,431    $ 1,407,156
PRO FORMA PROVISION FOR INCOME TAXES (Note 5)....                                 $ 1,149,507    $   442,972    $   541,896
PRO FORMA NET INCOME (Note 5)....................                                 $ 1,835,450    $   707,305    $   865,260


                       See notes to financial statements

                               DYER & DYER, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                     AND THE SIX MONTHS ENDED JUNE 30, 1997

                                                                                                                    TOTAL
                                                             COMMON     PAID-IN     TREASURY       RETAINED      STOCKHOLDER'S
                                                             STOCK      CAPITAL       STOCK        EARNINGS        EQUITY
BALANCE
  DECEMBER 31, 1993......................................   $153,100    $27,623    $(4,976,143)   $12,448,928    $ 7,653,508
  Net income.............................................         --         --             --        786,102        786,102
BALANCE
  DECEMBER 31, 1994......................................    153,100     27,623     (4,976,143)    13,235,030      8,439,610
  Net income.............................................         --         --             --        474,447        474,447
BALANCE
  DECEMBER 31, 1995......................................    153,100     27,623     (4,976,143)    13,709,477      8,914,057
  Dividends..............................................         --         --             --     (1,526,828)    (1,526,828)
  Net income.............................................         --         --             --      2,030,111      2,030,111
BALANCE
  DECEMBER 31, 1996......................................    153,100     27,623     (4,976,143)    14,212,760      9,417,340
  Dividends (unaudited)..................................         --         --             --     (2,026,183)    (2,026,183)
  Net income (unaudited).................................         --         --             --      1,407,156      1,407,156
BALANCE
  JUNE 30, 1997 (unaudited)..............................   $153,100    $27,623    $(4,976,143)   $13,593,733    $ 8,798,313

                       See notes to financial statements.

                               DYER & DYER, INC.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                AND THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997


                                                                                                     SIX MONTHS ENDED JUNE
                                                                 YEAR ENDED DECEMBER 31,                      30,
                                                             1994          1995          1996          1996          1997
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................   $  786,102    $  474,447    $2,030,111    $  195,431    $1,407,156
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     (Gain) loss on disposal of fixed assets...........        8,011        11,757        86,745            --          (116)
     Depreciation and amortization.....................      123,228        90,538       126,359        45,451       150,621
     Changes in assets and liabilities that relate to
       operations:
     (Increase) decrease in accounts receivable........     (390,834)      191,714      (768,730)      (39,751)   (1,355,959)
     (Increase) decrease in inventories................       11,184    (4,213,189)   (6,028,157)   (1,566,226)    3,942,980
     (Increase) decrease in prepaid expenses...........       79,966      (177,992)      171,040       218,576        71,691
     Increase (decrease) in notes payable,
       floor plan......................................     (127,470)    2,581,585     4,535,310       290,990    (1,612,320)
     Increase (decrease) in accounts payable...........        7,048       498,092       620,180      (376,134)   (1,131,472)
     Increase (decrease) in other accrued
       liabilities.....................................      105,201      (187,726)      147,106       170,944        25,008
     Increase (decrease) in income taxes payable.......      (20,682)        8,484       760,526       760,526      (242,212)
       Total adjustments...............................     (204,348)   (1,196,737)     (349,621)     (495,624)     (151,779)
       Net cash provided by (used) in operating
          activities...................................      581,754      (722,290)    1,680,490      (300,193)    1,255,377
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................      (18,485)     (181,259)     (717,969)      (14,013)      (26,938)
  Increase in cash value of life insurance.............      (15,398)      (26,316)       (4,622)       (2,311)       (5,174)
  Deposits held by financial institutions..............       13,001        10,849       (12,337)       22,238        34,575
       Net cash provided by (used) in investing
          activities...................................      (20,882)     (196,726)     (734,928)        5,914         2,463
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid.......................................           --            --    (1,526,828)     (759,810)   (2,026,183)
INCREASE (DECREASE) IN CASH............................      560,872      (919,016)     (581,266)   (1,054,089)     (768,343)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.......    1,880,690     2,441,562     1,522,546     1,522,546       941,280
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............   $2,441,562    $1,522,546    $  941,280    $  468,457    $  172,937
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest..........................................   $   57,766    $  176,464    $  509,621    $  247,970    $  279,460
     Income taxes......................................   $  399,605    $  438,810    $   31,826    $   31,826    $  242,237


                       See notes to financial statements.

                               DYER & DYER, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Dyer & Dyer, Inc. (the "Company") was incorporated in South Carolina in 1978, and operates a Volvo automobile dealership in Atlanta, Georgia. The Company sells new and used cars, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance.

     In August 1997, the Company signed a definitive purchase agreement whereby its net assets would be acquired by Sonic Automotive, Inc. for $18 million. This acquisition is to be effective prior to the completion of an anticipated public offering of common stock by Sonic Automotive in 1997.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from the manufacturer at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new car inventory.

     The dealership operates under a dealer agreement with the manufacturer which generally restricts the location, management and ownership of the dealership. The ability of the Company to acquire additional franchises may be limited due to certain restrictions imposed by the manufacturer. Additionally, the Company's ability to enter into significant acquisitions may be restricted and the acquisition of the Company's stock by third parties may be limited by the terms of the franchise agreement.

     The manufacturer has implemented various incentive programs for its dealers that provide for specified payments to the dealers based on the results of customer satisfaction surveys and the implementation of certain standardized policies and procedures. These programs are for a limited duration and remain subject to cancellation by the manufacturer at any time. Incentive payments credited to cost of sales amounted to approximately $210,000, $267,000 and $1,326,000 during 1994, 1995 and 1996, respectively, and $290,000 and $912,000 for the six months ended June 30, 1996 and 1997, respectively.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases, and was approximately $1,522,000 and $934,000 at December 31, 1995 and 1996,
respectively, and $167,000 at June 30, 1997.

     INVENTORIES -- Inventories of new vehicles, including demonstators, are valued at the lower of last-in, first-out ("LIFO") cost or market. Inventories of used vehicles are stated at the lower of first-in, first-out ("FIFO") cost or market, and parts and accessories are stated at the lower of specific cost or market.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The range of estimated useful lives are as follows:

                                                                                            USEFUL LIVES
Office equipment and fixtures............................................................     5-7
Parts and service equipment..............................................................      5
Company vehicles.........................................................................      5

     Leasehold improvements are amortized over the lesser of the terms of their respective leases or the estimated useful lives of the related assets. Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     INCOME TAXES -- For the years ended December 31, 1994 and 1995, the Company was a C Corporation and, therefore, provided for income taxes using the balance sheet method. There were no significant deferred tax assets and liabilities as of December 31, 1995. Effective January 1, 1996, the Company elected to be treated as an S Corporation for federal and state income tax purposes. As such the Company's taxable income is included in the stockholder's annual income tax return. Accordingly, no provision for federal or state income taxes has been included in the Company's statements of income for the

                               DYER & DYER, INC.

periods beginning after December 31, 1995, except for the amounts associated with the Company's change to an S corporation (See Note 5).

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions may exceed FDIC insurance limits.

     Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is reduced by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Atlanta, Georgia area.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     ADVERTISING -- The Company expenses advertising costs in the period incurred. Advertising expense approximated $709,000, $525,000 and $765,000 during 1994, 1995 and 1996, respectively.

     IMPAIRMENT OF LONG-LIVED ASSETS -- Effective January 1, 1996, the Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations or financial position.

     INTERIM FINANCIAL INFORMATION -- The accompanying unaudited financial information for the six months ended June 30, 1996 and 1997 has been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of interim periods are not necessarily indicative of results to be expected for the entire fiscal year.

2. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN

     Inventories consist of the following:

                                                                                          DECEMBER 31,            JUNE 30,
                                                                                      1995           1996           1997
                                                                                                                 (UNAUDITED)
New vehicles....................................................................   $ 5,692,043    $ 7,980,256    $ 5,017,765
Used vehicles...................................................................     2,768,230      6,362,410      5,542,979
Parts and accessories...........................................................       503,490        586,129        420,959
Other...........................................................................        79,393        142,518        146,630
Total...........................................................................   $ 9,043,156    $15,071,313    $11,128,333

     At December 31, 1995 and 1996 and at June 30, 1997, the excess of current replacement cost over the stated LIFO valuation of new vehicles, parts and accessories amount to $2,387,114, $2,503,330 and $2,503,330 (unaudited), respectively.

     Had the Company used the FIFO method of valuing new vehicle, parts and accessories inventory, pretax earnings would have been $1,335,380, $1,200,776 and $3,101,173 in 1994, 1995 and 1996, respectively.

     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $2,610,935 and $7,146,245 at December 31, 1995 and 1996, respectively. The floor plan notes bear interest, payable monthly on the outstanding balance, at the prime rate plus 1/2% to 1 1/2% (prime rate was 8.25% at December 31, 1996). Total floor plan interest expense amounted to $56,944, $171,690 and $372,590 in 1994, 1995 and 1996, respectively.

                               DYER & DYER, INC.

The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying balance sheets.

3. PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:

                                                                                             DECEMBER 31,           JUNE 30,
                                                                                          1995          1996          1997
                                                                                                                   (UNAUDITED)
Leasehold improvements..............................................................   $1,479,385    $1,885,415    $1,885,415
Furniture and fixtures..............................................................    1,372,801     1,546,987     1,550,022
Other equipment.....................................................................      565,398       571,778       571,778
Computer equipment..................................................................      188,851       195,598       198,428
Service vehicles....................................................................      117,535       122,916       143,989
                                                                                        3,723,970     4,322,694     4,349,632
Less accumulated depreciation and amortization......................................   (2,949,061)   (3,042,920)   (3,193,425)
Property and equipment, net.........................................................   $  774,909    $1,279,774    $1,156,207

4. LEASES

     The Company leases its business premises under noncancelable operating leases for five to twenty-five year terms from a partnership partially owned by the sole stockholder of the Company. Future minimum rental payments required under noncancelable leases at December 31, 1996 are as follows:

Year ending December 31:
1997....................................................................................   $  754,162
1998....................................................................................      756,956
1999....................................................................................      759,832
2000....................................................................................      762,800
2001....................................................................................      765,856
Thereafter..............................................................................    5,551,504
Total...................................................................................   $9,351,110

     Rent expense approximated $711,000, $708,000 and $715,000 during 1994, 1995 and 1996, respectively.

5. INCOME TAXES

     The provision for income taxes consists of the following:

                                                                                                      DECEMBER 31,
                                                                                              1994        1995        1996
Current:
  Federal................................................................................   $439,714    $231,720    $811,620
  State..................................................................................     47,463      40,864     143,226
                                                                                             487,177     272,584     954,846
Deferred.................................................................................      4,188      23,266          --
Total....................................................................................   $491,365    $295,850    $954,846

     Effective with the Company's S Corporation election, it was required to recapture its December 31, 1995 LIFO reserve of approximately $2,400,000 and pay tax on that amount for both Federal and State income tax purposes. The taxes are

                               DYER & DYER, INC.

payable in four equal annual installments beginning March 15, 1996. This conversion to S Corporation status resulted in the recognition of approximately $955,000 in income tax expense.

     As a result of the Company's change to S Corporation status on January 1, 1996 (see Note 1), it is exposed to potential future taxes on built-in gains which were present on the date of the conversion. If the planned acquisition of the net assets of the Company described in Note 1 is consummated, the disposal of tangible and intangible property which appreciated prior to the election of S Corporation status will result in the assessment of the built-in gains tax.


     The pro forma provision for income taxes and the pro forma net income for the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997 reflect amounts that would have been recorded had the Company's income been taxed for federal and state purposes as if it was a C Corporation.


6. RETIREMENT PLAN

     The Company has a contributory 401(k) plan covering substantially all employees. Company contributions to the Plan are equal to 25% of the first 4% of participant contributions. Company contributions amounted to $1,000, $18,000 and $18,000 in 1994, 1995 and 1996, respectively.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARDS OF DIRECTORS AND STOCKHOLDERS OF
BOWERS DEALERSHIPS AND AFFILIATED COMPANIES
Chattanooga, Tennessee

     We have audited the accompanying combined balance sheets of Bowers Dealerships and Affiliated Companies (the "Company"), which are under common ownership and management, as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Bowers Dealerships and Affiliated Companies as of December 31, 1995 and 1996, and the combined results of their operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Charlotte, North Carolina
August 7, 1997

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES

                            COMBINED BALANCE SHEETS

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997


                                                                                          DECEMBER 31,            JUNE 30,
                                                                                      1995           1996           1997
                                                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................   $ 1,385,006    $ 2,738,432    $ 4,766,608
  Receivables...................................................................     1,622,865      3,088,329      2,648,740
  Inventories (Note 3)..........................................................    10,752,116     19,605,557     30,948,007
  Other current assets (Note 6).................................................       994,715      2,067,241      2,778,937
       Total current assets.....................................................    14,754,702     27,499,559     41,142,292
PROPERTY AND EQUIPMENT, NET (Note4).............................................       870,400      3,825,229      4,105,822
GOODWILL, NET (Note 1)..........................................................       978,735      4,374,573      8,285,460
OTHER ASSETS....................................................................       157,314        160,825        255,114
TOTAL ASSETS....................................................................   $16,761,151    $35,860,186    $53,788,688
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Notes payable -- floor plan (Note 3)..........................................   $10,187,565    $16,695,482    $26,771,632
  Notes payable -- other (Note 6)...............................................     1,770,025      3,256,407      3,684,869
  Trade accounts payable........................................................       185,858      1,012,806      1,189,736
  Accrued interest..............................................................        69,164        105,505        178,143
  Other accrued liabilities.....................................................       580,745      1,397,118      1,424,075
  Current maturities of long-term debt..........................................       363,851        285,469        427,557
       Total current liabilities................................................    13,157,208     22,752,787     33,676,012
LONG-TERM DEBT (Note 6).........................................................       668,390      2,224,813      2,332,276
COMMITMENTS AND CONTINGENCIES (Notes 5 and 10)
EQUITY
  Common stock of combined companies (Note 8):..................................       300,000        300,000        300,000
  Retained earnings and members' and partners' equity...........................     3,038,968     10,986,001     17,883,815
  Due from affiliates (Note 7)..................................................      (403,415)      (403,415)      (403,415)
       Total equity.............................................................     2,935,553     10,882,586     17,780,400
TOTAL LIABILITIES AND EQUITY....................................................   $16,761,151    $35,860,186    $53,788,688


                   See notes to combined financial statements

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES

                         COMBINED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
                AND THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997


                                                     YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                       1995           1996           1996           1997
                                                                                         (UNAUDITED)
REVENUES:
  Vehicle sales..................................   $67,318,855    $91,182,583    $37,133,540    $63,950,004
  Parts, service and collision repair............     3,939,295      7,969,924      3,337,725      9,107,226
  Finance and insurance..........................     1,843,590      2,337,303      1,107,834      1,496,912
       Total revenues............................    73,101,740    101,489,810     41,579,099     74,554,142
COST OF SALES....................................    63,581,225     87,756,814     35,532,069     63,945,021
GROSS PROFIT.....................................     9,520,515     13,732,996      6,047,030     10,609,121
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.....     8,004,120     11,807,108      5,080,153      8,293,720
DEPRECIATION AND AMORTIZATION....................       186,545        364,958        137,879        309,048
OPERATING INCOME.................................     1,329,850      1,560,930        828,998      2,006,353
OTHER INCOME AND EXPENSE:
  Interest expense, floor plan...................       964,399      1,177,603        569,072        880,676
  Interest expense, other........................        75,365        195,954         64,374        118,666
  Other income (expense).........................       (29,827)       120,511         21,714        421,730
       Total other expense.......................     1,069,591      1,253,046        611,732        577,612
INCOME BEFORE INCOME TAXES (Note 1)..............       260,259        307,884        217,266      1,428,741
PROVISION FOR INCOME TAXES.......................        41,879         60,851         60,215         30,927
NET INCOME.......................................   $   218,380    $   247,033    $   157,051    $ 1,397,814
PRO FORMA PROVISION FOR INCOME TAXES (Note 1)....   $   101,709    $   120,321    $    84,907    $   558,352
PRO FORMA NET INCOME (Note 1)....................   $   158,550    $   187,563    $   132,359    $   870,389


                   See notes to combined financial statements

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES

                         COMBINED STATEMENTS OF EQUITY

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
                     AND THE SIX MONTHS ENDED JUNE 30, 1997


                                                                                      RETAINED
                                                                                      EARNINGS
                                                                                         AND
                                                                         COMMON       MEMBERS'
                                                                        STOCK OF         AND
                                                                        COMBINED      PARTNERS'     DUE FROM        TOTAL
                                                                       COMPANIES       EQUITY       AFFILIATE      EQUITY
BALANCE AT DECEMBER 31, 1994........................................   $  300,000    $ 1,032,746    $      --    $ 1,332,746
  Capital contribution..............................................           --      1,787,842           --      1,787,842
  Net income........................................................           --        218,380           --        218,380
  Advances to affiliates............................................           --             --     (403,415)      (403,415)
BALANCE AT DECEMBER 31, 1995........................................      300,000      3,038,968     (403,415)     2,935,553
  Capital contribution..............................................           --      7,700,000           --      7,700,000
  Net income........................................................           --        247,033           --        247,033
BALANCE AT DECEMBER 31, 1996........................................      300,000     10,986,001     (403,415)    10,882,586
  Capital contribution (unaudited)..................................           --      5,500,000           --      5,500,000
  Net income (unaudited)............................................           --      1,397,814           --      1,397,814
BALANCE AT JUNE 30, 1997 (unaudited)................................   $  300,000    $17,883,815    $(403,415)   $17,780,400


                  See notes to combined financial statements.

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS


                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997



                                                                                                     SIX MONTHS ENDED JUNE
                                                                        YEAR ENDED DECEMBER 31,               30,
                                                                          1995          1996           1996          1997
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................   $  218,380    $   247,033    $  157,051    $1,397,814
  Adjustments to reconcile net income to net cash provided by (used
     in) operating activities:
     Depreciation and amortization..................................      186,545        364,958       137,879       309,048
     Changes in assets and liabilities that relate to operations:
       (Increase) decrease in receivables...........................      479,709     (1,465,463)      492,538       439,590
       (Increase) decrease in inventories...........................      149,322     (2,990,886)     (129,128)   (8,623,984)
       Increase in other current assets.............................     (231,440)    (1,072,526)     (538,493)     (711,698)
       Increase in other non-current assets.........................      (47,388)        (3,511)     (135,291)      (94,289)
       Increase (decrease) in notes payable -- floor plan...........     (198,815)     6,507,915     2,301,244    10,076,150
       Increase (decrease) in accounts payable and accrued
          expenses..................................................   (1,151,902)     1,679,663     1,073,370       276,524
          Total adjustments.........................................     (813,969)     3,020,150     3,202,119     1,671,341
       Net cash provided by (used in) operating activities..........     (595,589)     3,267,183     3,359,170     3,069,155
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of business, net of cash received........................           --     (9,840,438)   (4,790,970)   (6,718,465)
  Additions to property and equipment...............................     (263,811)    (2,737,742)   (2,850,697)     (500,528)
       Net cash used in investing activities........................     (263,811)   (12,578,180)   (7,641,667)   (7,218,993)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions.............................................    1,787,842      7,700,000     2,700,000     5,500,000
  Due from affiliate................................................     (403,415)            --            --            --
  Proceeds from long-term debt......................................      272,084      1,872,169     1,872,169       500,000
  Payments of long-term debt........................................     (797,363)      (394,129)     (114,690)     (250,448)
  Proceeds from notes payable -- other..............................    1,410,025      1,486,382     1,600,994       539,000
  Payments of notes payable -- other................................     (220,000)            --            --      (110,538)
       Net cash provided by financing activities....................    2,049,173     10,664,422     6,058,473     6,178,014
NET INCREASE IN CASH................................................    1,189,773      1,353,425     1,775,976     2,028,176
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......................      195,234      1,385,007     1,385,007     2,738,432
CASH AND CASH EQUIVALENTS, END OF PERIOD............................   $1,385,007    $ 2,738,432    $3,160,983    $4,766,608
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
  Cash paid during the period for:
  Interest..........................................................   $1,021,118    $ 1,337,216    $  649,259    $  926,704
  Income taxes......................................................   $   96,391    $    76,081    $   35,636    $   27,620
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
  Net liabilities recorded from combining affiliated companies......   $  372,533    $        --    $       --    $       --


                  See notes to combined financial statements.

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     ORGANIZATION AND BUSINESS -- Bowers Dealerships and Affiliated Companies (the "Company") operates automobile dealerships in the Chattanooga and Nashville, Tennessee areas. The Company sells new and used cars and light trucks, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges financing and insurance. As of December 31, 1996, the Company had eight dealership locations selling new vehicles manufactured by BMW, Chrysler, Ford, Honda, Infiniti, Jaguar, and Volkswagen. Subsequent to December 31, 1996 the Company acquired a Dodge dealership. (see
Note 2).


     The accompanying combined financial statements include the accounts of the following entities:


                          NAME                              LOCATION              STRUCTURE
Cleveland Village Imports, Inc..........................   Chattanooga          C Corporation
Nelson Bowers Ford, L.P.................................   Chattanooga       Limited Partnership
Infiniti of Chattanooga, Inc............................   Chattanooga          C Corporation
Cleveland Chrysler Plymouth Jeep Eagle, LLC.............   Chattanooga    Limited Liability Company
Jaguar of Chattanooga, LLC..............................   Chattanooga    Limited Liability Company
KIA of Chattanooga......................................   Chattanooga    Limited Liability Company
European Motors of Nashville LLC........................   Nashville      Limited Liability Company
European Motors LLC.....................................   Chattanooga    Limited Liability Company



     The combined financial statements have been prepared in connection with a planned acquisition of the net assets of these entities and the aforementioned Dodge dealership by Sonic Automotive ("Sonic"). In June 1997, the Company signed a definitive purchase agreement whereby substantially all of its net assets would be acquired by Sonic for $33,500,000, including $28,500,000 in cash and a $5,000,000 note payable. The original definitive purchase agreement included the acquisition of a Saturn dealership which has subsequently been eliminated from the group being acquired. The $35,500,000 purchase price is subject to downward adjustment pending the conclusion of the renegotiation of this purchase price. This acquisition is to be effective prior to the completion of an anticipated public offering of common stock by Sonic in 1997. The accompanying combined financial statements reflect the financial position, results of operations, and cash flows of each of the above listed dealerships. The combination of these entities has been accounted for at historical cost in a manner similar to a pooling-of-interest because the entities are under common management and control. All material intercompany transactions have been eliminated.


     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from manufacturers at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new car inventory.

     Each dealership operates under a dealer agreement with the manufacturer except Volkswagen of Nashville which operates under a management agreement which generally restricts the location, management and ownership of the respective dealership. The ability of the Company to acquire additional franchises from a particular manufacturer may be limited due to certain restrictions imposed by manufacturers. Additionally, the Company's ability to enter into significant acquisitions may be restricted and the acquisition of the Company's stock by third parties may be limited by the terms of the franchise agreement.


     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to a vehicle purchase, and was $654,165 and $1,702,294 at December 31, 1995 and 1996, respectively.

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES


              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued
     INVENTORIES -- Inventories of new and used vehicles, including demonstrators, are valued at the lower of first-in, first-out ("FIFO") cost or market, and parts and accessories are stated at the lower of specific cost or market.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The range of estimated useful lives is as follows:

                                                                                USEFUL LIVES
Building.....................................................................      31.5-39
Office equipment and fixtures................................................        5-7
Parts, service equipment and vehicles........................................         7

     Leasehold improvements are amortized over the lesser of the terms of their respective leases or the estimated useful lives of the related assets.

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     GOODWILL -- Goodwill represents the excess of purchase price over the estimated fair value of the net assets acquired and is being amortized over a 40 year period. The cumulative amount of goodwill amortization at December 31, 1995 and 1996 was $33,561 and $87,723, respectively.

     The Company periodically reviews goodwill for impairment by comparing the carrying amount of goodwill with the estimated undiscounted future cash flows from operations of the acquired business.

     INCOME TAXES -- With the exception of Infiniti of Chattanooga, Inc. and Cleveland Village Imports, Inc., all entities included in the accompanying combined financial statements are either S Corporations, Limited Partnerships or Limited Liability Companies (LLC). As such, these entities do not pay Federal corporate income taxes on their taxable income. In addition, the Limited Partnerships and LLC's are not subject to state income taxes. The stockholders or partners are liable for individual income taxes on their respective shares of the Company's taxable income.

     Because Infiniti of Chattanooga, Inc. and Cleveland Village Imports, Inc. is a C Corporation, federal and state income taxes are provided for in the financial statements and consist of taxes currently due plus deferred taxes. In addition, the S Corporations are subject to Tennessee income taxes which are provided for in the financial statements. Income taxes are provided for income taxes using the balance sheet method. Deferred taxes result primarily from warranty accruals and the accelerated depreciation method used for income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. In addition, deferred tax assets are recognized for state operating losses that are available to offset future taxable income.


     The pro forma provision for income taxes and the pro forma net income for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1996 and 1997 reflect amounts that would have been recorded had the Company's income been taxed for federal and state purposes as if it was a C Corporation.


     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. At times, amounts invested with financial institutions may exceed FDIC insurance limits.

     Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is reduced by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's two market areas of Chattanooga and Nashville, Tennessee.

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES


              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued
     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     ADVERTISING -- The Company expenses advertising costs in the period incurred. Advertising expense amounted to $744,674 and $1,132,263 for 1995 and 1996, respectively.


     IMPAIRMENT OF LONG-LIVED ASSETS -- Effective January 1, 1996, the Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations or financial position.

     INTERIM FINANCIAL INFORMATION -- The accompanying unaudited financial information for the six months ended June 30, 1997 has been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of interim periods are not necessarily indicative of results to be expected for the entire fiscal year.

2. BUSINESS ACQUISITIONS


     EUROPEAN MOTORS LLC -- In May 1996, the Company acquired European Motors LLC for a total purchase price of $4,790,970. The acquisition has been accounted for as a purchase and the results of operations of European Motors LLC have been included in the accompanying combined financial statements from the date of acquisition. The total purchase price has been allocated to the assets and liabilities acquired at their estiamted fair market value at acquisition date as follows:



Inventory...................................................................   $3,840,970
Property and equipment......................................................      250,000
Goodwill....................................................................      700,000
Total.......................................................................   $4,790,970



     EUROPEAN MOTORS OF NASHVILLE, INC. -- In October 1996, the Company acquired European Motors of Nashville, Inc. The total purchase price was $5,049,468. The acquisition has been accounted for using purchase accounting and the results of operations of this dealership has been included in the accompanying combined financial statements from the date of acquisition. The total purchase price has been allocated to the assets and liabilities acquired at their estimated fair market value at acquisition date as follows:



Inventory...................................................................   $2,003,086
Property and equipment......................................................      296,382
Goodwill....................................................................    2,750,000
Total.......................................................................   $5,049,468


     DODGE OF CHATTANOOGA -- On March 1, 1997, the Company acquired Dodge of Chattanooga for a total purchase price of $6,718,465. The acquisition has been accounted for as a purchase and the results of operations of Dodge of Chattanooga have been included in the accompanying unaudited combined financial statements from the date of acquisition through June 30, 1997. The purchase price has been allocated to the assets and liabilities acquired at their estimated fair market value at acquisition date as follows:

Inventory...................................................................   $2,718,465
Goodwill....................................................................    4,000,000
Total.......................................................................   $6,718,465

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES


              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED


2. BUSINESS ACQUISITIONS -- Continued

     The following unaudited pro forma financial data is presented as if European Motors of Nashville, Inc. and European Motors LLC were acquired on January 1, 1995 and January 1, 1996, respectively, and Dodge of Chattanooga on January 1, 1996.



                                                                      1995            1996
Revenues.......................................................   $130,223,683    $164,391,810
Net income.....................................................   $    694,050    $  1,412,033



     The pro forma information presented above is not necessarily indicative of the operating results that would have occurred had European Motors of Nashville, Inc. and European Motors LLC been acquired on January 1, 1995 and 1996, respectively and Dodge of Chattanooga on January 1, 1996. These results are also not necessarily indicative of the results of future operations.


3. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN


     Inventories consist of the following:



                                                                                          DECEMBER 31,            JUNE 30,
                                                                                      1995           1996           1997
                                                                                                                 (UNAUDITED)
New vehicles....................................................................   $ 8,261,122    $13,622,029    $19,572,873
Used vehicles...................................................................     1,911,689      4,178,998      9,235,162
Parts and accessories...........................................................       564,263      1,707,880      1,837,802
Other...........................................................................        15,042         96,650        302,170
Total...........................................................................   $10,752,116    $19,605,557    $30,948,007



     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $10,187,565 and $16,695,482 at December 31, 1995 and 1996, respectively. The floor plan notes bear interest, that fluctuates with prime and are payable monthly on the outstanding balance, ranging from 6.25% to 9.75% at December 31, 1996. Total floor plan interest expense amounted to $964,399 and $1,177,603 in 1995 and 1996, respectively. The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying combined balance sheets.


4. PROPERTY AND EQUIPMENT


     Property and equipment is comprised of the following:



                                                                                          DECEMBER 31,            JUNE 30,
                                                                                      1995           1996           1997
                                                                                                                 (UNAUDITED)
Land............................................................................   $        --    $   608,307    $   638,557
Buildings and improvements......................................................        22,149      1,723,644      1,723,644
Office equipment and fixtures...................................................       844,823      1,208,546      1,422,551
Parts and service equipment.....................................................       630,827      1,200,983      1,491,388
Leasehold improvements..........................................................       254,693        262,260        262,261
                                                                                     1,752,492      5,003,740      5,538,401
Less accumulated depreciation...................................................       882,092      1,178,511      1,432,579
Property and equipment, net.....................................................   $   870,400    $ 3,825,229    $ 4,105,822

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES


              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED


5. OPERATING LEASES


     The Company leases its business premises under noncancelable operating leases for one to twenty-six year terms. Future minimum rental payments required under nonconcealable leases at December 31, 1996 are as follows:



Year ending December 31:
1997........................................................................   $  929,765
1998........................................................................      687,431
1999........................................................................      387,120
2000........................................................................      387,120
2001........................................................................      387,120
Thereafter..................................................................    4,994,184
Total.......................................................................   $7,772,740



     Rent expense under these noncancelable leases amounted to $458,999 and $740,187 during 1995 and 1996, respectively.


6. FINANCING ARRANGEMENTS


     Notes payable-other consists of a demand note to a bank and advances principally from a stockholder. The stockholder advances are restricted to investment in a cash management fund sponsored by finance companies. Other current assets at December 31, 1995 and 1996 include $797,000 and $1,041,000, respectively, of restricted cash in the cash management fund.


     Notes payable-other consist of the following:


                                                                               DECEMBER 31,           JUNE 30,
                                                                            1995          1996          1997
                                                                                                     (UNAUDITED)
Unsecured stockholder advances restricted for investment -- due on
  demand, interest ranging from 8.5% to 9.25%.........................   $  552,000    $1,041,000    $ 1,580,000
Other unsecured non-interest bearing stockholder advances due on
  demand..............................................................    1,218,025     2,215,407      2,104,869
Notes payable -- other................................................   $1,770,025    $3,256,407    $ 3,684,869



     Long-term debt consists of the following:



                                                                               DECEMBER 31,           JUNE 30,
                                                                            1995          1996          1997
                                                                                                     (UNAUDITED)
Mortgage note payable on land and building with a carrying value of
  $2,302,487, interest payable at 8.9%, due June 1, 2001..............   $       --    $1,799,152    $ 1,767,753
Note payable due to stockholder, interest payable at 9.5%, due
  December 31, 2001...................................................      564,000       564,000        564,000
Note payable related to purchase of dealership, due February 28,
  1999................................................................           --            --        333,333
Notes payable for equipment with a carrying value of $76,608, interest payable ranging from 9.6% to 11.18%, payable in full November 15,
  1997................................................................      109,380        76,199         45,332
Note payable on company owned vehicles, with a carrying value of
  approximately $20,253, bearing interest at 9.5%.....................      298,861        20,253             --
Note payable to an unrelated car dealership, due December 3, 1999.....       60,000        45,000         45,000
Note payable -- other.................................................           --         5,678          4,415
                                                                          1,032,241     2,510,282      2,759,833
Less current maturities...............................................     (363,851)     (285,469)      (427,557)
Long-term debt........................................................   $  668,390    $2,224,813    $ 2,332,276

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES


              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED


6. FINANCING ARRANGEMENTS -- Continued
     Future maturities of the above debt at December 31, 1996 are as follows:


Year ending December 31:
1997........................................................................   $  285,469
1998........................................................................      259,650
1999........................................................................      372,930
2000........................................................................       89,829
2001........................................................................    1,502,403
Total.......................................................................   $2,510,281


7. RELATED PARTIES


     The Company operates certain dealerships at facilities leased from affiliated companies. The leases are classified as operating leases. Future minimum rent payments are $483,390 in 1997, $387,390 annually through 2001 and $4,994,184 thereafter. Rent expense in 1995 and 1996 for these leases amounted to $315,390 and $441,390, respectively.



     The Company has made non-interest bearing advances to stockholders totaling $403,415, which was outstanding as of December 31, 1995 and 1996 and June 30, 1997, respectively. Since no specific repayment terms exist, and Company management believes that it is possible these amounts will be cancelled in the future pursuant to stockholder distributions, these amounts are reflected as a reduction from stockholders' equity in the accompanying combined balance sheets.



     The Company also made advances to stockholders totaling $459,818, which primarily relates to the purchase of real estate and the construction of a facility owned by an entity affiliated through common ownership. This amount is included in other current assets, as it is the opinion of Company management that this amount will be collected in full by December 31, 1997.



     The Company purchases advertising services from an entity affiliated through common ownership. Advertising expenses from services received from this entity included in the accompanying statements of operations for the years ended December 31, 1995 and 1996 was $422,777 and $412,982, respectively.



     The Company sells extended warranty contracts to customers related to vehicle sales through warranty contracts procured from an entity affiliated through common ownership. Total premiums paid to this affiliated entity for these contracts totaled $389,620 and $453,850 for the years ended December 31, 1995 and 1996, respectively.



     The Company purchases products and services from an entity affiliated through common ownership relative to automobile etching and automobile pack products sold to customers. Total products and services purchased for the years ended December 31, 1995 and 1996 was $69,733 and $97,164 respectively.



     For the year ended December 31, 1996, the Company paid $23,760 for services provided to an automobile auction entity which is related through common ownership.

                               BOWERS DEALERSHIPS
                            AND AFFILIATED COMPANIES


              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED



8. EQUITY



     During 1997, an entity affiliated through common ownership began paying the salaries of certain executive officers and other selling, general and administrative expenses relating to the Company. The affiliated company charged the Company management fees during the six months ended June 30, 1997 totaling $864,000 for the reimbursement of amounts paid by the affiliate on behalf of the Company.


     The capital structure of the entities included in the combined financial statements of the Company at December 31, 1995 is as follows:


                                                                             COMMON STOCK
                                                                                     SHARES                     RETAINED EARNINGS
                                                            PAR        SHARES      ISSUED AND                   AND MEMBERS' AND
                                                           VALUE     AUTHORIZED    OUTSTANDING      AMOUNT      PARTNERS' EQUITY
Cleveland Village Imports, Inc..........................   No par         2,000        2,000      $  300,000       $   552,817
Nelson Bowers Ford, L.P.................................                                                  --           759,039
Cleveland Chrysler Plymouth Jeep Eagle, LLC.............                                                  --           562,328
Jaguar of Chattanooga, LLC..............................                                                  --         1,164,784
                                                                                                  $  300,000       $ 3,038,968


     The capital structure of the entities included in the combined financial statements of the Company at December 31, 1996 is as follows:


                                                                                                                RETAINED EARNINGS
                                                                             COMMON STOCK                              AND
                                                                                     SHARES                         PARTNERS'
                                                            PAR        SHARES      ISSUED AND                     AND MEMBERS'
                                                           VALUE     AUTHORIZED    OUTSTANDING      AMOUNT           EQUITY
Cleveland Village Imports, Inc..........................   No par         2,000        2,000      $  300,000       $   563,672
Nelson Bowers Ford, L.P.................................                                                  --           699,958
Cleveland Chrysler Plymouth Jeep Eagle, LLC.............                                                  --           417,300
Jaguar of Chattanooga, LLC..............................                                                  --         1,141,782
European Motors of Nashville, LLC.......................                                                  --         5,014,936
European Motors LLC.....................................                                                  --         3,148,353
                                                                                                  $  300,000       $10,986,001


9. EMPLOYEE BENEFIT PLANS

     In April 1997, the Company established a 401(k) plan, whereby substantially all of the employees of the company meeting certain service requirements are eligible to participate. Contributions by the Company to the plan were not significant in any period presented.

10. CONTINGENCIES

     The Company is involved in various legal proceedings. Management believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations and cash flows.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
LAKE NORMAN DODGE, INC.
Cornelius, North Carolina

     We have audited the accompanying combined balance sheet of Lake Norman Dodge, Inc. and Affiliated Companies (the "Company"), which are under common ownership and management, as of December 31, 1996, and the related combined statements of income, stockholders' equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Lake Norman Dodge, Inc. and Affiliated Companies as of December 31, 1996, and the combined results of their operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Charlotte, North Carolina


August 7, 1997
(September 29, 1997 as to Note 1)

                LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES

                            COMBINED BALANCE SHEETS

                      DECEMBER 31, 1996 AND JUNE 30, 1997


                                                                                                   DECEMBER
                                                                                                      31,         JUNE 30,
                                                                                                     1996           1997
                                                                                                                 (UNAUDITED)
ASSETS (NOTE 4)
CURRENT ASSETS:
  Cash and cash equivalents....................................................................   $ 3,491,358    $ 3,466,789
  Receivables..................................................................................     1,998,315      2,535,247
  Inventories (Note 2).........................................................................    23,603,843     22,778,488
  Prepaid expenses.............................................................................            --        243,870
     Total current assets......................................................................    29,093,516     29,024,394
PROPERTY AND EQUIPMENT, NET (Note 3)...........................................................       485,880        566,875
OTHER ASSETS (NOTE 6):
  Due from employees...........................................................................       281,497        302,628
  Due from related partnership.................................................................       159,554        159,554
     Total other assets........................................................................       441,051        462,182
TOTAL ASSETS...................................................................................   $30,020,447    $30,053,451
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable-floor plan (Note 2)............................................................   $25,957,314    $25,865,010
  Trade accounts payable.......................................................................     1,364,121      1,351,664
  Note payable to bank (Note 4)................................................................        68,168         27,644
  Other accrued liabilities....................................................................       765,620        472,485
  Current maturities of long-term debt.........................................................       142,857         71,429
     Total current liabilities.................................................................    28,298,080     27,788,232
LONG-TERM DEBT (Note 4)........................................................................       785,715        785,714
COMMITMENTS (Note 5)
STOCKHOLDERS' EQUITY:
  Common stock of combined companies...........................................................        75,000         75,000
  Paid-in capital..............................................................................       600,009        600,009
  Retained earnings............................................................................       261,643        804,496
     Total stockholders' equity................................................................       936,652      1,479,505
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................................   $30,020,447    $30,053,451


                  See notes to combined financial statements.

                LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES

                         COMBINED STATEMENTS OF INCOME

    YEAR ENDED DECEMBER 31, 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND 1997


                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                                                      1996           1996           1997
                                                                                                         (UNAUDITED)
REVENUES:
  Vehicle sales................................................................   $124,538,878    $55,071,168    $69,798,274
  Finance and insurance........................................................      3,617,296      1,773,355      1,949,987
  Parts and service............................................................      9,543,187      4,371,529      5,321,329
     Total revenues............................................................    137,699,361     61,216,052     77,069,590
COST OF SALES..................................................................    121,806,212     53,845,015     68,272,355
GROSS PROFIT...................................................................     15,893,149      7,371,037      8,797,235
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...................................     14,215,002      6,736,729      6,937,071
DEPRECIATION AND AMORTIZATION..................................................         88,987         37,414         46,900
OPERATING INCOME...............................................................      1,589,160        596,894      1,813,264
OTHER INCOME AND EXPENSE:
  Interest expense, floor plan.................................................      1,552,250        588,951      1,185,518
  Interest expense, other......................................................         49,540          2,880         67,647
  Other income.................................................................        257,747        113,277        176,322
     Total other expense.......................................................      1,344,043        478,554      1,076,843
NET INCOME.....................................................................   $    245,117    $   118,340    $   736,421
PRO FORMA INCOME TAX PROVISION
  (Note 1).....................................................................   $     97,213    $    46,934    $   292,138
PRO FORMA NET INCOME
  (Note 1).....................................................................   $    147,904    $    71,406    $   444,283


                  See notes to combined financial statements.

                LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

        YEAR ENDED DECEMBER 31, 1996 AND SIX MONTHS ENDED JUNE 30, 1997

                                                                                                                     TOTAL
                                                                     COMMON STOCK        PAID-IN     RETAINED    STOCKHOLDERS'
                                                                  SHARES      AMOUNT     CAPITAL     EARNINGS        EQUITY
BALANCE AT DECEMBER 31, 1995..................................          75    $75,000    $475,009    $728,963      $1,278,972
  Capital contribution........................................          --         --     125,000          --         125,000
  Net income..................................................          --         --          --     245,117         245,117
  Distributions to owners.....................................          --         --          --    (712,437)       (712,437)
BALANCE AT DECEMBER 31, 1996..................................          75     75,000     600,009     261,643         936,652
  Net income (unaudited)......................................          --         --          --     736,421         736,421
  Distributions to owners (unaudited).........................          --         --          --    (193,568)       (193,568)
BALANCE AT JUNE 30, 1997 (unaudited)..........................          75    $75,000    $600,009    $804,496      $1,479,505

                  See notes to combined financial statements.

                LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS


  YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997



                                                                                  YEAR ENDED        SIX MONTHS ENDED JUNE 30,
                                                                              DECEMBER 31, 1996        1996           1997
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................................      $    245,117       $   118,340    $   736,421
  Adjustments to reconcile net income to net cash provided by (used in)
     operating activities:
     Bad debts and repossessions...........................................            44,523                --          9,910
     Depreciation and amortization expense.................................            88,987            37,414         46,900
     Increase in LIFO reserve..............................................           169,316           177,898        324,486
     Changes in assets and liabilities that relate to operations:
       Increase in receivable..............................................          (533,128)         (417,366)      (546,842)
       Increase (decrease) in inventories..................................       (10,887,995)        1,039,475        500,867
       Increase (decrease) in prepaid expenses.............................            15,895          (271,689)      (243,870)
       (Increase) decrease in accounts payable.............................           109,802          (240,517)       (12,456)
       (Increase) decrease in notes payable floor plan.....................        13,226,616           547,291        (92,304)
       (Increase) decrease in other accrued liabilities....................           488,012         1,281,747       (293,135)
          Total adjustments................................................         2,722,028         2,154,253       (306,444)
          Net cash provided by operating activities........................         2,967,145         2,272,593        429,977
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......................................          (282,711)         (141,084)      (127,895)
  Advances to employees -- net.............................................           (86,179)          (87,558)       (21,131)
  Advances to related partnership -- net...................................          (159,553)               --             --
          Net cash used in investing activities............................          (528,443)         (228,642)      (149,026)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank note..................................................           100,000           100,000             --
  Payments on bank note....................................................           (69,331)          (30,214)       (40,524)
  Proceeds from long-term debt.............................................         1,000,000         1,000,000             --
  Payments on long-term debt...............................................           (71,429)               --        (71,428)
  Capital contribution.....................................................           125,000                --             --
  Distributions to owners..................................................          (712,437)         (540,205)      (193,568)
          Net cash provided by (used in) financing activities..............           371,803           529,581       (305,520)
NET INCREASE (DECREASE) IN CASH............................................         2,810,505         2,573,532        (24,569)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............................           680,853           680,853      3,491,358
CASH AND CASH EQUIVALENTS, END OF PERIOD...................................      $  3,491,358       $ 3,254,385    $ 3,466,789
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.................................      $  1,601,790       $   591,831    $ 1,253,165


                  See notes to combined financial statements.

                LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Lake Norman Dodge, Inc. and Affiliated Companies' (the "Company") operates two automobile dealerships in the Charlotte, North Carolina area. The Company sells new and used cars and light trucks, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance.

     The combined financial statements include the accounts of Lake Norman Dodge, Inc. ("LND") and its subsidiary, Lake Norman Chrysler-Plymouth-Jeep-Eagle, LLC ("LNCPJE") and certain proprietorships of Phil Gandy and Quinton Gandy. LND is 100% owned by Phil Gandy and Quinton Gandy. All significant intercompany balances and planned transactions have been eliminated in combination.


     The combined financial statements have been prepared in connection with a planned acquisition of the net assets of these entities by Sonic Automotive, Inc. ("Sonic"). In May 1997, the Company signed a definitive purchase agreement whereby its outstanding capital stock would be acquired by Sonic for $18,200,000. This acquisition was consummated on September 29, 1997, and is being done in contemplation of an anticipated public offering of common stock by Sonic in 1997.


     The accompanying combined financial statements reflect the financial position, results of operations, and cash flows of each of the above listed entities. The combination of these entities has been accounted for at historical cost in a manner similar to a pooling-of-interest because the entities are under common management and control. All material intercompany transactions have been eliminated.

     LNCPJE was organized on March 18, 1996, as a North Carolina limited liability company and commenced operations on July 1, 1996. The certain proprietorships of Phil Gandy and Quinton Gandy include commissions earned related to sales of extended warranty contracts through LND and LNCPJE, which were paid directly to Phil Gandy and Quinton Gandy at the option of LND and LNCPJE. Earned commissions relating to the sales of these contracts reflect a recurring transaction relating to the dealerships and therefore these proprietorships have been included in the accompanying combined financial statements.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institutions.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from manufacturers at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturers' unwillingness or inability to supply the dealership with an adequate supply of new car inventory.

     Each dealership operates under a dealer agreement with the manufacturer which generally restricts the location, management and ownership of the respective dealership. The ability of the Company to acquire additional franchises from a particular manufacturer may be limited due to certain restrictions imposed by manufacturers. Additionally, the Company's ability to enter into significant acquisitions may be restricted and the acquisition of the Company's stock by third parties may be limited by the terms of the franchise agreement.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases, and was $2,110,467 at December 31, 1996.

     INVENTORIES -- Inventories of new vehicles, including demonstrators, are valued at the lower of last-in, first-out ("LIFO") cost or market. Inventories of used vehicles are stated at the lower of first-in, first-out ("FIFO") cost or market, and parts and accessories are stated at the lower of specific cost or market.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using primarily accelerated methods. The range of estimated useful lives is as follows:

                                                                                 USEFUL LIVES
Parts and service equipment...................................................       5 years
Office equipment and fixtures.................................................     5-7 years
Company vehicles..............................................................       5 years

                LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued
Leasehold improvements are amortized over the lesser of the terms of their respective leases or the estimated useful lives of the related assets.

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     INCOME TAXES -- LND has elected to be treated as an S Corporation for federal and state income tax purposes, and LNCPJE is a limited liability company
(LLC). As such the stockholders and members, respectively, include their pro rata share of the Company's taxable income for the year in their individual income tax returns. The proprietorship income of Phil and Quinton Gandy combined herein is also included in their personal income tax returns. Accordingly, no provision for federal or state income taxes has been included in the accompanying combined statement of income.


     The pro forma provision for income taxes and the pro forma net income for the year ended December 31, 1996 and for the six months ended June 30, 1996 and 1997 reflect amounts that would have been recorded had the Company's income been taxed for federal and state purposes as if it was a C Corporation.


     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. At times, amounts invested with financial institutions may exceed FDIC insurance limits.

     Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is reduced by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Charlotte, North Carolina metropolitan area.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     ADVERTISING COSTS -- The Company expenses all costs of advertising when incurred. Advertising costs of $1,828,534 are included in operating expenses for 1996.

     INTERIM FINANCIAL INFORMATION -- The accompanying unaudited financial information for the six months ended June 30, 1997 has been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

     The combined statement of income for the year ended December 31, 1996 includes expenses approximating $1,200,000 for discretionary bonuses to stockholders determined at year end. Of this amount approximately $565,000 was incurred through June 30, 1996. Given the planned acquisition by Sonic, it is uncertain if a similar discretionary bonus will be awarded in 1997. As such, no bonus has been accrued through June 30, 1997.

2. INVENTORIES AND RELATED NOTES PAYABLE -- FLOORPLAN


     Inventories consist of the following:


                                                                                                  DECEMBER 31,     JUNE 30,
                                                                                                      1996           1997
                                                                                                                  (UNAUDITED)
New vehicles...................................................................................   $ 16,617,268    $18,626,219
Used vehicles..................................................................................      6,437,598      3,720,437
Parts and accessories..........................................................................        548,977        431,832
Total..........................................................................................   $ 23,603,843    $22,778,488

     Had the Company used the FIFO method of valuing new vehicle inventory, inventories would have been $1,564,142 higher and net income would have been $414,432 as of and for the year ended December 31, 1996.

                LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES

     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $25,957,314 at December 31, 1996. The floor plan notes bear interest, payable monthly on the outstanding balance, at the prime rate plus 0.5% (8.75% at December 31, 1996). Total floor plan interest expense amounted to $1,552,250 in 1996. The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying balance sheet.

3. PROPERTY AND EQUIPMENT


     Property and equipment is comprised of the following:



                                                                            DECEMBER 31,     JUNE 30,
                                                                                1996           1997
                                                                                            (UNAUDITED)
Service equipment........................................................    $  309,944     $  373,652
Parts and accessory equipment............................................        35,480         38,876
Vehicles.................................................................        11,809         53,898
Furniture and fixtures...................................................       212,155        278,479
Leasehold improvements...................................................       460,097        497,345
                                                                              1,029,485      1,242,250
Less accumulated depreciation............................................      (543,605)      (675,375)
Property and equipment, net..............................................    $  485,880     $  566,875


4. NOTE PAYABLE TO BANK AND LONG-TERM DEBT

     The note payable with a balance of $68,168 at December 31, 1996 is due in monthly installments of $7,172, including interest at 8.25%, through October, 1997. The note is collateralized by modular buildings used in Company operations.

     In July, 1996, the Company borrowed $1,000,000 from Chrysler Financial Corporation. Payments of $11,905 plus interest at prime plus .5% (8.75% at December 31, 1996) are due monthly, through July, 2003. The loan is collateralized by a security interest in all assets of LNCPJE. Principal is due as follows:


Year ending December 31:
1997..........................................................................   $142,857
1998..........................................................................    142,857
1999..........................................................................    142,857
2000..........................................................................    142,857
2001..........................................................................    142,857
2002..........................................................................    142,857
Thereafter....................................................................     71,430
                                                                                  928,572
Less current maturities.......................................................    142,857
Long-term debt................................................................   $785,715


5. OPERATING LEASES

     The Company leases its operating facilities from its shareholders under three separate leases expiring March, 2000 and June, 2001. Monthly payments under these leases at December 31, 1996, total $83,000. One of these leases has an option for renewal for two additional five year terms. The Company pays all operating costs such as utilities, repairs, maintenance and insurance relating to these facilities. Total payments made to related parties under these leases in 1996 were $786,000 exclusive of operating costs.

                LAKE NORMAN DODGE, INC. AND AFFILIATED COMPANIES

     At December 31, 1996 future minimum rental payments under these operating leases are as follows:

YEAR
1997........................................................................   $  996,000
1998........................................................................      996,000
1999........................................................................      996,000
2000........................................................................      564,000
2001........................................................................      210,000
       Total................................................................   $3,762,000

     The Company leases automobiles through Chrysler Finance under twenty-four and thirty-six month agreements expiring at various dates. The Company pays monthly rental of varying amounts. In addition, the Company pays all operating costs, including insurance, repairs, and maintenance. Payments under automobile leases were $170,800 in 1996.

     At December 31, 1996, minimum future lease payments under these leases are as follows:

1997..........................................................................   $216,000
1998..........................................................................     81,000
       Total..................................................................   $297,000

6. RELATED PARTIES

     DUE FROM RELATED PARTIES -- Due from employees includes $219,878 due from shareholders. These amounts bear interest at the prevailing U. S. Treasury rates for short-term debt, are noncollateralized and have no specific repayment terms.

     Amounts due from related partnership are noninterest bearing, noncollateralized and have no specific repayment terms.

7. EMPLOYEE SAVINGS PLAN

     The Company operates a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees to defer a portion of their income on a pre-tax basis through plan contributions. The Company makes matching contributions up to 2% of employee salary. Company contributions to the plan in 1996 totaled $56,800. The Company also paid plan expenses of $1,312.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
KEN MARKS FORD, INC.
Clearwater, Florida

  We have audited the accompanying balance sheet of Ken Marks Ford, Inc. (the "Company") as of April 30, 1997, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ken Marks Ford, Inc. as of April 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Charlotte, North Carolina

August 26, 1997

                              KEN MARKS FORD, INC.


                                 BALANCE SHEETS



                        APRIL 30, 1997 AND JULY 31, 1997



                                                                                                   APRIL 30,      JULY 31,
                                                                                                     1997           1997
                                                                                                                 (UNAUDITED)
ASSETS (NOTE 4)
CURRENT ASSETS:
  Cash and cash equivalents....................................................................   $ 2,504,102    $ 2,937,429
  Receivables..................................................................................     2,374,483      1,558,416
  Inventories (Note 2).........................................................................    11,216,499     11,809,574
  Prepaid expenses and other current assets....................................................       529,633        265,122
  Deferred income taxes (Note 5)...............................................................        91,742         91,742
     TOTAL CURRENT ASSETS......................................................................    16,716,459     16,662,283
PROPERTY AND EQUIPMENT (Note 3)................................................................       470,738        530,257
OTHER ASSETS...................................................................................        14,000         14,000
TOTAL ASSETS...................................................................................   $17,201,197    $17,206,540
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable -- floor plan (Note 2).........................................................   $12,557,574    $12,720,185
  Trade accounts payable.......................................................................       678,252        691,537
  Accrued payroll and bonuses..................................................................       836,425        718,767
  Other accrued liabilities (Note 7)...........................................................       777,388        541,500
  Allowance for insurance, service contract and finance income chargebacks.....................       224,544        224,544
  Income tax payable (Note 5)..................................................................        15,161              0
     TOTAL CURRENT LIABILITIES.................................................................    15,089,344     14,896,533
DEFERRED INCOME TAXES (Note 5).................................................................        17,705         17,705
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value, 500 shares authorized and issued..............................           500            500
  Paid-in capital..............................................................................       423,800        423,800
  Retained earnings............................................................................     1,669,848      1,868,002
     Total stockholders' equity................................................................     2,094,148      2,292,302
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................................   $17,201,197    $17,206,540


                       See notes to financial statements.

                              KEN MARKS FORD, INC.


                              STATEMENTS OF INCOME



    YEAR ENDED APRIL 30, 1997 AND THREE MONTHS ENDED JULY 31, 1996 AND 1997



                                                                                   YEAR ENDED      THREE MONTHS ENDED JULY
                                                                                   APRIL 30,                 31,
                                                                                      1997           1996           1997
                                                                                                         (UNAUDITED)
REVENUES:
  Vehicle sales................................................................   $130,045,246    $33,823,641    $33,167,639
  Parts, service and collision repairs.........................................     13,116,124      3,660,782      2,930,561
  Finance and insurance........................................................      2,188,071        596,854        529,109
     Total revenues............................................................    145,349,441     38,081,277     36,627,309
COST OF SALES..................................................................    126,870,910     33,111,680     32,195,397
GROSS PROFIT...................................................................     18,478,531      4,969,597      4,431,912
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 7)..........................     15,743,940      4,034,940      3,644,179
DEPRECIATION AND AMORTIZATION..................................................        100,771         20,846         20,302
OPERATING INCOME...............................................................      2,633,820        913,811        767,431
OTHER INCOME AND EXPENSE:
  Interest expense, floor plan (Note 2)........................................      2,008,468        480,132        485,358
  Other income.................................................................        140,916         16,189         40,654
     Total other income and expense............................................      1,867,552        463,943        444,704
INCOME BEFORE INCOME TAXES.....................................................        766,268        449,868        322,727
PROVISION FOR INCOME TAXES (Note 5)............................................        295,988        173,649        124,573
NET INCOME.....................................................................   $    470,280    $   276,219    $   198,154


                       See notes to financial statements.

                              KEN MARKS FORD, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY



         YEAR ENDED APRIL 30, 1997 AND THREE MONTHS ENDED JULY 31, 1997



                                                                                                                     TOTAL
                                                                             COMMON    PAID-IN      RETAINED     STOCKHOLDERS'
                                                                             STOCK     CAPITAL      EARNINGS        EQUITY
BALANCE
  APRIL 30, 1996..........................................................    $ 500    $423,800    $1,219,568     $  1,643,868
  Dividends...............................................................       --          --       (20,000)         (20,000)
  Net income..............................................................       --          --       470,280          470,280
BALANCE
  APRIL 30, 1997..........................................................    $ 500    $423,800    $1,669,848     $  2,094,148
  Net income (unaudited)..................................................       --          --       198,154          198,154
BALANCE
  JULY 31, 1997 (unaudited)...............................................    $ 500    $423,800    $1,868,002     $  2,292,302


                       See notes to financial statements.

                              KEN MARKS FORD, INC.


                            STATEMENTS OF CASH FLOWS



                YEAR ENDED APRIL 30, 1997 AND THREE MONTHS ENDED
                             JULY 31, 1996 AND 1997


                                                                                     YEAR ENDED      THREE MONTHS ENDED JULY 31,
                                                                                   APRIL 30, 1997               1996
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................................    $    470,280             $   276,219
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..............................................         100,771                  20,846
     Deferred income taxes......................................................          13,763                   6,600
     Loss on disposal of property and equipment.................................          45,192                      --
     Change in operating assets and liabilities:
       (Increase) decrease in accounts receivable...............................      (1,033,143)                323,213
       (Increase) decrease in inventories.......................................       5,197,288               1,129,058
       (Increase) decrease in prepaid expenses..................................         429,467                (595,810)
       Decrease in due from related parties.....................................         134,141                      --
       Increase (decrease) in notes payable, floor plan.........................      (3,401,971)               (663,355)
       Increase in trade accounts payable.......................................         322,319                 219,902
       Decrease in accrued payroll and bonuses..................................        (284,875)               (400,442)
       Increase (decrease) in accrued expenses and other payables...............        (848,544)                484,719
       Decrease in allowance for insurance, service contract and finance income
          chargebacks...........................................................         (85,107)                     --
       Increase (decrease) in income tax payable................................         (39,839)                112,049
          Total adjustments.....................................................         549,462                 636,780
     Net cash provided by operating activities..................................       1,019,742                 912,999
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........................................        (183,674)                 (5,060)
     Net cash used in investing activities......................................        (183,674)                 (5,060)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid to stockholders................................................         (20,000)                     --
     Net cash used in financing activities......................................         (20,000)                     --
NET INCREASE IN CASH............................................................         816,068                 907,939
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR....................................       1,688,034               1,688,034
CASH AND CASH EQUIVALENTS, END OF YEAR..........................................    $  2,504,102             $ 2,595,973
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...................................................................    $  2,008,468             $   480,132
     Income taxes...............................................................    $    322,064             $    55,000


                                                                                             1997


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................................          $   198,154

  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..............................................               20,302

     Deferred income taxes......................................................                   --

     Loss on disposal of property and equipment.................................                   --

     Change in operating assets and liabilities:
       (Increase) decrease in accounts receivable...............................              816,067

       (Increase) decrease in inventories.......................................             (593,075)

       (Increase) decrease in prepaid expenses..................................              264,511

       Decrease in due from related parties.....................................                   --

       Increase (decrease) in notes payable, floor plan.........................              162,611

       Increase in trade accounts payable.......................................               13,285

       Decrease in accrued payroll and bonuses..................................             (117,658)

       Increase (decrease) in accrued expenses and other payables...............             (235,888)

       Decrease in allowance for insurance, service contract and finance income
          chargebacks...........................................................                   --

       Increase (decrease) in income tax payable................................              (15,161)

          Total adjustments.....................................................              314,994

     Net cash provided by operating activities..................................              513,148

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........................................              (79,821)

     Net cash used in investing activities......................................              (79,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid to stockholders................................................                   --

     Net cash used in financing activities......................................                   --

NET INCREASE IN CASH............................................................              433,327

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR....................................            2,504,102

CASH AND CASH EQUIVALENTS, END OF YEAR..........................................          $ 2,937,429

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...................................................................          $   485,358

     Income taxes...............................................................          $   144,000



                       See notes to financial statements.

                              KEN MARKS FORD, INC.


                         NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Ken Marks Ford, Inc. (the "Company") operates an automobile dealership in the Tampa-Clearwater areas in Florida. The Company sells new and used cars, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance.

     In July 1997, the Company signed a definitive purchase agreement whereby its outstanding capital stock would be acquired by Sonic Automotive, Inc. for $24,982,500. This acquisition is to be effective prior to the completion of an anticipated public offering of common stock by Sonic Automotive, Inc. in 1997.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from manufacturers at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new car inventory. Each dealership operates under a dealer agreement with the manufacturer. These agreements generally restrict the location, management and ownership of the respective dealership.


     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases, and was approximately $628,000 at April 30, 1997.


     INVENTORIES -- Inventories of new vehicles, including demonstrators, are valued at the lower of last-in, first-out ("LIFO") cost or market. Inventories of parts and accessories are valued on a LIFO basis using the Current Year Parts Price Index. Inventories of used vehicles are valued on a specific identification basis.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost.

     Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The range of estimated useful lives is as follows:

                                                                                           USEFUL LIVES
Leasehold improvements..................................................................    18-31 years
Machinery and equipment.................................................................      5-7 years
Furniture and fixtures..................................................................      5-7 years

     INCOME TAXES -- Deferred income tax assets and liabilities are determined based on the difference between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. At times, amounts invested with financial institutions may exceed FDIC insurance limits.

     Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is reduced by the large number of customers comprising the trade receivables balance. Trade receivables are concentrated in the Tampa-Clearwater metropolitan area.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                              KEN MARKS FORD, INC.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- Continued

     Advertising -- The Company expenses advertising costs in the period incurred. Advertising expenses approximated $991,000 for the year ended April 30, 1997.


2. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN

     Inventories consist of the following:


                                                                           APRIL 30,      JULY 31,
                                                                             1997           1997
                                                                                         (UNAUDITED)
New vehicles...........................................................   $ 8,477,840    $ 9,270,932
Used vehicles..........................................................     2,341,929      2,193,166
Parts and accessories..................................................       396,730        345,476
Total..................................................................   $11,216,499    $11,809,574


     At April 30, 1997, the excess of current replacement cost over the stated LIFO valuation of new vehicles, parts and accessories amounts to $2,749,237.

     Had the Company used the FIFO method of valuing new vehicle, parts and accessories inventory, pretax earnings would have been $949,454 for the year ended April 30, 1997.

     All new vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $12,557,574 at April 30, 1997. The floor plan notes bear interest, payable monthly on the outstanding balance, at the prime rate plus 1% (9.5% at April 30, 1997). Total floor plan interest expense amounted to $2,008,468 during the year ended April 30, 1997. The notes payable become due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying balance sheet.

     Certain inventory items collateralize the revolving line of credit described in Note 4. All new vehicles and demonstrators and substantially all parts and accessories are purchased from Ford Motor Company.

3. PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:


                                                                             APRIL 30,      JULY 31,
                                                                                1997          1997
                                                                                           (UNAUDITED)
Parts and service equipment...............................................   $  333,063    $  340,284
Furniture and fixtures....................................................      400,152       409,991
Leasehold improvements....................................................      481,815       544,576
                                                                              1,215,030     1,294,851
Less accumulated depreciation.............................................     (744,292)     (764,594)
Property and equipment, net...............................................   $  470,738    $  530,257


4. FINANCING ARRANGEMENT

     The Company has a revolving line of credit with Ford Motor Credit Corporation in the amount of $2,500,000. At April 30, 1997, no amount was outstanding relating to this line of credit, which is collateralized by personal guarantees from the stockholders and the net assets of the Company.

                              KEN MARKS FORD, INC.

5. INCOME TAXES

     The provision for income taxes consists of the following:

                                                                                             APRIL 30,
                                                                                               1997
Current taxes.............................................................................   $ 282,225
Deferred taxes............................................................................      13,763
Provision for income taxes................................................................   $ 295,988

     Deferred income tax assets and liabilities consist of the following:

                                                                                              APRIL 30,
                                                                                                1997
Deferred tax asset -- current, primarily from differences relating to finance and insurance
  reserves and allowance for bad debts.....................................................    $ 91,742
Deferred tax liability -- long-term, primarily from differences relating to depreciation...     (17,705)
Net deferred tax asset.....................................................................    $ 74,037

6. COMMITMENTS AND CONTINGENCIES

     Ford Motor Company (FMC) owns vehicles which are used as short-term rentals for which the Company pays FMC monthly fees. A portion of the fees are applied against the purchase price the Company must pay for the vehicles when they are no longer used for rental. The contingent liability to FMC to purchase the vehicles under this program was approximately $1,771,000 at April 30, 1997.

     The Company is a defendant in various legal proceedings incurred in the normal course of business. Management believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future operations and cashflows.

7. RELATED PARTY TRANSACTIONS

     The Company leases its operating facility from a corporation which is owned by the Company's stockholders. The lease is currently on a month-to-month basis. Rent charged to expense under this lease was $359,630 for the year ended April 30, 1997. In addition, management fees of $675,000 for the year ended April 30, 1997 were paid by the Company to the above corporation and are included in selling, general and administrative expenses. In addition, related party payables of $270,000 were included in other accrued liabilities at April 30, 1997.

     NO DEALER, SALESPERSON, OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                        PAGE
Prospectus Summary...................................      3
The Offering.........................................      6
Summary Historical and Pro Forma Combined and
  Consolidated Financial Data........................      7
Risk Factors.........................................      9
The Reorganization...................................     18
The Acquisitions.....................................     18
Use of Proceeds......................................     21
Dividend Policy......................................     21
Capitalization.......................................     22
Dilution.............................................     23
Selected Combined And Consolidated Financial Data....     24
Pro Forma Combined and Consolidated Financial Data...     26
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................     34
Business.............................................     41
Management...........................................     56
Certain Transactions.................................     62
Principal Stockholders...............................     66
Description of Capital Stock.........................     66
Shares Eligible for Future Sale......................     70
Underwriting.........................................     71
Legal Matters........................................     72
Experts..............................................     73
Additional Information...............................     73
Index to Financial Statements........................    F-1


     UNTIL     , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     SHARES

                           (Sonic logo appears here)


                             SONIC AUTOMOTIVE, INC.
                              CLASS A COMMON STOCK

                                   PROSPECTUS

                              MERRILL LYNCH & CO.

                             MONTGOMERY SECURITIES

                           WHEAT FIRST BUTCHER SINGER

                                          , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All the amounts shown are estimates, except for the registration fee with the Securities and Exchange Commission, the NASD filing fee and the NYSE fees.

SEC Registration fee......................................................................   $ 31,516
NASD filing fee...........................................................................     10,900
NYSE fees.................................................................................
Transfer agent and registrar fees.........................................................
Accounting fees and expenses..............................................................
Legal fees and expenses...................................................................
"Blue Sky" fees and expenses (including legal fees).......................................
Costs of printing and engraving...........................................................
Miscellaneous.............................................................................
Total.....................................................................................   $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Registrant's Amended and Restated Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for reach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provisions shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company intends to obtain, prior to the effective date of the Registration Statement, insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

     Section 7 of the Underwriting Agreement (to be filed as Exhibit 1.1 to this Registration Statement) provides that the Underwriters severally and not jointly will indemnify and hold harmless the Registrant and each director, officer or controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement or Prospectus based upon information furnished to the Registrant by the Underwriters for use therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Except as hereinafter set forth, there have been no sales of unregistered securities by the Registrant within the past there years.

     As of January 30, 1997, as part of the original organization of the Company, the Registrant issued to Sonic Financial Corporation 100 shares of Common Stock of the Company (the "Original Shares") in exchange for $500 in cash.

     As of June 30, 1997, as part of the Reorganization, the Registrant issued to (i) its Chief Executive Officer, Bruton Smith, 1,657 shares of the Registrant's Class B Common Stock in exchange for all his interests in Town & Country Toyota and Fort Mill Ford, (ii) Sonic Financial Corporation 7,105 shares of its Class B Common Stock in exchange for all its interests in the Original Shares, Town & Country Ford, Fort Mill Ford, Lone Star Ford and Frontier Plymouth-Oldsmobile-Cadillac, (iii) William S. Egan 473 shares of its Class B Common Stock in exchange for all his interest in Town & Country Toyota, and (iv) Bryan Scott Smith 765 shares of its Class B Common Stock in exchange for all his interests in Town & Country Ford and Fort Mill Ford. Also, in connection with the Dyer Acquisition, the Company will issue the Dyer Warrant. In each such transaction, the securities were not or will not be registered under the Securities Act, in reliance upon the exemption from registration provided by
Section 4(2) of said Act in view of the sophistication of the foregoing purchasers, their access to material information, the disclosures actually made to them by the Registrant and the absence of any general solicitation or advertising.

     On or before the consummation of the Offering, the Registrant will issue to nine of its officers and employees, pursuant to the Registrant's Stock Option
Plan, options to purchase       shares of Class A Common Stock in the aggregate.
Such securities will not be registered under the Securities Act because such grants will be made without consideration to the Registrant and, consequently, do not constitute offers or sales within the meaning of Section 5 of the Securities Act.

ITEM 16. EXHIBITS.


EXHIBIT NO.                                                  DESCRIPTION
     1.1**    Form of Purchase Agreement
     3.1*     Amended and Restated Certificate of Incorporation of the Company
     3.2*     Bylaws of the Company
     4.1**    Form of Class A Common Stock Certificate
     4.2*     Registration Rights Agreement dated as of June 30, 1997 among the Company, O. Bruton Smith, Bryan Scott
              Smith, William S. Egan and Sonic Financial Corporation
     5.1**    Opinion letter of Parker, Poe, Adams & Bernstein, L.L.P. regarding the legality of the securities to be registered
    10.1*     Form of Lease Agreement to be entered into between the Company (or its subsidiaries) and Nelson E. Bowers,
              II or his affiliates
    10.2*     Form of Lease Agreement to be entered into between the Company (or its subsidiaries) and Marks Holding
              Company, Inc.
    10.3*     Lease Agreement dated as of January 1, 1995 between Lone Star Ford, Inc. and Viking Investment Associates
    10.4*     Lease Agreement dated as of October 23, 1979 between O. Bruton Smith, Bonnie Smith and Town and Country
              Ford, Inc.
    10.5*     North Carolina Warranty Deed dated as of April 24, 1987 between O. Bruton Smith and Bonnie Smith, as
              Grantors and STC Properties, as Grantee
    10.6*     Lease dated January 13, 1995 between JAG Properties LLC and Jaguar of Chattanooga LLC
    10.7*     Lease dated October 18, 1991 by and between Nelson E. Bowers II, Thomas M. Green, Jr., and Infiniti of
              Chattanooga, Inc.
    10.8*     Amendment to Lease Agreement dated as of January 13, 1995 among Nelson E. Bowers II, Thomas M. Green, Jr.,
              JAG Properties LLC and Infiniti of Chattanooga, Inc.
    10.9*     Lease dated March 15, 1996 between Cleveland Properties LLC and Cleveland Chrysler-Plymouth-Jeep-Eagle LLC
   10.10*     Lease Agreement dated January 2, 1993 among Nelson E. Bowers II, Thomas M. Green, Jr. and Cleveland
              Village Imports, Inc.
   10.11*     Ford Motor Credit Company Automotive Wholesale Plan Application for Wholesale Financing dated August 10,
              1972 by Lone Star Ford, Inc.
   10.12*     Ford Motor Credit Company Automotive Wholesale Plan Application for Wholesale Financing and Security
              Agreement dated August 22, 1984 by Town and Country Ford, Inc.
   10.13      Wholesale Floor Plan Security Agreement dated October 5, 1990 between Marcus David Corporation (d/b/a Town
              & Country Toyota) and World Omni Financial Corp.
   10.14*     Demand Promissory Note dated October 5, 1990 of Marcus David Corporation (d/b/a Town & Country Toyota) in
              favor of World Omni Financial Corp.
   10.15*     Security Agreement & Master Credit Agreement (Non-Chrysler Corporation Dealer) dated April 21, 1995 between Cleveland Chrysler-Plymouth-Jeep-Eagle LLC and Chrysler Credit Corporation
   10.15a*    Promissory Note dated April 21, 1995 in favor of Chrysler Credit Corporation by Cleveland Chrysler
              Plymouth Jeep Eagle, LLC

EXHIBIT NO.                                                  DESCRIPTION
   10.16*     Security Agreement & Master Credit Agreement dated April 21, 1995 between Saturn of Chattanooga, Inc. and
              Chrysler Credit Corporation
   10.16a*    Promissory Note dated April 21, 1995 in favor of Chrysler Credit Corporation by Saturn of Chattanooga,
              Inc.
   10.17*     Security Agreement & Master Credit Agreement (Non-Chrysler Corporation Dealer) dated April 24, 1995 between Nelson Bowers Ford, L.P. and Chrysler Credit Corporation
   10.17a*    Promissory Note dated April 21, 1995 in favor of Chrysler Credit Corporation by Nelson Bowers Ford L.P.
   10.18*     Floor Plan Agreement dated May 6, 1996 between European Motors, LLC and NationsBank, N.A.
   10.19*     Floor Plan Agreement dated April 11, 1996 between KIA of Chattanooga, LLC and NationsBank, N.A.
   10.19a*    Security Agreement dated April 11, 1996 between KIA of Chattanooga, LLC and NationsBank, N.A.
   10.20*     Floor Plan Agreement dated October 17, 1996 between European Motors of Nashville, LLC and NationsBank,
              N.A.
   10.20a*    Security Agreement dated October 17, 1996 between European Motors of Nashville, LLC and NationsBank, N.A.
   10.21*     Floor Plan Agreement dated March 5, 1997 between Nelson Bowers Dodge, LLC (d/b/a Dodge of Chattanooga) and
              NationsBank, N.A.
   10.22*     Security Agreement and Master Credit Agreement dated May 15, 1996 between Lake Norman Chrysler Plymouth
              Jeep Eagle, LLC and Chrysler Financial Corporation
   10.22a*    Promissory Note dated May 15, 1996 in favor of Chrysler Financial Corporation by Lake Norman Chrysler
              Plymouth Jeep Eagle, LLC
   10.23*     Security Agreement & Capital Loan Agreement dated May 15, 1996 between Lake Norman Dodge, Inc and Chrysler
              Financial Corp.
   10.23a*    Promissory Note dated May 15, 1996 in favor of Chrysler Financial Corporation by Lake Norman Dodge, Inc.
   10.23b*    Promissory Note dated May 15, 1996 in favor of Chrysler Financial Corporation by Lake Norman Dodge, Inc.
   10.24*     Security Agreement and Master Credit Agreement (Non-Chrysler Corporation Dealer) dated May 15, 1996 between Lake Norman Chrysler Plymouth Jeep Eagle, LLC and Chrysler Financial Corporation
   10.24a*    Promissory Note dated May 15, 1996 in favor of Chrysler Financial Corporation by Lake Norman Chrysler
              Plymouth Jeep Eagle, LLC
   10.25*     Floor Plan Agreement dated September 1, 1996 between NationsBank, N.A. and Dyer & Dyer, Inc.
   10.25a*    Security Agreement dated September 1, 1996 between NationsBank, N.A. and Dyer & Dyer, Inc.
   10.26*     Security Agreement and Master Credit Agreement (Non-Chrysler Corporation Dealer) dated April 21, 1995 between Cleveland Village Imports, Inc. (d/b/a Cleveland Village Honda, Inc.) and Chrysler Credit
              Corporation
   10.27*     Jaguar Credit Corporation Automotive Wholesale Plan Application for Wholesale Financing and Security
              Agreement dated March 14, 1995 by Jaguar of Chattanooga LLC
   10.28*     Assignment of Joint Venturer Interest in Chartown dated as of June 30, 1997 among Town and Country Ford,
              Inc., SMDA LLC and Sonic Financial Corporation
   10.29*     Form of Employment Agreement between the Company and O. Bruton Smith
   10.30*     Form of Employment Agreement between the Company and Bryan Scott Smith
   10.31*     Form of Employment Agreement between the Company and Theodore M. Wright
   10.32*     Form of Employment Agreement between the Company and Nelson E. Bowers, II
   10.33*     Tax Allocation Agreement dated as of June 30, 1997 between the Company and Sonic Financial Corporation
   10.34*     Form of Sonic Automotive, Inc. Stock Option Plan
   10.35*     Form of Sonic Automotive, Inc. Employee Stock Purchase Plan
   10.36*     Subscription Agreement dated as of June 30, 1997 between O. Bruton Smith and the Company
   10.37*     Subscription Agreement dated as of June 30, 1997 between Sonic Financial Corporation and the Company
   10.38*     Subscription Agreement dated as of June 30, 1997 between Bryan Scott Smith and the Company
   10.39*     Subscription Agreement dated as of June 30, 1997 between William S. Egan and the Company
   10.40*     Asset Purchase Agreement dated as of May 27, 1997 by and among Sonic Auto World, Inc., Lake Norman Dodge,
              Inc., Lake Norman Chrysler-Plymouth-Jeep-Eagle LLC, Quinton M. Gandy and Phil M. Gandy, Jr. (confidential portions omitted and filed separately with the SEC)

EXHIBIT NO.                                                  DESCRIPTION
   10.41*     Asset Purchase Agreement dated as of June 24, 1997 by and among Sonic Auto World, Inc., Kia of
              Chattanooga, LLC, European Motors of Nashville, LLC, European Motors, LLC, Jaguar of Chattanooga LLC,
              Cleveland Chrysler-Plymouth-Jeep-Eagle LLC, Nelson Bowers Dodge, LLC, Cleveland Village Imports, Inc.,
              Saturn of Chattanooga, Inc., Nelson Bowers Ford, L.P., Nelson E. Bowers II, Jeffrey C. Rachor, and the
              other shareholders named herein (confidential portions omitted and filed separately with the SEC)
   10.42*     Stock Purchase Agreement dated as of July 29, 1997 between Sonic Auto World, Inc. and Ken Marks, Jr., O.K.
              Marks, Sr. and Michael J. Marks (confidential portions omitted and filed separately with the SEC)
   10.43*     Asset Purchase Agreement dated as of August 1997 by and among Sonic Automotive, Inc., Dyer & Dyer, Inc.
              and Richard Dyer (confidential portions omitted and filed separately with the SEC)
   10.44*     Security Agreement and Master Credit Agreement dated April 21, 1995 between Cleveland Chrysler Plymouth
              Jeep Eagle and Chrysler Credit Corporation
   10.45      Promissory Noted dated as of August 28, 1997 by Sonic Automotive, Inc. in favor of NationsBank, N.A.
    21.1*     Subsidiaries of the Company
    23.1      Consent of Deloitte & Touche LLP
    23.2**    Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1 to this Registration Statement)
      24*     Power of Attorney (included on the signature page to this Registration Statement)
      27*     Financial Data Schedule
    99.1*     Consent of Nelson E. Bowers, II


 * Filed previously.

** To be furnished by Amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing or closings specified in the Purchase Agreement, certificates in such denominations and registered in such names as may be required by the Underwriters in order to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina on October 3, 1997.


                                         SONIC AUTOMOTIVE, INC.

                                         By: /s/        THEODORE M. WRIGHT
                                                    THEODORE M. WRIGHT
                                               VICE PRESIDENT, TREASURER AND
                                                  CHIEF FINANCIAL OFFICER


Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:



                      SIGNATURE                                            TITLE                             DATE

             /s/                        *               Chairman and Chief Executive Officer          October 3, 1997
                   O. BRUTON SMITH                        (principal executive officer)

             /s/                        *               President, Chief Operating Officer            October 3, 1997
                  BRYAN SCOTT SMITH                       and Director

          /s/             THEODORE M. WRIGHT            Vice President, Treasurer,                    October 3, 1997
                  THEODORE M. WRIGHT                      Chief Financial Officer
                                                          (principal financial and
                                                          accounting officer) and
                                                          Director

             /s/                        *               Director                                      October 3, 1997
                  WILLIAM R. BROOKS

        *By: /s/           THEODORE M. WRIGHT
                  THEODORE M. WRIGHT
            (ATTORNEY-IN-FACT FOR EACH OF
                THE PERSONS INDICATED)

                                 EXHIBIT INDEX


                                                                                                               SEQUENTIAL
EXHIBIT NO.                                            DESCRIPTION                                              PAGE NO.
     1.1**    Form of Purchase Agreement
     3.1*     Amended and Restated Certificate of Incorporation of the Company
     3.2*     Bylaws of the Company
     4.1**    Form of Class A Common Stock Certificate
     4.2*     Registration Rights Agreement dated as of June 30, 1997 among the Company, O. Bruton Smith,
              Bryan Scott Smith, William S. Egan and Sonic Financial Corporation
     5.1**    Opinion letter of Parker, Poe, Adams & Bernstein, L.L.P. regarding the legality of the securities to be registered
    10.1*     Form of Lease Agreement to be entered into between the Company (or its subsidiaries) and
              Nelson E. Bowers, II or his affiliates
    10.2*     Form of Lease Agreement to be entered into between the Company (or its subsidiaries) and Marks
              Holding Company, Inc.
    10.3*     Lease Agreement dated as of January 1, 1995 between Lone Star Ford, Inc. and Viking Investment
              Associates
    10.4*     Lease Agreement dated as of October 23, 1979 between O. Bruton Smith, Bonnie Smith and Town and Country Ford, Inc.
    10.5*     North Carolina Warranty Deed dated as of April 24, 1987 between O. Bruton Smith and Bonnie
              Smith, as Grantors and STC Properties, as Grantee
    10.6*     Lease dated January 13, 1995 between JAG Properties LLC and Jaguar of Chattanooga LLC
    10.7*     Lease dated October 18, 1991 by and between Nelson E. Bowers II, Thomas M. Green, Jr., and
              Infiniti of Chattanooga, Inc.
    10.8*     Amendment to Lease Agreement dated as of January 13, 1995 among Nelson E. Bowers II, Thomas M.
              Green, Jr., JAG Properties LLC and Infiniti of Chattanooga, Inc.
    10.9*     Lease dated March 15, 1996 between Cleveland Properties LLC and Cleveland Chrysler-
              Plymouth-Jeep-Eagle LLC
   10.10*     Lease Agreement dated January 2, 1993 among Nelson E. Bowers II, Thomas M. Green, Jr. and
              Cleveland Village Imports, Inc.
   10.11*     Ford Motor Credit Company Automotive Wholesale Plan Application for Wholesale Financing dated
              August 10, 1972 by Lone Star Ford, Inc.
   10.12*     Ford Motor Credit Company Automotive Wholesale Plan Application for Wholesale Financing and
              Security Agreement dated August 22, 1984 by Town and Country Ford, Inc.
   10.13      Wholesale Floor Plan Security Agreement dated October 5, 1990 between Marcus David Corporation
              (d/b/a Town & Country Toyota) and World Omni Financial Corp.
   10.14*     Demand Promissory Note dated October 5, 1990 of Marcus David Corporation (d/b/a Town & Country
              Toyota) in favor of World Omni Financial Corp.
   10.15*     Security Agreement & Master Credit Agreement (Non-Chrysler Corporation Dealer) dated April 21,
              1995 between Cleveland Chrysler-Plymouth-Jeep-Eagle LLC and Chrysler Credit Corporation
   10.15a*    Promissory Note dated April 21, 1995 in favor of Chrysler Credit Corporation by Cleveland
              Chrysler Plymouth Jeep Eagle, LLC
   10.16*     Security Agreement & Master Credit Agreement dated April 21, 1995 between Saturn of
              Chattanooga, Inc. and Chrysler Credit Corporation
   10.16a*    Promissory Note dated April 21, 1995 in favor of Chrysler Credit Corporation by Saturn of
              Chattanooga, Inc.
   10.17*     Security Agreement & Master Credit Agreement (Non-Chrysler Corporation Dealer) dated April 24,
              1995 between Nelson Bowers Ford, L.P. and Chrysler Credit Corporation
   10.17a*    Promissory Note dated April 21, 1995 in favor of Chrysler Credit Corporation by Nelson Bowers
              Ford L.P.
   10.18*     Floor Plan Agreement dated May 6, 1996 between European Motors, LLC and NationsBank, N.A.
   10.19*     Floor Plan Agreement dated April 11, 1996 between KIA of Chattanooga, LLC and NationsBank,
              N.A.
   10.19a*    Security Agreement dated April 11, 1996 between KIA of Chattanooga, LLC and NationsBank, N.A.
   10.20*     Floor Plan Agreement dated October 17, 1996 between European Motors of Nashville, LLC and
              NationsBank, N.A.

                                                                                                               SEQUENTIAL
EXHIBIT NO.                                            DESCRIPTION                                              PAGE NO.
   10.20a*    Security Agreement dated October 17, 1996 between European Motors of Nashville, LLC and
              NationsBank, N.A.
   10.21*     Floor Plan Agreement dated March 5, 1997 between Nelson Bowers Dodge, LLC (d/b/a Dodge of
              Chattanooga) and NationsBank, N.A.
   10.22*     Security Agreement and Master Credit Agreement dated May 15, 1996 between Lake Norman Chrysler
              Plymouth Jeep Eagle, LLC and Chrysler Financial Corporation
   10.22a*    Promissory Note dated May 15, 1996 in favor of Chrysler Financial Corporation by Lake Norman
              Chrysler Plymouth Jeep Eagle, LLC
   10.23*     Security Agreement & Capital Loan Agreement dated May 15, 1996 between Lake Norman Dodge, Inc and Chrysler Financial Corp.
   10.23a*    Promissory Note dated May 15, 1996 in favor of Chrysler Financial Corporation by Lake Norman
              Dodge, Inc.
   10.23b*    Promissory Note dated May 15, 1996 in favor of Chrysler Financial Corporation by Lake Norman
              Dodge, Inc.
   10.24*     Security Agreement and Master Credit Agreement (Non-Chrysler Corporation Dealer) dated May 15,
              1996 between Lake Norman Chrysler Plymouth Jeep Eagle, LLC and Chrysler Financial Corporation
   10.24a*    Promissory Note dated May 15, 1996 in favor of Chrysler Financial Corporation by Lake Norman
              Chrysler Plymouth Jeep Eagle, LLC
   10.25*     Floor Plan Agreement dated September 1, 1996 between NationsBank, N.A. and Dyer & Dyer, Inc.
   10.25a*    Security Agreement dated September 1, 1996 between NationsBank, N.A. and Dyer & Dyer, Inc.
   10.26*     Security Agreement and Master Credit Agreement (Non-Chrysler Corporation Dealer) dated April
              21, 1995 between Cleveland Village Imports, Inc. (d/b/a Cleveland Village Honda, Inc.) and
              Chrysler Credit Corporation
   10.27*     Jaguar Credit Corporation Automotive Wholesale Plan Application for Wholesale Financing and
              Security Agreement dated March 14, 1995 by Jaguar of Chattanooga LLC
   10.28*     Assignment of Joint Venturer Interest in Chartown dated as of June 30, 1997 among Town and
              Country Ford, Inc., SMDA LLC and Sonic Financial Corporation
   10.29*     Form of Employment Agreement between the Company and O. Bruton Smith
   10.30*     Form of Employment Agreement between the Company and Bryan Scott Smith
   10.31*     Form of Employment Agreement between the Company and Theodore M. Wright
   10.32*     Form of Employment Agreement between the Company and Nelson E. Bowers, II
   10.33*     Tax Allocation Agreement dated as of June 30, 1997 between the Company and Sonic Financial
              Corporation
   10.34*     Form of Sonic Automotive, Inc. Stock Option Plan
   10.35*     Form of Sonic Automotive, Inc. Employee Stock Purchase Plan
   10.36*     Subscription Agreement dated as of June 30, 1997 between O. Bruton Smith and the Company
   10.37*     Subscription Agreement dated as of June 30, 1997 between Sonic Financial Corporation and the
              Company
   10.38*     Subscription Agreement dated as of June 30, 1997 between Bryan Scott Smith and the Company
   10.39*     Subscription Agreement dated as of June 30, 1997 between William S. Egan and the Company
   10.40*     Asset Purchase Agreement dated as of May 27, 1997 by and among Sonic Auto World, Inc., Lake
              Norman Dodge, Inc., Lake Norman Chrysler-Plymouth-Jeep-Eagle LLC, Quinton M. Gandy and Phil M.
              Gandy, Jr. (confidential portions omitted and filed separately with the SEC)
   10.41*     Asset Purchase Agreement dated as of June 24, 1997 by and among Sonic Auto World, Inc., Kia of
              Chattanooga, LLC, European Motors of Nashville, LLC, European Motors, LLC, Jaguar of
              Chattanooga LLC, Cleveland Chrysler-Plymouth-Jeep-Eagle LLC, Nelson Bowers Dodge, LLC,
              Cleveland Village Imports, Inc., Saturn of Chattanooga, Inc., Nelson Bowers Ford, L.P., Nelson
              E. Bowers II, Jeffrey C. Rachor, and the other shareholders named herein (confidential portions omitted and filed separately with the SEC)
   10.42*     Stock Purchase Agreement dated as of July 29, 1997 between Sonic Auto World, Inc. and Ken
              Marks, Jr., O.K. Marks, Sr. and Michael J. Marks (confidential portions omitted and filed separately with the SEC)

                                                                                                               SEQUENTIAL
EXHIBIT NO.                                            DESCRIPTION                                              PAGE NO.
   10.43*     Asset Purchase Agreement dated as of August 1997 by and among Sonic Automotive, Inc., Dyer &
              Dyer, Inc. and Richard Dyer (confidential portions omitted and filed separately with the SEC)
   10.44*     Security Agreement and Master Credit Agreement dated April 21, 1995 between Cleveland Chrysler
              Plymouth Jeep Eagle and Chrysler Credit Corporation
   10.45      Promissory Noted dated as of August 28, 1997 by Sonic Automotive, Inc. in favor of
              NationsBank, N.A.
    21.1*     Subsidiaries of the Company
    23.1      Consent of Deloitte & Touche LLP
    23.2**    Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1 to this Registration
              Statement)
      24*     Power of Attorney (included on the signature page to this Registration Statement)
      27*     Financial Data Schedule
    99.1*     Consent of Nelson E. Bowers, II


 * Filed Previously

** To be furnished by Amendment.